As filed with the Securities and Exchange Commission on September 14, 1998
                             Registration No. 333-
------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM S-4
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                        First Washington Bancorp, Inc.
             (Exact name of registrant as specified in its charter)
     Washington                           6035                  91-1632900
--------------------          ----------------------------  ------------------
(State or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
of incorporation or           Classification Code Number)  Identification No.)
organization)
                                ---------------
                              10 S. First Avenue
                         Walla Walla, Washington 99362
                                (509) 527-3636
      (Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive office)

                                ---------------
                           John F. Breyer, Jr., Esq.
                             Aaron M. Kaslow, Esq.
                             Breyer & Aguggia LLP
                      1300 I Street, N.W., Suite 470 East
                           Washington, D.C.   20005
                                (202) 737-7900
      (Name and address, including ZIP code, and telephone number, including area code, of agent for service)

                                ---------------
                                with copies to:

                              Glen Garrison, Esq.
                                Keller Rohrback
                         1201 Third Avenue, Suite 3200
                          Seattle, Washington  90101
                                (206) 632-1900

                                ---------------
       Approximate date of commencement of proposed sale to the public:
             As soon as practicable after the effective date of this
                             Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding
      company and there is compliance with General Instruction G, check the
                              following box. [   ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
     Title of                      Proposed       Proposed         Amount
    Each Class       Amount        Maximum    Maximum Aggregate      of
  of Securities       to be     Offering Price   Offering        Registration
 Being Registered  Registered(1)  Per Unit(2)    Price(2)            Fee(2)
------------------------------------------------------------------------------
Common Stock, $.01
 par value           547,320        $10.58       $5,789,963       $1,708.04

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, issuable by First Washington Bancorp, Inc. ("FWWB") upon consummation of the acquisition of Whatcom State Bancorp, Inc. ("Whatcom") by FWWB. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(f)(2), the registration fee for the FWWB common stock is based on the book value of the Whatcom common stock, $1.00 par value per share, on June 30, 1998 ($5,789,963) and computed based on the estimated maximum number of such shares (713,493), including shares issuable upon the exercise of employee and director stock options, that may be exchanged for the securities being registered. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                                           , 1998



Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of Whatcom State Bancorp, Inc. ("Whatcom"), to be held at 1600 Cornwall Avenue, Bellingham, Washington, on ____________, ____________, 1998 at __:00 _.m.,
local time.

    The Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of June 15, 1998 (the "Merger Agreement") by and among First Washington Bancorp, Inc. ("FWWB"), First Savings Bank of Washington ("First Savings"), Whatcom and Whatcom State Bank. The Merger Agreement provides that Whatcom will be merged with FWWB and that, thereafter, Whatcom State Bank will be merged with First Savings. After the consummation of the transaction, Whatcom State Bank will operate as a division of First Savings.

    Upon consummation of the merger, each share of Whatcom common stock will be converted into the right to receive 0.7671 shares of FWWB common stock. The last reported sale price of FWWB common stock on the Nasdaq National Market (symbol: FWWB) on ____________, 1998 was $______ per share. You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger.

    The Board of Directors of Whatcom has unanimously approved the Merger Agreement and recommends that you vote FOR the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Whatcom common stock.

    It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a shareholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

    On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                             Sincerely,



                             Phillip V. Stephenson
                             President

                   WHATCOM STATE BANCORP, INC.
                      1600 Cornwall Avenue
                 Bellingham, Washington  98225
                         (360) 738-8090

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Whatcom State Bancorp, Inc. ("Whatcom") will be held at 1600 Cornwall Avenue, Bellingham, Washington, on ____________, ____________, 1998, at __:00 _.m.,
for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of June 15, 1998 (the "Merger Agreement") by and among First Washington Bancorp, Inc. ("FWWB"), First Savings Bank of Washington, Whatcom, and Whatcom State Bank pursuant to which Whatcom would merge into FWWB and each outstanding share of Whatcom common stock would be converted into the right to receive 0.7671 shares of FWWB common stock, all on and subject to the terms and conditions contained therein.

    2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

    Only those shareholders of record at the close of business on ____________, 1998 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Whatcom common stock is required for approval of the Merger Agreement.

    Whatcom shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Whatcom common stock under the applicable provisions of Washington law. In order to perfect dissenters' rights, Whatcom shareholders must send a notice to Whatcom before the Special Meeting on ____________, 1998 and must not vote in favor of the merger by proxy or otherwise. A copy of the applicable Washington statutory provisions regarding dissenters' rights is set forth in Appendix B to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights" beginning on page ___. Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

    The Board of Directors of Whatcom unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement.

Bellingham, Washington                 By Order of the Board of Directors
                       , 1998



                                       Marilyn Brink
                                       Secretary


Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you are a record shareholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                   WHATCOM STATE BANCORP, INC.
                         PROXY STATEMENT


                  FIRST WASHINGTON BANCORP, INC.
                            PROSPECTUS
               Up to 547,320 shares of Common Stock


    This Prospectus/Proxy Statement is being furnished by Whatcom State Bancorp, Inc. ("Whatcom") to the holders of Whatcom common stock, par value $1.00 per share ("Whatcom Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Whatcom (the "Whatcom Board") for use at a special meeting of Whatcom shareholders to be held on ____________, 1998, and at any adjournments or postponements thereof (the "Special Meeting").
This Prospectus/Proxy Statement is first being mailed to shareholders on or about ________, 1998.

    At the Special Meeting, shareholders of Whatcom will consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of June 15, 1998 (the "Merger Agreement"), by and among First Washington Bancorp, Inc. (formerly known as First Savings Bank of Washington Bancorp, Inc.) ("FWWB"), First Savings Bank of Washington ("First Savings"), Whatcom and Whatcom State Bank pursuant to which Whatcom would be merged with and into FWWB (the "Merger"). Upon consummation of the Merger, shareholders of Whatcom will receive 0.7671 shares of FWWB common stock, par value $.01 per share ("FWWB Common Stock"), in exchange for their shares of Whatcom Common Stock. For a more detailed description of the terms of the Merger, see "THE MERGER."

    The last reported sale price of FWWB Common Stock on the Nasdaq National Market (symbol: FWWB) on __________, 1998 was $_______ per share.

    FWWB has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 547,320 shares of FWWB Common Stock to be issued pursuant to the Merger Agreement. This Prospectus/Proxy Statement also constitutes the prospectus of FWWB filed as part of the Registration Statement.
                                   ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
                  STATEMENT.  ANY REPRESENTATION TO THE CONTRARY
                               IS A CRIMINAL OFFENSE.
                                    ----------------

         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS,
           OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                  ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

    This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Whatcom upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.

      The date of this Prospectus/Proxy Statement is _____________, 1998.

                             TABLE OF CONTENTS

                                                                      Page
Where You Can Find More Information                                    iii
Summary
Selected Historical Financial Data                                      4
Comparative Per Share Data                                              7
Comparative Market Price Data                                           8
The Special Meeting                                                     9
     Place, Time and Date                                               9
     Purpose                                                            9
     Record Date; Shares Entitled to Vote                               9
     Vote Required                                                      9
     Proxies                                                            9
The Merger                                                             10
     General                                                           10
     Merger Consideration                                              10
     Effective Date of the Merger                                      10
     Exchange of Whatcom Stock Certificates                            11
     Background and Reasons for the Merger                             11
     Opinion of Financial Advisor                                      12
     Interests of Certain Persons in the Merger                        14
     Certain Federal Income Tax Consequences                           15
     Conduct of Business Pending the Merger                            16
     Conditions to Consummation of the Merger                          17
     Regulatory Requirements                                           17
     No Solicitation                                                   18
     Dissenters' Rights                                                18
     Amendment; Waiver; Termination                                    19
     Termination Fee                                                   20
     Resale of FWWB Common Stock                                       20
     Accounting Treatment                                              21
     Expenses                                                          21
Business of the Parties to the Merger                                  21
     FWWB                                                              21
     Whatcom                                                           22
Voting Securities of Whatcom and Principal
 Holders Thereof                                                       23
Description of FWWB Capital Stock                                      23
     Common Stock                                                      23
     Preferred Stock                                                   24

Comparison of Shareholders' Rights                                     24
  Payment of Dividends                                                 24
  Size of Board of Directors                                           25
  Classified Board of Directors                                        25
  Cumulative Voting                                                    25
  Removal of Directors                                                 25
  Vacancies on the Board of Directors                                  25
  Special Meetings of Shareholders and
    Action Without a Meeting                                           26
  Advance Notice Requirements for Nominations
    of Directors and Presentation of New
    Business at Meetings of Shareholders                               26
  Approval of Mergers, Consolidations, Sale of
    Substantially All Assets and Dissolution                           26
  Limitation on Acquisitions of Common Stock                           27
  Indemnification of Officers and Directors and
  Limitation of Liability                                              28
  Amendment of Articles of Incorporation and
  Bylaws                                                               28
  Certain Information Concerning FWWB                                  28
  Legal Opinions                                                       29
  Experts                                                              29
  Change in Whatcom's Accountants                                      29
  Other Matters                                                        29

  Appendix A     -     Agreement and Plan of Mergers
  Appendix B     -     Chapter 13 of the Washington Business
                       Corporation Act
  Appendix C     -     Fairness Opinion of Columbia Financial
                       Advisors, Inc.
  Appendix D     -     Financial Information for Whatcom State
                       Bancorp, Inc.

         You should rely only on the information contained or incorporated by reference in this Prospectus/Proxy Statement to vote your shares at the Special Meeting. FWWB and Whatcom have not authorized anyone to provide you with information that is different from what is contained in this Prospectus/Proxy Statement. This Prospectus/Proxy Statement is dated ________, 1998. You should not assume that the information contained in the Prospectus/Proxy Statement is accurate as of any date other than that date, and neither the mailing of this Prospectus/Proxy Statement to shareholders nor the issuance of FWWB's securities in the Merger shall create any implication to the contrary.

               WHERE YOU CAN FIND MORE INFORMATION

         FWWB files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy such reports, statements and information at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed by FWWB are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by FWWB are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

         FWWB has filed a Registration Statement on Form S-4 (File No. 333-_____) to register with the SEC the shares of FWWB to be issued to Whatcom stockholders in the Merger. This Prospectus/Proxy Statement is part of the Registration Statement and constitutes a prospectus of FWWB and a proxy statement for Whatcom for the Special Meeting. As allowed by the SEC, this Prospectus/Proxy Statement does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

         The SEC allows FWWB to "incorporate by reference" information into this Prospectus/Proxy Statement, which means that FWWB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Prospectus/Proxy Statement, except for any information superseded by information contained directly in the Prospectus/Proxy Statement. This Prospectus incorporates by reference the following documents that FWWB has filed with the SEC:

         1.   FWWB's Annual Report on Form 10-K for the year ended March 31,
1998;

         2. FWWB's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

         3. FWWB's Current Reports on Form 8-K dated April 1, 1998, June 15, 1998 and July 24, 1998.

         FWWB incorporates by reference additional documents that it may file with the SEC between the date of this Prospectus/Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Documents incorporated by reference are available from FWWB without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this Prospectus/Proxy Statement. Shareholders of Whatcom may obtain documents incorporated by reference in this Prospectus/Proxy Statement by requesting them in writing or by telephone from D. Allan Roth, Corporate Secretary, First Washington Bancorp, Inc., 10 S. First Avenue, Walla Walla, Washington 99362 (telephone number: (509) 527-3636). In order to ensure timely delivery of the documents, any request should be made by _________, 1998.

         FWWB has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to FWWB and Whatcom has supplied all information contained in this Prospectus/Proxy Statement relating to Whatcom.

                             SUMMARY

         The following summary explains the significant aspects of the Merger. For additional information about the Merger, please refer to the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto, and the documents incorporated herein by reference.

The Companies

         FWWB. FWWB is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve"). The business of FWWB consists primarily of holding 100% of the capital stock of First Savings, Inland Empire Bank, and Towne Bank. At June 30, 1998, FWWB had total assets of $1.36 billion, total deposits of $745.13 million and stockholders' equity of $171.12 million. The principal executive offices of FWWB are located at 10
S. First Avenue, Walla Walla, Washington 99362 and its telephone number is
(509) 527-3636.

         First Savings is a Washington-chartered savings bank. First Savings conducts business from its main office in Walla Walla, Washington and its sixteen branch offices and three loan production offices located in southeast, central, north central and western Washington. First Savings is a community-oriented savings bank which has traditionally offered a wide variety of deposit products to its retail customers while concentrating its lending activities on real estate loans. Inland Empire Bank is an Oregon-chartered commercial bank. Inland Empire Bank conducts business from its main office in Hermiston, Oregon and its five branch offices and two loan production offices located in northeast Oregon. Inland Empire Bank is a community-oriented commercial bank which historically has offered a wide variety of deposits and loan products to its consumer and commercial customers. Lending activities have included origination of consumer, commercial, agribusiness and real
estate loans.    Towne Bank is a Washington-chartered commercial bank
headquartered in Woodinville, Washington. Towne Bank, which operates out of five offices in western Washington, is a community-oriented business bank.

         See "SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF THE PARTIES TO THE MERGER -- FWWB." Additional information concerning FWWB is included in the documents incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

         Whatcom. Whatcom is a bank holding company registered with the Federal Reserve. The business of Whatcom consists primarily of holding 100% of the capital stock of Whatcom State Bank. Whatcom State Bank is a Washington-chartered commercial bank regulated by the Washington Department of Financial Institutions ("Department of Financial Institutions") and the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 1998, Whatcom had total assets of $91.0 million, total deposits of $78.0 million, and total stockholders' equity of $5.8 million. Whatcom State Bank operates out of its main office in Bellingham, Washington, its branch offices in Blaine, Ferndale, Lynden and Point Roberts, Washington and its loan production centers in Oak Harbor and Bellingham, Washington. Whatcom State Bank is primarily engaged in providing a full range of banking services to individual and corporate customers in the area surrounding its offices. Whatcom State Bank originates commercial, real estate and consumer loans. The principal executive offices of Whatcom are located at 1600 Cornwall Avenue, Bellingham, Washington 98225 and its telephone number is (360) 738-8090.

         See "SELECTED HISTORICAL FINANCIAL DATA," "BUSINESS OF THE PARTIES TO THE MERGER -- Whatcom" and Appendix D.

The Special Meeting

         Place, Time and Date; Purpose. The Special Meeting will be held on ____________, ____________, 1998 at ________ __.m., local time, at 1600
Cornwall Avenue, Bellingham, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE SPECIAL MEETING -- Place, Time and Date" and "-- Purpose."

         Record Date; Shares Entitled to Vote. The Whatcom Board has fixed the close of business on ____________, 1998 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Whatcom Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Whatcom Common Stock will be entitled to one vote.

Shareholders of record who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At the Record Date, there were __________ shares of Whatcom Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

         Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Whatcom Common Stock. At the Record Date, the directors and executive officers of Whatcom and their affiliates beneficially owned 42,701 shares of Whatcom Common Stock, which represents 6.7% of the shares entitled to be voted at the Special Meeting. Mr. Ken Kellar beneficially owns 465,089 shares of Whatcom Common Stock. Simultaneous with the execution of the Merger Agreement, Mr. Kellar and all of the executive officers and directors of Whatcom entered into an agreement with FWWB pursuant to which each individual agreed to vote his or her shares for the approval of the Merger Agreement.
See "THE SPECIAL MEETING -- Vote Required."

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

The Merger; Exchange Ratio

         The Merger Agreement provides for the merger of Whatcom with and into FWWB. As soon as practicable thereafter, Whatcom State Bank will be merged into First Savings. As a result of the mergers, Whatcom and Whatcom State Bank will cease to exist. After consummation of the transaction, Whatcom State Bank will operate as a division of First Savings.

         Upon consummation of the Merger, Whatcom shareholders will receive
0.7671 shares of FWWB Common Stock (the "Exchange Ratio") for each share of Whatcom Common Stock they own. FWWB will not issue fractional shares. Instead, Whatcom shareholders will receive cash for any fractional share of FWWB Common Stock owed to them calculated by multiplying such fraction by $22.712. Upon completion of the Merger, shareholders of Whatcom will no longer own any stock in Whatcom.

         You should note that because the market price of FWWB Common Stock is subject to fluctuation and the Exchange Ratio in the Merger is fixed, the value of the shares of FWWB Common stock that Whatcom shareholders will receive in the Merger may materially increase or decrease prior to the consummation of the Merger. See "THE MERGER."

Recommendation of the Whatcom Board

         The Whatcom Board has unanimously approved the Merger Agreement as advisable and in the best interests of Whatcom and Whatcom's shareholders and recommends that you vote FOR approval of the Merger Agreement.

         For a discussion of the circumstances surrounding the Merger and the factors considered by the Whatcom Board in making its recommendation, see "THE MERGER -- Background and Reasons for the Merger." Approval of the Merger Agreement by Whatcom shareholders is required by law and is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests directors and officers of Whatcom may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

Opinion of Financial Advisor

         Columbia Financial Advisors, Inc. ("Columbia Financial"), Whatcom's financial advisor, has delivered a written opinion to the Whatcom Board, dated June 10, 1998 and updated as of the date of this Prospectus/Proxy Statement, to the effect that the Exchange Ratio is fair to Whatcom shareholders from a financial point of view. A copy of Columbia Financial's opinion, dated the date of this Prospectus/Proxy Statement, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix C and should be read by shareholders in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

Interests of Certain Persons in the Merger

         Certain members of Whatcom's management and the Whatcom Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Whatcom generally. Pursuant to existing employment agreements between Whatcom and certain executive officers of Whatcom, such officers will be entitled to a "change in control" payment. In addition, following consummation of the Merger, certain executive officers will enter into employment agreements with FWWB and First Savings. FWWB has also agreed to assume existing options to purchase shares of Whatcom Common Stock and to continue all rights to indemnification now existing in Whatcom's Articles of Incorporation and Bylaws in favor of the directors and officers of Whatcom. Certain executive officers of Whatcom who elected to receive a performance-related bonus in hypothetical shares of Whatcom Common Stock will benefit from the increased value of their hypothetical shares due to the exchange of the hypothetical shares of Whatcom Common Stock into shares of FWWB Common Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."

Effective Date of the Merger

         Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the "Effective Date" of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. The "Effective Time" of the Merger is the time on the Effective Date at which the Merger becomes effective. Either FWWB or Whatcom may terminate the Merger Agreement if the closing of the Merger does not occur on or before March 31, 1999.

Conditions to Consummation of the Merger

         Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Whatcom Common Stock; (ii) receipt of all applicable regulatory approvals; (iii) receipt by FWWB and Whatcom of the opinion of Breyer & Aguggia LLP, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) certain executive officers of Whatcom State Bank having entered into employment agreements with FWWB and First Savings; (v) the absence of any material adverse change in the financial condition or results of operations of Whatcom; and (vi) the number of shares for which dissenters' rights are exercised not exceeding 5% of the outstanding shares of Whatcom Common Stock. See "THE MERGER -- Conditions to Consummation of the Merger."

Accounting Treatment

         FWWB anticipates that it will account for the Merger as a purchase under generally accepted accounting principles. See "THE MERGER-- Accounting Treatment."

Regulatory Requirements

         The Merger is subject to the receipt of certain prior approvals from the Federal Reserve and the Department of Financial Institutions. FWWB filed an application for approval of the Merger with the Federal Reserve and the Department of Financial Institutions on _______________, 1998. The merger of First Savings and Whatcom State Bank is subject to the receipt of certain prior approvals from the FDIC and the Department of Financial Institutions. FWWB filed an application for approval of such merger with the FDIC and the Department of Financial Institutions on ______________, 1998. FWWB cannot guarantee that such approvals will be obtained. See "THE MERGER -- Regulatory Requirements."

Certain Federal Income Tax Consequences

         Consummation of the Merger is conditioned, among other things, on receipt by FWWB and Whatcom of an opinion of Breyer & Aguggia LLP, special counsel for FWWB, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with this opinion, holders of Whatcom Common Stock who receive solely FWWB Common Stock in exchange for their shares will recognize no gain or loss on such exchange. See "THE MERGER -- Certain Federal Income Tax Consequences."

         Because certain tax consequences of the Merger may vary depending on the particular circumstances of each shareholder, each Whatcom shareholder is urged to consult his or her own tax advisor as to the specific tax consequences to such holder of the Merger, including the specific application and effect of state, local, foreign and other tax laws to such shareholder.

Dissenters' Rights

         Whatcom shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Whatcom Common Stock under the provisions of Chapter 13 of the Washington Business Corporation Act ("WBCA"). Your failure to follow exactly the procedures specified in Chapter 13 of the WBCA will result in the loss of your dissenters' rights. Accordingly, Whatcom shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights" and the copy of Chapter 13 of the WBCA set forth in Appendix B to this Prospectus/Proxy Statement, and to consult with their own legal advisors. If Whatcom shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Whatcom Common Stock, FWWB may elect not to consummate the Merger. See "THE MERGER -- Conditions to Consummation of the Merger."

Comparison of Shareholders' Rights

         The rights of Whatcom shareholders are currently determined by reference to the WBCA and Whatcom's Articles of Incorporation and Bylaws. On the Effective Date, shareholders of Whatcom will become shareholders of FWWB, and their rights as shareholders of FWWB will be determined by reference to the WBCA and FWWB's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of FWWB and Whatcom and an explanation of certain possible antitakeover effects of certain provisions in FWWB's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

                 SELECTED HISTORICAL FINANCIAL DATA

         The following tables set forth selected historical consolidated financial data for FWWB and Whatcom. This information should be read in conjunction with the historical financial statements of FWWB and Whatcom, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement and in the other documents incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION" and Appendix D.

         The FWWB historical consolidated financial data as of and for the three months ended June 30, 1998 and 1997 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods. The Whatcom historical consolidated financial data as of and for the six months ended June 30, 1998 and 1997 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

PAGE

First Washington Bancorp, Inc.
Selected Consolidated and Other Financial Data

                          At or For
                           the Three              At or For the
                         Months Ended              Years Ended
                           June 30,                  March 31,
                        --------------     --------------------------------
                        1998      1997     1998   1997   1996   1995   1994
                        ----      ----     ----   ----   ----   ----   ----
                         (Dollars in thousands, except for per share data)
Operating Data:
Interest income        $25,799 $20,062 $85,147 $67,292 $41,409 $33,652 $31,342
Interest expense        13,940  10,721  46,651  36,372  23,287  18,230  15,707
                       ------- ------- ------- ------- ------- ------- -------
  Net interest income   11,859   9,341  38,496  30,920  18,122  15,422  15,635
Provision for loan
 losses                    667     355   1,628   1,423     524     391     440
                       ------- ------- ------- ------- ------- ------- -------
  Net interest income
    after provision
    for loan losses     11,192   8,986  36,868  29,497  17,598  15,031  15,195
Gains (losses) from
  sale of loans
  and securities           528     192   1,377     676     387    (121)  3,390
Other operating income   1,065     764   3,343   2,394   1,202   1,180   2,045
Other operating expense  7,073   4,912  21,020  19,330  10,304   9,983   8,610
                       ------- ------- ------- ------- ------- ------- -------
  Income before
    provision for
    income taxes and
    cumulative effect
    of change in
    accounting          5,712    5,030  20,568  13,237   8,883   6,107  12,020
Provision for income
 taxes                  2,164    1,785   7,446   3,923   2,631   1,335   2,635
                       ------- ------- ------- ------- ------- ------- -------
  Income before
    cumulative effect
    of change in
    accounting          3,548    3,245  13,122   9,314   6,252   4,772   9,385
Cumulative effect
  of change
  in accounting (1)        --       --      --      --      --     396      --
                       ------- ------- ------- ------- ------- ------- -------
Net income            $ 3,548  $ 3,245 $13,122 $ 9,314 $ 6,252 $ 5,168 $ 9,385
                      =======  ======= ======= ======= ======= ======= =======

Historical Per
 Share Data (2):
Net income:
   Basic               $ 0.33   $ 0.32 $ 1.30   $ 0.88  $ 0.56    N/A     N/A
   Diluted               0.32     0.30   1.25     0.87    0.56
Stockholder's
 equity (3)             15.67    14.25  14.78    13.86   13.91
Cash dividends           0.08     0.06   0.27     0.20    0.09
Dividend payout ratio   25.00%   20.00% 21.60%   22.99%  16.07%

Selected Ratios:
Return on average
 equity                  8.26%    8.66%  8.70%    6.30%   6.62% 10.85%  23.73%
Return on average assets 1.08     1.27   1.21     1.04    1.11   1.12    2.32
Net interest margin      3.84     3.80   3.68     3.59    3.33   3.47    4.02
Average equity as a
 percentage of
 average assets         13.12    14.65  13.86    16.58   16.75  10.34    9.77
Non-performing assets
  as a percentage of
  total assets           0.41     0.27   0.20     0.31    0.17   0.19    0.34

Financial Condition
 Data:
Total
 assets $1,362,063 $1,074,166 $1,154,072 $1,007,633 $743,176 $491,368 $425,936
Loans
 receivable,
 net       930,923    704,836    756,917    645,881  415,295  299,403  246,264
Cash,
 interest-
 bearing
 deposits
 and
 secure-
  ties     355,226    316,174    345,142    312,991  302,772  175,505  165,065
Deposits   745,125    558,523    591,571    544,967  374,064  360,352  352,547
Borrowings 434,595    354,035    389,272    293,700  199,071   70,338   17,655
Equity     171,122    152,907    150,184    148,636  154,142   50,251   44,931

__________
(1) Adjustment net of taxes of $204,000 due to the adoption of Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities.
(2) First Savings Bank converted from mutual to stock ownership on October 31, 1995. Per share data for fiscal 1996 represent pro forma calculations. Amounts have been adjusted to reflect the 10% stock dividend paid on August 17, 1998.
(3)      Excludes unearned shares held by Employee Stock Ownership Plan.

Whatcom State Bancorp, Inc.
Selected Consolidated and Other Financial Data

                          At or For
                           the Six         At or For the
                         Months Ended       Years Ended
                           June 30,         December 31,
                         ------------       ------------
                         1998    1997       1997   1996
                         ----    ----       ----   ----
                          (Dollars in thousands, except for per share data)

Operating Data:
Interest income         $3,823  $3,424     $7,188 $6,204
Interest expense         1,738   1,542      3,241  2,693
                        ------  ------     ------  -----
  Net interest income    2,085   1,882      3,947  3,511
Provision for loan
 losses                     90      90        180    784
                        ------  ------     ------  -----

  Net interest income
    after provision
    for loan losses      1,995   1,792      3,767  2,727
Other income               970     525      1,016    821
Non-interest expense     2,847   2,031      4,051  3,608
Income tax expense
  (benefit)                 32      91        237     20
                        ------  ------     ------  -----

  Net income (loss)     $   86  $  195     $  495  $ (40)
                        ======  ======     ======  =====

Historical Per Share
  Data:
Net income:
 Basic                   $0.14   $0.31      $0.78 $(0.06)
 Diluted                  0.13    0.30       0.76  (0.06)
Stockholders' equity      9.07    8.51       8.96   8.15
Dividends                   --      --         --     --

Selected Ratios:
Return on
 average equity           2.97%  7.34%       9.16% (0.75)%
Return on
 average assets           0.19   0.49        0.60  (0.06)

Financial Condition
 Data:
Assets                 $91,027  $85,034   $86,402 $73,277
Loans receivable,
 net                    69,667   58,863    64,352  53,715
Investment
 securities             11,920   14,090    13,090   8,876
Deposits                77,952   70,608    73,863  62,690
Stockholders' equity     5,790    5,427     5,711   5,199

                    COMPARATIVE PER SHARE DATA

         The following table sets forth selected comparative per share data for FWWB on both an historical and a pro forma combined basis and for Whatcom on both an historical and a pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. These tables should be read in conjunction with the historical financial statements of FWWB and Whatcom, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement, and the other documents incorporated by reference herein. The pro forma information has been prepared based on the Exchange Ratio of 0.7671 shares of FWWB Common Stock for each share of Whatcom Common Stock. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.


                                          At or For the      At or For the
                                       Three Months Ended      Year Ended
                                          June 30, 1998      March 31, 1998
                                       ------------------    --------------
Book value per share(1):

  FWWB historical                             $15.67              $14.78
  Whatcom historical                            9.07                9.11
  Pro forma combined                           15.71               16.09
  Whatcom pro forma equivalent                 12.05               12.34

Cash dividends declared per share(2):

  FWWB historical                              $0.08               $0.27
  Whatcom historical                            0.00                0.00
  Pro forma combined                            0.08                0.27
  Whatcom pro forma equivalent                  0.06                0.21

Diluted earnings per share(3):

  FWWB historical                              $0.32              $1.25
  Whatcom historical                           (0.04)              0.87
  Pro forma combined                            0.30               1.23
  Whatcom pro forma equivalent                  0.23               0.94

-------------
(1) The pro forma combined book value per share of FWWB Common Stock is based upon the historical total common stockholders' equity for FWWB, the additional stockholders' equity resulting from FWWB's acquisition of Towne Bank and the additional stockholders' equity resulting from the Merger divided by total pro forma common shares of the combined entities, excluding unearned shares held by FWWB's Employee Stock Ownership Plan. The pro forma equivalent book value per share of Whatcom Common Stock represents the pro forma combined book value of FWWB Common Stock multiplied by the 0.7671 Exchange Ratio.
(2) Pro forma combined dividends assumes no changes in FWWB's cash dividends per share. The pro forma equivalent cash dividends declared per share of Whatcom Common Stock represent the pro forma combined cash dividends declared per share of FWWB Common Stock multiplied by the 0.7671 Exchange Ratio.
(3) The pro forma combined earnings per share of FWWB Common Stock (based on diluted earnings per share and weighted average shares outstanding) is based upon the combined pro forma net income for FWWB, Towne Bank and Whatcom divided by the weighted average diluted pro forma common shares of the combined entities. The pro forma equivalent earnings per share of Whatcom Common Stock represents the pro forma combined earnings per share multiplied by the 0.7671 Exchange Ratio.

                  COMPARATIVE MARKET PRICE DATA

         FWWB Common Stock is quoted on the Nasdaq National Market under the symbol FWWB. There is no established trading market for Whatcom Common Stock. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of FWWB Common Stock as reported on the Nasdaq National Market and the dividends per share declared on FWWB Common Stock in each such quarter. Amounts have been adjusted to reflect the 10% stock dividend paid on August 17, 1998. Whatcom has not paid any dividends. The market for shares of Whatcom Common Stock is highly illiquid and the shares are neither traded on an established exchange nor listed on the Nasdaq Stock Market.

                                       FWWB
                                   Common Stock
                            ----------------------------
                            High       Low     Dividends
                            ----       ---     ---------
Year Ended March 31, 1997:
First Quarter               14.20     12.16      0.045
Second Quarter              15.69     13.19      0.045
Third Quarter               17.27     15.06      0.045
Fourth Quarter              20.11     16.36      0.064

Year Ended March 31, 1998:
First Quarter               20.23     17.05      0.064
Second Quarter              22.61     19.66      0.064
Third Quarter               25.97     21.14      0.064
Fourth Quarter              25.11     21.36      0.082

Year Ended March 31, 1999
First Quarter               25.34     21.81      0.082
Second Quarter
 (through ________)


         As of ____________, 1998, the ___________ outstanding shares of FWWB Common Stock were held by approximately _____ holders of record and the _________ outstanding shares of Whatcom Common Stock were held by _____ holders of record.

         The following table sets forth the closing price per share for FWWB Common Stock, as reported on the Nasdaq National Market, and the equivalent pro forma per share price for Whatcom Common Stock on June 15, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on __________, 1998, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. Holders of Whatcom Common Stock are urged to obtain current market quotations for shares of FWWB Common Stock.

                                June 15, 1998                 , 1998
                                -------------        ---------------
Closing price per share:
  FWWB . . . . . .                21.93(1)
  Equivalent pro forma per share
    of Whatcom Common Stock       16.82(2)
-------------
(1) Amount has been adjusted to reflect the 10% stock dividend paid on August 17, 1998.
(2) Computed by multiplying the closing price per share of FWWB Common Stock by the 0.7671 Exchange Ratio.

                       THE SPECIAL MEETING

Place, Time and Date

    The Special Meeting will be held on ____________, ____________, 1998 at __:00 _.m., local time, at 1600 Cornwall Avenue, Bellingham, Washington. This Prospectus/Proxy Statement is being sent to holders of Whatcom Common Stock and is accompanied by a form of proxy that is being solicited by the Whatcom Board for use at the Special Meeting and any adjournments or postponements thereof.

Purpose

    The purpose of the Special Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

Record Date; Shares Entitled to Vote

    The Whatcom Board has fixed the close of business on ____________, 1998 as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Whatcom Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Whatcom Common Stock will be entitled to one vote. At the Record Date, there were _________ shares of Whatcom Common Stock outstanding and entitled to be voted at the Special Meeting.

Vote Required

    A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Whatcom shareholders at the Special Meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Whatcom Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

    As of the Record Date, the directors and executive officers of Whatcom and their affiliates beneficially owned an aggregate of 42,701 shares of Whatcom Common Stock, which represents 6.7% of the shares entitled to be voted at the Special Meeting. In addition, Mr. Ken Kellar beneficially owns 465,089 shares of Whatcom Common Stock. Mr. Kellar and all of the directors and executive officers of Whatcom have entered into agreements with FWWB pursuant to which each individual has agreed to vote his or her shares for approval of the Merger Agreement.

Proxies

    Holders of Whatcom Common Stock may vote either in person or by properly executed proxy. Shares of Whatcom Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the Whatcom Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Whatcom Board knows of no such other matters.

    Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Whatcom, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Whatcom Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

    The proxy for the Special Meeting is being solicited on behalf of the Whatcom Board. The expense of soliciting proxies for the Special Meeting will be borne by Whatcom. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Whatcom in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Whatcom Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Whatcom will reimburse them for their expenses in doing so.


                            THE MERGER

    The descriptions in this Prospectus/Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

General

    The Merger Agreement provides for the merger of Whatcom with and into FWWB followed by the merger of Whatcom State Bank with and into First Savings. The separate existence of Whatcom and Whatcom State Bank will cease upon completion of the mergers. After consummation of the transaction, Whatcom State Bank will operate as a division of First Savings. While FWWB and Whatcom believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger" and "-- Regulatory Requirements."

Merger Consideration

    Upon consummation of the Merger, each outstanding share of Whatcom Common Stock will be converted into the right to receive 0.7671 shares of FWWB Common Stock. Each holder of Whatcom Common Stock who would otherwise be entitled to a fractional share of FWWB Common Stock will receive cash in lieu thereof determined by multiplying such fraction by $22.712.

    On _____________, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of FWWB Common Stock, as reported on the Nasdaq National Market, was $_________. Whatcom shareholders should note, however, that because the market price of the FWWB Common Stock is subject to market fluctuations and the Exchange Ratio in the Merger is fixed, the value of the shares of FWWB Common Stock that Whatcom shareholders will receive in the Merger may materially increase or decrease prior to consummation of the Merger.

    The 0.7671 Exchange Ratio has been adjusted to reflect the 10% stock dividend paid by FWWB on August 17, 1998 and is subject to further proportional adjustment as a result of a stock split, stock dividend, reverse stock split or similar transaction by FWWB.

Effective Date of the Merger

    Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated by the end of 1998. Either FWWB or Whatcom may terminate the Merger Agreement if the Effective Date does not occur on or before March 31, 1999.

Exchange of Whatcom Stock Certificates

    As promptly as practicable after the Effective Date, FWWB will send to each holder of record of Whatcom Common Stock transmittal materials for use in exchanging all of such holder's certificates representing Whatcom Common Stock for a certificate or certificates representing the FWWB Common Stock to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

    Because the Effective Date of the Merger is not expected to occur for several weeks after the Whatcom Special Meeting, depending on the receipt of regulatory approval, Whatcom shareholders will not be able to obtain their shares of FWWB Common Stock for several weeks after the Whatcom Special Meeting.

    DO NOT SEND IN YOUR WHATCOM CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

    Upon surrender of all of the certificates for Whatcom Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FWWB and the exchange agent selected by FWWB, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of FWWB Common Stock to which such holder is entitled, and, where applicable, a check for any fractional share interest (without interest).

    All shares of FWWB Common Stock issued to the holders of Whatcom Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. FWWB dividends having a record date after the Effective Date will include dividends on all shares of FWWB Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of FWWB Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Whatcom Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. After the Effective Date, the stock transfer books of Whatcom will be closed, and there will be no transfers on the transfer books of Whatcom of the shares of Whatcom Common Stock that were outstanding immediately prior to the Effective Date.

Background and Reasons for the Merger

    In April, 1998, Ken Kellar, the majority owner (72.8%) of the Whatcom Common Stock, notified the Whatcom Board that he was interested in selling his stake in Whatcom. To this end, he had retained a representative to market his stake to other community banks. In light of the foregoing, the Board met with Columbia Financial, an investment banking firm, and its legal counsel regarding the effect any such sale might have on the remaining shareholders of Whatcom, as well as its customers and employees. Based on these discussions, it was determined that it would be in the best interest of all involved to seek a buyer for the entire institution.

    Following this meeting, Phil Stephenson, President and Chief Executive Officer of Whatcom, was authorized to formally engage Columbia Financial to contact several regional banks (including FWWB) which were most likely to be interested in, and financially and otherwise capable of, engaging in a business combination transaction with Whatcom. During the next week, such companies were contacted, and several expressed interest in considering a strategic business combination transaction with Whatcom (the "Interested Parties"). Each of the Interested Parties received a package of financial information on Whatcom and a Confidentiality Agreement.

    As offers were received from Interested Parties, they were analyzed by the Whatcom Board and senior management of Whatcom, together with its financial advisors. On May 27, 1998, a Special Meeting of the Board of Directors of Whatcom was held to consider the proposals received by Whatcom. After considering all these offers carefully, the Board elected to accept the FWWB offer, subject to clarification of some of the terms. The parties and their respective legal and financial advisors then discussed the terms of the proposed transaction and began the process of scheduling and conducting due diligence and drafting and negotiating definitive agreements reflecting the terms of the proposed transaction.

    At a Special Meeting of the Board of Directors of Whatcom held on June 10, 1998, Mr. Stephenson and a representative of Columbia Financial updated the Whatcom Board on the process that had taken place since the prior meeting and reviewed with the Board the proposed Merger Agreement. Columbia Financial provided its opinion that the consideration was fair from a financial perspective to the shareholders of Whatcom. Following the presentation, the Board unanimously approved the merger. Listed below are the material factors the Whatcom Board considered in its decision.

          The Board determined that a merger with FWWB would be a better alternative plan than expanding independently through internal growth or through acquisition.

          The ability to continue operations under the name "Whatcom State Bank" while accessing the financial, technological and human resource strength of FWWB would greatly enhance Whatcom's ability to compete in an ever-changing marketplace.

          Confronted with changing shareholder demographics and desires, the Whatcom Board determined that combining with a larger, publicly-traded company would result in improved liquidity for Whatcom shareholders.

          Combining the management resources of the new company would result in a greater depth of management, which would strengthen both companies.

          Because of FWWB's relative size and resources, Whatcom's employees would benefit from enhanced technology and training which in turn would provide substantially improved career opportunities for Whatcom employees.

          The Board considered the financial condition and operating results of FWWB, and the fact that the transaction would be a tax-free reorganization to the Whatcom shareholders.

          The Whatcom Board did not assign any specific or relative weight to any of the factors discussed above in their considerations.

    For the reasons set forth above, the Whatcom Board has unanimously approved the Merger Agreement as advisable and in the best interests of Whatcom and its shareholders and recommends that the shareholders of Whatcom vote FOR the approval of the Merger Agreement.

Opinion of Financial Advisor

    Columbia Financial has delivered a written opinion to the Whatcom Board to the effect that, as of the date of this Proxy Statement/Prospectus, the consideration to be received by Whatcom shareholders pursuant to the terms of the Merger Agreement is fair to such shareholders from a financial point of view. In connection with its engagement, Columbia Financial evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific ratio of exchange for Whatcom Common Stock. The Exchange Ratio of 0.7671 shares of FWWB common stock for each share of Whatcom has been determined by Whatcom and FWWB through arm's length negotiations. Columbia Financial's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Whatcom shareholder as to how such shareholder should vote at the Special Meeting.

    Whatcom retained Columbia Financial as its exclusive financial advisor pursuant to an engagement letter dated May 6, 1998 in connection with the Merger. Columbia Financial is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Whatcom Board selected Columbia Financial to act as Whatcom's exclusive financial advisor based on Columbia Financial's experience in mergers and acquisitions and in securities valuation generally.

    On June 10, 1998, Columbia Financial issued its opinion to the Whatcom Board that, in its opinion as investment bankers, the consideration to be received by Whatcom shareholders pursuant to the Merger Agreement is fair, from a financial view point, to the shareholders of Whatcom. The full text of Columbia Financial's opinion,

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which sets forth the assumptions made, matters considered, and limits on its review, is attached hereto as Appendix C. The summary of the Columbia Financial opinion in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. WHATCOM SHAREHOLDERS ARE URGED TO READ THE ENTIRE COLUMBIA FINANCIAL OPINION.

    In rendering its opinion to Whatcom, Columbia Financial reviewed, among other things, historical financial data of Whatcom, certain internal financial data and assumptions of Whatcom prepared for financial planning and budgeting purposes furnished by the management of Whatcom and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. Columbia Financial discussed with Whatcom's management the financial condition, current operating results, and business outlook for Whatcom. Columbia Financial also reviewed certain publicly available information concerning FWWB and certain financial and securities data of FWWB and companies deemed similar to FWWB. Columbia Financial discussed with FWWB's management the financial condition, current operating results, and business outlook for FWWB and FWWB's plans relating to Whatcom. In rendering its opinion, Columbia Financial relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Whatcom or FWWB nor was it furnished any such appraisals. Whatcom did not impose any limitations on the scope of the Columbia Financial investigation in arriving at its opinion. Columbia Financial analyzed the total transaction value on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

    Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Whatcom's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by Columbia Financial to the net asset value approach to valuation.

    Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of sale of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

    Columbia Financial maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Western Washington and Western Oregon banking institutions, during 1988 through 1998. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Whatcom, Columbia Financial has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Washington and Oregon banking organizations with total assets greater than $100 million that sold for 100% common stock from January 1988 to June 1998.

    Comparable Sales Multiples. Columbia Financial calculated a "Merger Consideration-Adjusted Book Value" for Whatcom's March 31, 1998 stockholders equity and the estimated December 31, 1998 stockholders' equity adjusted

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for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1992 through June 1, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1995 and June 1, 1998. The calculations are $15.60 and $16.64 per share, respectively, for the March 31, 1998 stockholders' equity for the two samples. For the estimated December 31, 1998 stockholders' equity, the calculations are $15.64 and $16.68, respectively. For Whatcom's 1997 net income twelve months prior to June 30, 1998, the calculations are $11.92 and $12.09, respectively.

    Transaction Value as a Percentage of Total Assets. Columbia Financial calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $18.04 per Whatcom share results in a transaction value as a percentage of total assets of 14.40%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1993 through June 1, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1995 and June 1, 1998 was 17.37% and 19.97%, respectively.

    Investment Value is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

    Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Whatcom's estimates of future growth and an appropriate capitalization or discount rate. Columbia Financial's calculations were based on an analysis of the banking industry, Whatcom's earnings estimates for 1998-2002, historical levels of growth and earnings, and the competitive situation in Whatcom's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $17.67 to $16.38 per share.

    When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is Columbia Financial's opinion that the consideration to be received by Whatcom shareholders is fair, from a financial point of view to the Whatcom shareholders.

    Pursuant to the terms of the Engagement Letter, Whatcom has paid a $10,000 retainer and a fee of $20,000 for the delivery of the fairness opinion. Whatcom will also pay Columbia Financial a success fee of 4.5% of the aggregate merger consideration above $12,000,000, less the $10,000 retainer. The balance of the success fee, which is payable upon consummation of the Merger, is approximately $49,000. In addition, Whatcom has agreed to reimburse Columbia Financial for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Columbia Financial against certain liabilities.

Interests of Certain Persons in the Merger

    The directors and executive officers of Whatcom, together with their affiliates, beneficially owned a total of 42,701 shares of Whatcom Common Stock (representing 6.7% of all outstanding shares of Whatcom Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares as the other shareholders of Whatcom. Certain members of Whatcom's management and the Whatcom Board have certain interests in the Merger as described below that are in addition to their interests as shareholders of Whatcom generally. The Whatcom Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    Change of Control Payments. Whatcom State Bank has entered into employment agreements with Mr. Stephenson, Mr. Frydenburg, Ms. Brink and Mr. Logghe that provide for a payment in the event of a change of control of Whatcom or Whatcom State Bank. Such payments will equal 200% of annual salary for Mr. Stephenson and 150% of annual salary for Mr. Frydenburg, Ms. Brink and Mr.
Logghe.   The Merger will constitute a change of control of


                                      14

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

Whatcom and, therefore, will entitle such officers to the change of control payment. Based on 1998 compensation levels, the payments that will be due under the terms of the agreements will aggregate approximately $517,000.

    Employment Agreements. Following the Merger, FWWB and First Savings will enter into employment agreements with Mr. Stephenson, Mr. Frydenburg, Ms. Brink and Mr. Logghe. The initial base salary for each executive under the agreements will be equal to their current base salary. Pursuant to the employment agreements, Mr. Stephenson will serve as an Executive Vice President of First Savings, Mr. Frydenburg will serve as a Senior Vice President of First Savings and Ms. Brink and Mr. Logghe will serve as Vice Presidents of First Savings. Mr. Stephenson's agreement will be for a term of three years and the other officers' agreements will be for terms of two years. Each of the employment agreements may be extended for an additional 12 months upon the expiration of the original term of the agreement and upon each anniversary of the expiration of the agreement thereafter. Pursuant to the agreements, on the Effective Date, Mr. Stephenson, Mr. Frydenburg and Ms. Brink will be granted options to acquire 11,000 shares of FWWB Common Stock and Mr. Logghe will be granted options to acquire 5,500 shares of FWWB Common Stock.

    Conversion of Stock Options. At the Effective Time of the Merger, FWWB will assume each outstanding option to purchase shares of Whatcom Common Stock in such manner that it is converted into an option to purchase shares of FWWB Common Stock, except that each option will be exercisable for that number of shares of FWWB Common Stock equal to the number of shares of Whatcom Common Stock for which such option was exercisable multiplied by 0.7671, and the exercise price of such Whatcom option will be equal to the exercise price of such option divided by 0.7671. As of the date of this Prospectus/Proxy Statement, the officers and directors of Whatcom held options to acquire an aggregate of 72,184 shares of Whatcom Common Stock.

    Indemnification. FWWB has agreed that all rights to indemnification existing in favor of the directors and officers of Whatcom as provided in Whatcom's Articles of Incorporation and Bylaws shall survive the Merger. FWWB has also agreed to use its best efforts to continue the directors and officers liability insurance maintained by Whatcom for a period of two years, subject to certain limitations.

    Deferred Compensation Arrangements. FWWB has agreed to assume certain deferred compensation arrangements entered into between Whatcom and Mr. Stephenson, Mr. Frydenburg, Ms. Brink and Mr. Logghe. The arrangements provided the officers with the option of investing deferrals in hypothetical shares of Whatcom Common Stock. At present, approximately 34,523 hypothetical shares of Whatcom Common Stock are credited to the officers' accounts. Upon consummation of the Merger, each officer may elect to continue the investment of their deferrals in shares of FWWB common stock by multiplying the number of hypothetical shares of Whatcom Common Stock credited to their account by
0.7671 or to convert their deferrals to a cash balance equal to market value of 0.7671 shares of FWWB Common Stock multiplied by the number of hypothetical shares of Whatcom Common Stock credited to their account.

Certain Federal Income Tax Consequences

    The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Whatcom shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

    Consummation of the Merger is conditioned upon the receipt by FWWB and Whatcom of an opinion of Breyer & Aguggia LLP, special counsel to FWWB, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Whatcom shareholders to the extent they receive shares of FWWB Common Stock in exchange for their shares of Whatcom Common Stock. FWWB and Whatcom may waive receipt of such tax opinion as a condition to consummating the Merger; provided, however, that if the anticipated

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material federal income tax consequences of the Merger are significantly different than those described herein, Whatcom will resolicit the approval of its shareholders.

    Receipt of FWWB Common Stock in Exchange for Whatcom Common Stock. No gain or loss will be recognized by a holder who receives solely shares of FWWB Common Stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Whatcom Common Stock. The tax basis of the shares of FWWB Common Stock received by a holder in such exchange will be equal (except for the basis attributable to any fractional shares of FWWB Common Stock, as discussed below) to the basis of the Whatcom Common Stock surrendered in exchange therefor. The holding period of the FWWB Common Stock received will include the holding period of shares of Whatcom Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Time of the Merger.

    Cash in Lieu of Fractional Shares. A holder who holds Whatcom Common Stock as a capital asset and who receives in the Merger, in exchange for such stock, solely FWWB Common Stock and cash in lieu of a fractional share interest in FWWB Common Stock will be treated as having received such cash in full payment for such fractional share of stock, and as capital gain or loss.

    The opinion of counsel, which will be delivered on the Effective Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither FWWB nor Whatcom has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

    The foregoing is a general summary of all of the material federal income tax consequences of the Merger to Whatcom shareholders, without regard to the particular facts and circumstances of each shareholder's tax situation and status. Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each shareholder, each Whatcom shareholder should consult his or her own tax advisor regarding such shareholder's specific tax situation and status, including the specific application and effect of state, local and foreign laws to such shareholder and the possible effect of changes in federal and other tax laws.

Conduct of Business Pending the Merger

    Whatcom has agreed in the Merger Agreement not to take certain actions relating to its operations without the prior approval of FWWB pending consummation of the Merger. The Merger Agreement provides that, except with the written consent of FWWB, each of Whatcom and Whatcom State Bank, respectively, may not, among other things, (i) amend its articles of incorporation or bylaws; (ii) impose any lien on any share of stock held by it; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a cash or stock dividend on Whatcom Common Stock; (iv) acquire direct or indirect control over any entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in Whatcom's or Whatcom State Bank's fiduciary capacity; (v) issue or sell any Whatcom Common Stock or sell or otherwise dispose of a substantial part of Whatcom's or Whatcom State Bank's assets or earnings power; (vi) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business; (vii) incur any additional debt except in the ordinary course of business; (viii) increase compensation, pay bonuses or enter into severance arrangements; (ix) amend any existing employment contract with any person or enter into any new employment contract unless Whatcom or its subsidiaries may terminate the same at will without liability; (x) adopt any new benefit plan or make any material change to an existing benefit plan; (xi) enter into any new material service contract, purchase or sale agreement or lease agreement; (xii) make any capital expenditures exceeding $15,000 individually or $50,000 in the aggregate; (xiii) dispose of any of its properties, leases or assets or cancel, release or assign any indebtedness of any person other than in the ordinary course of business; (xiv) enter into, renew or terminate any material contract or agreement or make any changes in any material lease or contract;
(xv) settle any claim for money damages in excess of $25,000; (xvi) change its method of accounting except as required by generally accepted, or regulatory, accounting principles; (xvii) enter into any new activities or lines of business, cease any material activities or lines of business or conduct any material business activity not consistent with past practice; (xviii) make, alter or purchase any extension of credit except in the ordinary

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course of business; (xix) enter into, renew or purchase any derivatives contract; (xx) purchase any investment securities other than in the ordinary course of business consistent with past practice; (xxi) enter into any transactions other than in the ordinary course of business; or (xxii) extend credit (or commit to extend credit) to any officer, director or holder of 2% or more of Whatcom Common Stock if such extension of credit would exceed 2% of the capital of Whatcom or Whatcom State Bank, or amend the terms of any such credit. Moreover, Whatcom is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

Conditions to Consummation of the Merger

    The obligations of Whatcom and FWWB to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Whatcom Common Stock; (ii) receipt of all applicable regulatory approvals and the expiration of all required waiting periods; (iii) no proceeding is pending or threatened before any court or governmental agency which presents a substantial risk of restraint or prohibition of the Merger; and (iv) receipt by FWWB and Whatcom of the opinion of Breyer & Aguggia LLP, dated as of the Effective Date, as to certain federal income tax consequences of the Merger.

    The obligations of FWWB are subject to the satisfaction of certain additional conditions, including: (i) the delivery by Whatcom of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Whatcom; (iii) certain executive officers of Whatcom having entered into employment agreements with First Savings and FWWB; (iv) the absence of any material adverse change in the financial position or results of operations of Whatcom; and (v) the number of Dissenting Shares not exceeding 5% of the outstanding shares of Whatcom Common Stock.

    The obligations of Whatcom are also subject to the satisfaction of certain additional conditions, including: (i) the delivery by FWWB of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; and (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of FWWB.

    FWWB and Whatcom may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law.

Regulatory Requirements

    The Merger is subject to prior approval by the Federal Reserve and the Department of Financial Institutions. An application for approval of the Merger was filed with the Federal Reserve and the Department of Financial Institutions on ________________, 1998. The merger of First Savings and Whatcom State Bank is subject to the receipt of certain prior approvals from the FDIC and the Department of Financial Institutions. An application for such merger was filed with the FDIC and the Department of Financial Institutions on _______________, 1998.

    The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transaction.

    FWWB and Whatcom are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the transactions contemplated by the Merger Agreement other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

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    The Merger Agreement provides that if the Merger has not been consummated by March 31, 1999, the Merger Agreement may be terminated by FWWB or Whatcom. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Whatcom's shareholders, there can be no assurance that the Merger will be consummated by March 31, 1999. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

No Solicitation

    Whatcom has agreed in the Merger Agreement that it will not institute, solicit, or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Whatcom or any merger or other business combination with Whatcom.

Dissenters' Rights

    In accordance with Chapter 13 of the WBCA (Chapter 23B.13 of the Revised Code of Washington), Whatcom's shareholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their Whatcom Common Stock.

    If Whatcom shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Whatcom Common Stock, FWWB may elect not to consummate the Merger. Whatcom shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Whatcom and FWWB will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Whatcom shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix B hereto.

    A shareholder who wishes to assert dissenters' rights must (a) deliver to Whatcom before the vote is taken by Whatcom shareholders written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Whatcom at the following address:

                   Whatcom State Bancorp, Inc.
                       1600 Cornwall Avenue
                  Bellingham, Washington  98225
             Attn: Marilyn Brink, Corporate Secretary

    A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Whatcom in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Whatcom the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

    A shareholder who does not deliver to Whatcom prior to the vote being taken by Whatcom shareholders a written notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the Merger or abstain from voting.

    If the Merger is effected, FWWB as the surviving corporation shall, within ten days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights. Such notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares

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will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which FWWB must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

    A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

    Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, FWWB shall pay each dissenter with properly perfected dissenters' rights FWWB's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Whatcom shares prior to the public announcement of the Merger, FWWB is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which FWWB can borrow money from other banks. It is the current intention of FWWB to estimate the fair value of Whatcom Common Stock to be $__________ per share, which represents the price paid for Whatcom Common Stock in the last transaction for which a price is known to Whatcom management prior to the date on which the Merger Agreement was signed.

    A dissenter who is dissatisfied with FWWB's estimate of the fair value or believes that interest due is incorrectly calculated may notify FWWB of the dissenter's estimate of the fair value and amount of interest due. If FWWB does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then FWWB must within 60 days petition a court to determine the fair value.

    In view of the complexity of Chapter 13 of the WBCA, shareholders of Whatcom who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Amendment; Waiver; Termination

    FWWB may elect to modify the structure of the Merger; provided, however, that FWWB shall not have the right to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Whatcom shareholders are entitled to receive or adversely affects the intended tax-free treatment to Whatcom shareholders as a result of receiving such consideration. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefitted by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of FWWB and Whatcom. After approval of the Merger Agreement by the shareholders of Whatcom, the Merger Agreement will not, without further approval of such shareholders, be amended in any manner that would decrease the consideration to be received by Whatcom shareholders in exchange for their Whatcom Common Stock or that would adversely affect the intended tax-free treatment to Whatcom shareholders.

    The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Whatcom shareholders, as follows: (i) by the mutual consent of the parties; (ii) by FWWB if Whatcom fails to conduct its business pursuant to the covenants made in the Merger Agreement; (iii) by either party if the Merger is not consummated by March 31, 1999; (iv) by either party upon denial of any required regulatory approval; (v) by FWWB if its conditions to consummate the Merger are not satisfied as of the closing date or by Whatcom if its conditions to consummate the Merger are not satisfied as of the closing date;
(vi) by either party if the other party has committed a material breach that has not been cured within 30 days after the giving of written notice of such breach; (vii) by FWWB if Whatcom enters any agreement with a view toward being acquired or effecting a business combination with any other person; or (viii) by FWWB if Whatcom enters into any supervisory agreement, cease and desist order, memorandum of understanding or similar arrangement with any bank regulatory agency.

    In the event of the valid termination of the Merger Agreement by either FWWB or Whatcom, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination.

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Termination Fee

    As a condition and inducement to FWWB's entering into the Merger Agreement and in consideration thereof, Whatcom has agreed to pay to FWWB a termination fee under certain circumstances. A fee of $250,000 may be demanded by FWWB in the event that (i) the Merger Agreement is terminated because Whatcom and Whatcom State Bank do not use their best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; (ii) Whatcom terminates the Merger Agreement for any reason other than the grounds for termination set forth in the Merger Agreement; or (iii) the Whatcom shareholders do not approve the Merger Agreement. FWWB has agreed to pay to Whatcom a termination fee of $250,000 in the event that (i) the Merger Agreement is terminated because FWWB does not use its best efforts to consummate the Merger in accordance with the terms of the Merger Agreement or (ii) FWWB terminates the Merger Agreement for any reason other than the grounds for termination set forth in the Merger Agreement.

    In addition, Whatcom has agreed to pay to FWWB a termination fee of $625,000 under certain circumstances. Such fee may be demanded by FWWB in the event that the Merger is not completed by December 15, 1999 and any of the following occurs: (i) a third party acquires beneficial ownership of 25% or more of the then outstanding Whatcom Common Stock; (ii) Whatcom, without the written consent of FWWB, enters into or recommends to Whatcom shareholders an agreement with a third party providing for certain actions (each an "Acquisition Transaction"), including a merger or similar transaction involving Whatcom, the purchase, acquisition or lease of substantially all of the assets of Whatcom or the purchase or other acquisition of securities representing 10% or more of the voting power of Whatcom; or (iii) a bona fide proposal to engage in an Acquisition Transaction is made to Whatcom by a third party, and after such proposal is made either Whatcom willfully breaches the Merger Agreement and such breach entitles FWWB to terminate the Merger Agreement, Whatcom shareholders fail to approve the Merger Agreement at the Special Meeting, the Special Meeting is cancelled without the fault of FWWB, or the Whatcom Board withdraws or modifies in a manner adverse to FWWB its recommendation to shareholders to approve the Merger Agreement.

    Whatcom will not be required to pay the termination fee if, prior to the occurrence of any of the events described above, FWWB terminates the Merger Agreement other than because of a material breach by Whatcom or Whatcom validly terminates the Merger Agreement (i) with the mutual consent of FWWB, or (ii) because of a material breach by FWWB that cannot be or has not been cured within 30 days after written notice of such breach (but only if at such time as Whatcom exercises its right to terminate the Merger Agreement FWWB is not entitled to terminate the Merger Agreement either because of a material breach by Whatcom, because the Merger has not been consummated by March 31, 1999 or because a required regulatory approval has been denied). The termination fee is intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire Whatcom from potential third party acquirors because the termination fee could increase the cost of such acquisition. To the best of Whatcom's knowledge, no event that would permit FWWB to demand payment of the termination fee has occurred as of the date of this Prospectus/Proxy Statement.

Resale of FWWB Common Stock

    The shares of FWWB Common Stock to be issued to shareholders of Whatcom upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Whatcom or FWWB as that term is defined in the rules under the Securities Act. FWWB Common Stock received by those shareholders of Whatcom who are deemed to be "affiliates" of Whatcom on the date of the Special Meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Whatcom generally include individuals or entities that control, are controlled by or are under common control with, Whatcom, and may include the executive officers and directors of Whatcom and certain of their affiliates as well as certain principal shareholders of Whatcom. In the Merger Agreement, Whatcom has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Whatcom to enter into an agreement with FWWB providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of FWWB Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations

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promulgated thereunder.  This Prospectus/Proxy Statement does not cover any resales of FWWB Common Stock received by affiliates of Whatcom.

Accounting Treatment

    The Merger, if completed as proposed, will be treated as a purchase in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Whatcom will be recorded on the books of FWWB at their respective fair values at the time of consummation of the Merger.

Expenses

    The Merger Agreement provides that FWWB and Whatcom each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

               BUSINESS OF THE PARTIES TO THE MERGER

FWWB

    FWWB is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiaries, First Savings, Inland Empire Bank and Towne Bank. First Savings conducts business from its main office in Walla Walla, Washington and its sixteen branch offices and three loan production offices located in southeast, central, north central and western Washington. Inland Empire Bank, which is an Oregon-chartered commercial bank, conducts business from its main office in Hermiston, Oregon and its five branch offices and two loan production offices located in
northeast Oregon.   Towne Bank is a Washington-chartered commercial bank and
conducts business from its main office in Woodinville and five branch offices in western Washington. FWWB acquired Towne Bank on April 1, 1998.

    First Savings is a community oriented savings bank which has traditionally offered a wide variety of deposit products to its retail customers while concentrating its lending activities on real estate loans. Lending activities have been focused primarily on the origination of loans secured by one- to four-family residential dwellings, including emphasis on loans for construction of residential dwellings. To a lesser extent, lending activities also have included the origination of multi-family, commercial real estate and consumer loans. First Savings' primary business has been that of a traditional thrift institution, originating loans for portfolio in its primary market area. First Savings has also been an active participant in the secondary market, originating residential loans for sale and on occasion acquiring loans for portfolio. More recently, First Savings has begun making non-mortgage commercial and agribusiness loans to small businesses and farmers. In addition First Savings has maintained a significant portion of its assets in marketable securities. The securities portfolio has been weighted toward mortgage-backed securities secured by one- to four-family residential properties. This portfolio also has included a significant amount of tax exempt municipal securities, primarily issued by entities located in the State of Washington. In addition to interest income on loans and investment securities, First Savings receives other income from deposit service charges, loan servicing fees and from the sale of loans and investments.

    Inland Empire Bank is a community oriented commercial bank which historically has offered a wide variety of deposits and loan products to its consumer and commercial customers. Lending activities have included origination of consumer, commercial, agribusiness and real estate loans. Inland Empire Bank also has engaged in mortgage banking activity with respect to residential lending within its local markets, originating loans for sale generally on a servicing released basis. Additionally, Inland Empire Bank has maintained a significant portion of its assets in marketable securities, particularly U.S. Treasury and government agency securities as well as tax exempt municipal securities issued primarily by entities located in the State of Oregon. Inland Empire Bank operates a division, Inland Financial Services, which offers insurance and brokerage services to its customers.

    Towne Bank, founded in 1991, is a community oriented commercial bank which provides a full array of financial products and services to commercial and consumer customers. Its business emphasis is in providing a full range of banking services to business and commercial customers. Towne Bank grants commercial installment

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and real estate loans to customers principally located in the King
County/Seattle and southern Snohomish County area. Towne Bank has historically maintained the major portion of its assets in loans with a relatively small portion invested in marketable securities and interest-bearing deposits for liquidity purposes.

    Financial and other information relating to FWWB is set forth in FWWB's Annual Report on Form 10-K for the year ended March 31, 1998, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which may be obtained from FWWB as indicated under "WHERE YOU CAN FIND MORE INFORMATION" on page (iii) hereof.

Whatcom

    Whatcom, a Washington corporation, was organized in 1994 for the purpose of becoming the holding company for Whatcom State Bank. Whatcom engages in no significant activity other than holding the stock of Whatcom State Bank.

    Whatcom State Bank was incorporated in 1980 as a state chartered bank under the laws of Washington. Whatcom State Bank primarily serves individuals and small to medium-sized businesses located in northwest Washington. Whatcom State Bank offers its customers a full range of deposit services that are typically available in most financial institutions, including checking accounts, savings accounts and other time deposits of various types, ranging from money market accounts to longer term certificates of deposit. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive in the area. In addition, retirement accounts such as IRAs (Individual Retirement Accounts) are available. Whatcom State Bank's deposits are attracted primarily from individuals, merchants, small and medium-sized businesses and professionals. All deposit accounts are insured by the FDIC up to the maximum amount. Whatcom State Bank's lending activity consists of short-to-medium-term commercial and consumer loans, including operating loans and lines, equipment loans, automobile loans, recreational vehicle and truck loans, personal loans or lines of credit, home improvement and rehabilitation loans and VISA national credit cards. Whatcom State Bank also offers cash management services, merchant credit card processing, safe deposit boxes, wire transfers, direct deposit or payroll and social security checks, automated teller machine access, and automatic drafts for various accounts. As of June 30, 1998, on a consolidated basis, Whatcom had a total of $70.7 million of loans outstanding, an allowance for loan losses of $1.0 million, total deposits of $78.0 million and total stockholders' equity of $5.8 million.

    Financial and other information relating to Whatcom is set forth in Appendix D.

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        VOTING SECURITIES OF WHATCOM AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth, as of the Record Date, information as to the shares of Whatcom Common Stock beneficially owned by each person who, to the knowledge of Whatcom, is the owner of more than 5% of the outstanding shares of Whatcom Common Stock, by each director of Whatcom, by the Chief Executive Officer of Whatcom, and by all executive officers and directors of Whatcom as a group.

                                     Number of Shares        Percent of Shares
Name                               Beneficially Owned (1)     Outstanding
                                   ----------------------    -----------------
Beneficial Owners of More Than 5%

Ken Kellar                              465,089 (2)               72.9%

Directors

Dick Campbell                             3,000                      *
Paul Hanson                               8,500                    1.3
Karen Morse                               3,000                      *
Mark Packer                               3,000                      *
Kathy Pennylegion                         6,600                    1.0
Fred Sjoholm                              6,000                      *
Phil Stephenson                          14,366                    2.0
Leonard Sund                             26,078                    4.1
Jim Wells                                 4,862                      *


All directors and executive
officers as a group (12 persons)        111,885                   15.8
___________
* Less than 1%.
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Whatcom Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms or ownership, over which shares the persons named in the table possess voting and/or investment power. The amounts shown also include the following amounts of Whatcom Common Stock which the indicated individuals have the right to acquire within 60 days of the Whatcom Record Date through the exercise of stock options granted pursuant to Whatcom's stock option plans: Mr. Campbell, 3,000 shares; Mr. Hanson, 3,000 shares; Ms. Morse, 3,000 shares; Mr. Packer, 3,000 shares; Ms. Pennylegion, 6,000 shares; Mr. Sjoholm, 0 shares; Mr. Stephenson, 13,184 shares; Mr. Sund, 6,000 shares; Mr. Wells, 3,000 shares; and all directors and executive officers as a group, 69,184 shares.
(2) Includes 76,366 shares owned by Mr. Kellar's children.

                DESCRIPTION OF FWWB CAPITAL STOCK

    FWWB is authorized to issue 25,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $0.01 per share. FWWB Common Stock is listed for trading on the Nasdaq National Market under the symbol "FWWB."
Each share of FWWB Common Stock has the same relative rights and is identical in all respects with every other share of FWWB Common Stock. The following summary does not purport to be a complete description of the applicable provisions of the FWWB Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

Common Stock

    Voting Rights. The holders of FWWB Common Stock possess exclusive voting rights in FWWB. Each holder of FWWB Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of

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holders of FWWB Common Stock.  Holders of shares of FWWB Common Stock are not entitled to cumulate votes for the election of directors.

    Dividends. The holders of FWWB Common Stock are entitled to such dividends as the FWWB Board may declare from time to time out of funds legally available therefor. Dividends from FWWB depend upon the receipt by FWWB of dividends from its subsidiaries because FWWB has no source of income other than dividends from its subsidiaries.

    Liquidation. In the event of liquidation, dissolution or winding up of FWWB, the holders of shares of FWWB Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of FWWB.

    Other Characteristics. Holders of FWWB Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of FWWB Common Stock which may be issued. Therefore, the Board of Directors of FWWB may authorize the issuance and sale of shares of common stock of FWWB without first offering them to existing shareholders of FWWB. FWWB Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of FWWB Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

Preferred Stock

    FWWB's Articles of Incorporation authorize the Board of Directors of FWWB to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of FWWB in any transaction not approved by the Board of Directors of FWWB.

                 COMPARISON OF SHAREHOLDERS' RIGHTS

    FWWB is incorporated under the laws of the State of Washington and, accordingly, the rights of FWWB's shareholders are governed by FWWB's Articles of Incorporation, Bylaws and the WBCA. Whatcom is incorporated under the laws of the State of Washington and, accordingly, the rights of Whatcom's shareholders are governed by Whatcom's Articles of Incorporation, Bylaws, the WBCA.

    Upon consummation of the Merger, shareholders of Whatcom will become shareholders of FWWB and, as such, their rights will be governed by FWWB's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the rights of a FWWB shareholder under FWWB's Articles of Incorporation and Bylaws, on the one hand, and the rights of a Whatcom shareholder under Whatcom's Articles of Incorporation and Bylaws, on the other hand. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the governing law and the certificate or articles of incorporation and bylaws of each corporation.

Payment of Dividends

    FWWB. Under Washington law, dividends may be paid only if, after giving effect to the dividend, FWWB will be able to pay its debts as they become due in the ordinary course of business and FWWB's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if FWWB were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

    Whatcom. Under Washington law, dividends may be paid only if, after giving effect to the dividend, Whatcom will be able to pay its debts as they become due in the ordinary course of business and Whatcom's total assets will not

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be less than the sum of its total liabilities plus the amount that would be needed, if Whatcom were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

Size of Board of Directors

    FWWB. FWWB's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 25 members. The Bylaws of FWWB provide that the Board of Directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by an amendment to FWWB's Articles of Incorporation, which must be approved by at least a majority of the outstanding shares entitled to vote.

    Whatcom. Whatcom's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 25 members. The Bylaws of Whatcom provide that the Board of Directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by amendment to Whatcom's Articles of Incorporation. The current number of directors is set at ten.

Classified Board of Directors

    FWWB. FWWB's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

    Whatcom. Whatcom's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years.

Cumulative Voting

    FWWB. FWWB's Articles of Incorporation eliminate cumulative voting. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholder's shares of common stock multiplied by the number of directors to be elected and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the FWWB Board.

    Whatcom.  Whatcom's Articles of Incorporation eliminate cumulative voting.

Removal of Directors

    FWWB. FWWB's Articles of Incorporation provide that at a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed only for cause and only by a vote of the holders of at least 80% of the shares then entitled to vote at such meeting. The requirement that directors may be removed only for cause and only upon an 80% vote makes it difficult for a person or entity immediately to acquire control of the FWWB Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

    Whatcom. Whatcom's Articles of Incorporation provide that directors may be removed from office with or without cause by the affirmative vote of the holders of 75% or more of the shares entitled to vote at a special meeting called for that purpose.

Vacancies on the Board of Directors

     FWWB. The Articles of Incorporation of FWWB provide that any vacancy on the Board of Directors may be filled by the affirmative vote of two-thirds of the remaining directors, and any director so appointed is to hold office

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for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

    Whatcom. Whatcom's Articles of Incorporation provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors.

Special Meetings of Shareholders and Action Without a Meeting

    FWWB. The Articles of Incorporation of FWWB provide that special meetings of shareholders may be called only by the board of directors or by an authorized committee of the board of directors. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of FWWB by making it more difficult for a person or entity to obtain immediate control of FWWB between one annual meeting and the next. Pursuant to the WBCA, any action that may be taken by shareholders may be taken without a meeting if a consent in writing is signed by all of the holders of outstanding stock entitled to vote thereon.

    Whatcom. The Bylaws of Whatcom provide that special meetings of shareholders may be called by the President, the Board of Directors or shareholders holding not less than 10% of the shares entitled to vote at the meeting.

Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Meetings of Shareholders

    FWWB. The Articles of Incorporation of FWWB generally provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to FWWB at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of FWWB and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

    Whatcom. Whatcom's Articles of Incorporation provide that nominations for the election of directors made by a shareholder must be made by notice in writing delivered or mailed not less than 60 days prior to the first anniversary of the date of the last meeting of shareholders called for the election of directors. Such notice must include certain information regarding the nominee.

Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution

    FWWB. FWWB's Articles of Incorporation require the approval of the holders of (i) at least 80% of FWWB's outstanding shares of voting stock, and
(ii) at least a majority of FWWB's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the FWWB Board who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the Board were given, the normal vote requirement of applicable Washington law or the Articles of Incorporation would apply, or, for certain transactions, no shareholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of FWWB. These provisions apply to any "Business Combination" which is defined to include among other things: (i) any merger or consolidation of FWWB with or into any Related Person; (ii) any sale, lease, exchange, transfer, or other disposition of all or a substantial part of the assets of FWWB or any of its subsidiaries to any Related Person (the term "substantial part" is defined to include more than 25% of FWWB's total assets); (iii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to FWWB or any subsidiary of FWWB; (iv) the issuance of any securities of FWWB

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or a subsidiary of FWWB to a Related Person; (v) the acquisition by FWWB of any securities of a Related Person; (vi) any reclassification of FWWB Common Stock; and (vii) any agreement, contract or other arrangement providing for any of the transactions described above. The increased shareholder vote required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

    Pursuant to FWWB's Articles of Incorporation, mergers, consolidations and sales of substantially all of the assets of FWWB must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of FWWB and any other affected class of stock.

    FWWB's Articles of Incorporation require FWWB's Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

    Whatcom. Pursuant to the WBCA, a plan of merger or share exchange must be recommended for approval by the board of directors and approved by each voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by that voting group. Action by the shareholders of the surviving corporation on a plan of merger is not required if certain conditions are met.

    Whatcom's Articles of Incorporation require the Whatcom Board to consider all relevant factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer, including the social and economic effects of the transaction on the community and on Whatcom's depositors, borrowers, employees, suppliers and other constituents.

Limitation on Acquisitions of Common Stock

    FWWB. FWWB's Articles of Incorporation provide that for a period of five years from the effective date of its conversion to the stock holding company form of organization (which occurred on October 31, 1995), no person may acquire directly or indirectly the beneficial ownership of more than 10% of any class of equity security of FWWB, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of FWWB's Continuing Directors (as defined in the Articles of Incorporation). This provision does not apply to any employee stock benefit plan of FWWB. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by FWWB's Board of Directors, shall be entitled to vote in connection with any matter submitted to stockholders for a vote. Additionally, FWWB's Articles of Incorporation provide for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of FWWB beyond five years after the Conversion. Specifically, the Articles of Incorporation provide that if, at any time after five years from the stock holding company conversion, any person acquires the beneficial ownership of more than 10% of any class of equity security of FWWB, then, with respect to each vote in excess of 10%, the record holders of voting stock of FWWB beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of FWWB which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of FWWB's "Continuing Directors." Under FWWB's Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition. Unless the Board took such affirmative action, the provision would operate to restrict the voting by beneficial owners of more than 10% of FWWB Common Stock in a proxy contest.

    Whatcom. Whatcom's Articles of Incorporation do not contain any limitation on the acquisition of Whatcom Common Stock.

Indemnification of Officers and Directors and Limitation of Liability

    FWWB. Pursuant to FWWB's Articles of Incorporation, FWWB will, to the fullest extent permitted by the WBCA, indemnify the directors, officers and agents of FWWB for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was an agent of FWWB. In addition, FWWB's Articles of Incorporation provide that the directors of FWWB shall not be personally liable for monetary damages to FWWB for conduct as directors, except for liabilities that involve intentional misconduct by the director, a knowing violation of law by the director, conduct violating provisions of the WBCA relating to unlawful distributions by FWWB, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted FWWB.

    Whatcom. Whatcom's Articles of Incorporation provide that Whatcom will indemnify its directors for all liability, damage or expense resulting from the fact that such person is or was a director, to the maximum extent permitted by law, except that Whatcom will not indemnify a director against liability, damage or expense resulting from the director's gross negligence. Whatcom's Bylaws provide that Whatcom will indemnify each officer and director of Whatcom for all losses resulting from the fact that such person is or was an officer or director of Whatcom, except for losses arising out of (i) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (ii) approval of certain distributions or loans which are finally adjudged to be in violation of the WCBA, or (iii) any transaction in which it is finally adjudged that the officer or director personally received a benefit to which he or she was not legally entitled.

Amendment of Articles of Incorporation and Bylaws

    FWWB. FWWB's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of FWWB Common Stock, except that the provisions of the Articles of Incorporation governing (i) removal of directors, (ii) notice requirements for nominations and proposals, (iii) approval of certain business combinations, (iv) evaluation of business combinations, (v) elimination of directors' liability, (vi) indemnification of officers and directors, (vi) acquisition of FWWB Common Stock, (viii) calling special meetings of shareholders, (ix) amendments to bylaws, and (x) the manner of amending the Articles of Incorporation may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of FWWB. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Washington law for the repeal or amendment of any provision of the Articles of Incorporation. The Bylaws of FWWB may be amended by a majority vote of the Board of Directors or by the holders of at least 80% of the outstanding shares of FWWB. This provision is intended to prevent the holders of less than 80% of the outstanding stock of FWWB from circumventing any of the foregoing provisions by amending the Articles of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of FWWB's voting stock to prevent amendments to FWWB's Articles of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

    Whatcom. Whatcom's Articles of Incorporation may be amended by a two-thirds vote of the outstanding shares of Whatcom Common Stock, except for any amendment to Article XI of the Articles dealing with directors. Any amendment to Article XI requires an 80% vote of the shareholders. Whatcom's Bylaws may be amended, altered or repealed by the Whatcom Board or by the affirmative vote of a majority of shareholders.

                CERTAIN INFORMATION CONCERNING FWWB

    Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of FWWB, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is set forth in or incorporated by reference in FWWB's Annual Report on Form 10-K for the year ended March 31, 1998. See "WHERE YOU CAN FIND MORE INFORMATION."

                           LEGAL OPINIONS

    The validity of the FWWB Common Stock to be issued in the Merger is being passed upon for FWWB by Breyer & Aguggia LLP, Washington, D.C. Breyer & Aguggia LLP will deliver an opinion concerning certain federal income tax consequences of the Merger.

                              EXPERTS

    The consolidated financial statements incorporated in this Prospectus/Proxy Statement by reference from FWWB's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Whatcom as of December 31, 1997 and for the yearended December 31, 1997, have been included in this Prospectus/Proxy Statement in reliance upon the report of Dodd Wing & Co.,P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Whatcom as of December 31, 1996 and for the year ended December 31, 1996 have been included in this Prospectus/Proxy Statement in reliance upon the report of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                 CHANGE IN WHATCOM'S ACCOUNTANTS

    Whatcom's former independent public accountants were dismissed by Whatcom on June 18, 1997. The former accountants' report on the financial statements of Whatcom for the past two years did not contain an adverse opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by Whatcom's examining committee and approved by Whatcom's Board of Directors. The Whatcom Board of Directors approved the engagement of Dodd Wing & Co., P.C. on June 18, 1997. In connection with the audits of the two most recent fiscal years preceding the engagement of Dodd Wing & Co., P.C., there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                           OTHER MATTERS

    The Whatcom Board is not aware of any business to come before the Whatcom Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Whatcom Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                                       Appendix A






                  AGREEMENT AND PLAN OF MERGERS


                    dated as of June 15, 1998


                           by and among



          FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC.

                               and

                 FIRST SAVINGS BANK OF WASHINGTON



                               and



                   WHATCOM STATE BANCORP, INC.

                               and

                       WHATCOM STATE BANK

                                TABLE OF CONTENTS
                                                                  Page


AGREEMENT AND PLAN OF MERGERS                                     A-1

RECITALS                                                          A-1

AGREEMENT                                                         A-1

                                     ARTICLE 1
                                    DEFINITIONS

         1.1  Definitions                                         A-1

                                     ARTICLE 2
                        THE MERGERS AND RELATED MATTERS

         2.1  Corporate Merger
              (a)  Surviving Corporation                          A-6
              (b)  Certificate of Incorporation and Bylaws        A-6
              (c)  Effects of the Corporate Merger                A-6
              (d)  Transfer of Assets                             A-6
              (e)  Assumption of Liabilities                      A-6
         2.2  The Bank Merger
              (a)  The Continuing Bank                            A-6
              (b)  Rights, Etc.                                   A-6
              (c)  Liabilities                                    A-6
              (d)  Charter; Bylaws; Directors; Officers           A-7
         2.3  Effective Time                                      A-7
         2.4  Conversion of Whatcom Common Stock                  A-7
         2.5  Acquiror Common Stock                               A-7
         2.6  Dissenting Shares                                   A-7
         2.7  Fractional Shares                                   A-7
         2.8  Anti-Dilution Provisions                            A-8
         2.9  Options                                             A-8
         2.10 Major Shareholder                                   A-8
         2.11 Exchange of Whatcom Common Stock                    A-8
         2.12 Closing                                             A-9
         2.13 Reservation of Right to Revise Transaction          A-9

                                 ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         3.1  Organization and Corporate Authority of Acquiror . A-10
         3.2  Organization and Qualification of First Savings. . A-10
         3.3  Authorization, Execution and Delivery; Merger
              Agreement Not in Breach                            A-10
         3.4  No Legal Bar                                       A-11
         3.5  Government Approvals                               A-11
         3.6  Acquiror Financial Statements                      A-11
         3.7  Absence of Certain Changes                         A-11

                                      A-(i)

         3.8  Capitalization of Acquiror                         A-11
         3.9  Capitalization of First Savings                    A-12
         3.10 Disclosure                                         A-12

                                      ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF WHATCOM AND THE BANK

         4.1  Organization and Qualification of Whatcom and
              Subsidiaries                                       A-12
         4.2  Organization and Qualification of the Bank         A-12
         4.3  Authorization, Execution and Delivery; Merger
              Agreement Not in Breach                            A-13
         4.4  No Legal Bar                                       A-13
         4.5  Government and Other Approvals                     A-13
         4.6  Compliance With Law                                A-14
         4.7  Charter Documents                                  A-14
         4.8  Financial Statements                               A-14
         4.9  Absence of Certain Changes                         A-15
         4.10 Deposits                                           A-16
         4.11 Properties                                         A-16
         4.12 Whatcom Subsidiaries                               A-16
         4.13 Condition of Fixed Assets and Equipment            A-16
         4.14 Tax Matters                                        A-16
         4.15 Litigation                                         A-17
         4.16 Hazardous Materials                                A-17
         4.17 Insurance                                          A-19
         4.18 Labor and Employment Matters                       A-19
         4.19 Records and Documents                              A-20
         4.20 Capitalization of Whatcom.                         A-20
         4.21 Capitalization of the Bank                         A-20
         4.22 Sole Agreement                                     A-21
         4.23 Disclosure                                         A-21
         4.24 Absence of Undisclosed Liabilities                 A-21
         4.25 Allowance for Loan Losses                          A-21
         4.26 Compliance with Laws                               A-22
         4.27 Absence of Regulatory Actions                      A-22
         4.28 Employee Benefit Plans                             A-22
         4.29 Material Contracts                                 A-26
         4.30 Material Contract Defaults                         A-28
         4.31 Reports                                            A-28
         4.32 Statements True and Correct                        A-28
         4.33 Brokers and Finders                                A-28
         4.34 Derivatives Contracts; Structured Notes, Etc.      A-28
         4.35 Year 2000 Issues                                   A-29
         4.36 Loans                                              A-29

                                 ARTICLE 5
                          COVENANTS OF ACQUIROR

         5.1  Regulatory Approvals                               A-29
         5.2  Preparation of Registration Statement              A-29
         5.3  Registration Statement Effectiveness               A-29
         5.4  Employees                                          A-30

                                     A-(ii)

         5.5  Reasonable Efforts to Close                        A-31
         5.6  Indemnification and Insurance                      A-31
         5.7  Access                                             A-31

                                ARTICLE 6
                  COVENANTS OF WHATCOM AND THE BANK

         6.1  Shareholders Meeting                               A-31
         6.2  Conduct of Business -- Affirmative Covenants       A-32
         6.3  Conduct of Business -- Negative Covenants          A-33
         6.4  Conduct of Business -- Certain Actions             A-36
         6.5  Accruals and Reserves                              A-36
         6.6  Access; Information                                A-36
         6.7  Affiliate Agreements                               A-36

                                 ARTICLE 7
                          CONDITIONS TO CLOSING

         7.1  Conditions to the Obligations of Whatcom and
              the Bank                                           A-37
              (a)  Performance                                   A-37
              (b)  Representations and Warranties                A-37
              (c)  Documents                                     A-37
              (d)  Opinion of Acquiror's and First Savings's
                   Counsel                                       A-37

         7.2  Conditions to the Obligations of Acquiror and
              First Savings                                      A-38
              (a)  Performance                                   A-38
              (b)  Representations and Warranties                A-38
              (c)  Documents                                     A-39
              (d)  Destruction of Property                       A-39
              (e)  Inspections Permitted                         A-39
              (f)  No Material Adverse Change                    A-39
              (g)  Opinion of Whatcom's and the Bank's Counsel   A-40
              (h)  Other Business Combinations, Etc.             A-41
              (i)  Maintenance of Certain Covenants, Etc.        A-41
              (j)  Dissenting Shares                             A-41
              (k)  Accruals and Reserves                         A-41
              (l)  Employment Agreements                         A-41
              (m)  Receipt of Affiliate Agreements               A-41
              (n)  Major Shareholders and Directors              A-41

         7.3  Conditions to Obligations of All Parties . . . . . A-41
              (a)  No Pending or Threatened Claims               A-42
              (b)  Government Approvals and Acquiescence
                   Obtained                                      A-42
              (c)  Effective Registration Statement              A-42
              (d)  Tax Opinion                                   A-42
              (e)  Shareholder Vote                              A-42


                                    A-(iii)

                                 ARTICLE 8
                                TERMINATION

         8.1  Termination                                        A-42
         8.2  Effect of Termination                              A-43
         8.3  Termination Fee                                    A-44
         8.4  Acquiror Fee                                       A-44

                                 ARTICLE 9
                            GENERAL PROVISIONS

         9.1  Notices                                            A-45
         9.2  Assignability and Parties in Interest              A-45
         9.3  Governing Law                                      A-45
         9.4  Counterparts                                       A-45
         9.5  Best Efforts                                       A-45
         9.6  Publicity                                          A-45
         9.7  Entire Agreement                                   A-45
         9.8  Severability                                       A-45
         9.9  Modifications, Amendments and Waivers              A-46
         9.10 Interpretation                                     A-46
         9.11 Payment of Expenses                                A-46
         9.12 Equitable Remedies                                 A-46
         9.13 Attorneys' Fees                                    A-46
         9.14 No Waiver                                          A-48
         9.15 Remedies Cumulative                                A-48
         9.16 Non-Survival of Representations and Warranties     A-48

         Exhibit A Plan of Merger
         Exhibit B Plan of Merger
         Exhibit C Voting Agreement
         Exhibit D Affiliate Agreement
         Exhibit E Employment Agreements

                                       A-(iv)

                    AGREEMENT AND PLAN OF MERGERS

       THIS AGREEMENT AND PLAN OF MERGERS (the "Merger Agreement") is made and entered into this 15th day of June 1998, by and between FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC. ("Acquiror"), a corporation chartered and existing under the laws of the State of Delaware, WHATCOM STATE BANCORP, INC., a corporation chartered and existing under the laws of the State of Washington ("Whatcom"), FIRST SAVINGS BANK OF WASHINGTON, a state chartered savings bank existing under the laws of the State of Washington ("First Savings") and WHATCOM STATE BANK (the "Bank"), a commercial bank chartered and existing under the laws of the State of Washington.

                              RECITALS

     A. Acquiror, Whatcom, First Savings and the Bank, on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which Acquiror will acquire all of the shares of Whatcom Common Stock (as hereinafter defined) outstanding at the Effective Time (as hereinafter defined) at a purchase price per share equal to the amount set forth in Section 2.4(a) hereof.

     B. To effect the acquisition, Whatcom shall be merged with and into Acquiror (the "Corporate Merger") pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit A. Acquiror will be the surviving corporate entity in the Corporate Merger (the "Surviving Corporation"). The Bank shall be merged with and into First Savings (the "Bank Merger") pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit B. First Savings will be the continuing financial institution (the "Continuing Bank").

     C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Corporate Merger and also to prescribe various conditions to the Corporate Merger.

     D. Concurrently with the execution and delivery of this Merger Agreement, and as an inducement to Acquiror's willingness to enter into this Merger Agreement, each member of the Board of Directors of Whatcom and each Major Shareholder of Whatcom (as hereinafter defined) has entered into an agreement with Acquiror pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Merger Agreement at the Shareholders Meeting (as hereinafter defined).

     E. The respective Boards of Directors of Acquiror, Whatcom, First Savings and the Bank have duly approved this Merger Agreement and have duly authorized its execution and delivery.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                            AGREEMENT

                            ARTICLE 1

                           DEFINITIONS

          1.1 Definitions. As used in this Merger Agreement, the following terms have the definitions indicated:

          "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control, with that party.

          "Acquiror" shall mean First Savings Bank of Washington Bancorp, Inc., a bank holding company having its principal place of business in Walla Walla, Washington, that is currently incorporated under the laws of the State of Delaware and is in the process of changing its state of incorporation to the State of Washington.

          "Acquiror Common Stock" shall mean the common stock, par value $0.01 per share, of Acquiror.

          "Acquiror Due Diligence Review" shall have the meaning assigned to such term in Section 8.1(j) of this Merger Agreement.

          "Acquiror Due Diligence Review Period" shall have meaning assigned to such term in Section 8.1(j) of this Merger Agreement.

          "Acquiror Fee" shall have the meaning assigned to such term in
Section 8.4 of this Merger Agreement.

          "Acquiror Option" shall mean an option to acquire shares of Acquiror Common Stock.

          "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4 of this Merger Agreement.

          "Applicable Environmental Laws" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

          "Balance Sheet Date" shall have the meaning assigned to such term in
Section 4.9 of this Merger Agreement.

          "Bank" shall mean Whatcom State Bank, a commercial bank chartered and existing under the laws of the State of Washington.

          "Bank Common Stock" shall have the meaning assigned to such term in
Section 4.21 of this Merger Agreement.

          "Bank Merger" shall, as described in Section 2.2 of this Merger Agreement, mean the merger of the Bank with and into First Savings, which shall survive the Bank Merger as the Continuing Bank.
"BHCA" shall mean the Bank Holding Company Act.

          "CERCLA" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

          "Certificate" shall have the meaning assigned to such term in
Section 2.11 of this Merger Agreement.

          "Closing" shall have the meaning assigned to such term in Section
2.12 of this Merger Agreement.

          "Closing Date" shall have the meaning assigned to such term in
Section 2.12 of this Merger Agreement.

           "Continuing Bank" shall mean First Savings as the financial institution resulting from the consummation of the Bank Merger as set forth in
Section 2.2 of this Merger Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the Bank.

          "Derivatives Contract" shall have the meaning assigned to such term in Section 4.34 of this Merger Agreement.

          "Dissenting Shares" shall have the meaning assigned to such term in
Section 2.6 of this Merger Agreement.

          "Effective Date of the Merger" shall mean that date on which the Effective Time shall have occurred.

          "Effective Time" shall have the meaning assigned in Section 2.3 of this Merger Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Agent" shall mean the independent agent selected by Acquiror to effect the exchange of certificates representing Whatcom Common Stock for the consideration described in Section 2.4.

          "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

          "First Savings" shall mean First Savings Bank of Washington, a state chartered savings bank existing under the laws of the State of Washington.

          "FRB" shall mean the Board of Governors of the Federal Reserve
System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "Government Approvals" shall have the meaning assigned to such term in Section 3.5 of this Merger Agreement.

          "Hazardous Substances" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

          "Internal Revenue Code" shall mean the Internal Revenue Code of
1986, as amended.                      "Loan Property" shall have the meaning
assigned to such term in Section 4.16(a) of this Merger Agreement.

          "Corporate Merger" shall, as described in Section 2.1 of this Merger Agreement, mean the merger of Whatcom with and into Acquiror, which shall survive the Corporate Merger as the Surviving Corporation.

          "Major Shareholder" shall have the meaning assigned to such term in
Section 2.10 of this Merger Agreement.

          "Merger Agreement" means this Agreement and Plan of Mergers together with the Plans of Merger (Exhibit A and Exhibit B) and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Merger Agreement.

          "NASD" means the National Association of Securities Dealers, Inc.

          "Officer" shall have the meaning set forth in Section 4.9(k) of this Merger Agreement.

          "Parties" shall mean Whatcom, the Bank, Acquiror and First Savings collectively; Whatcom or the Bank on the one hand, or Acquiror and First Savings on the other hand, may sometimes be referred to as a "Party."
      "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

          "Person" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

          "Plans of Merger" shall mean the Plans of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of Whatcom and Acquiror and filed with the Secretary of State of the State of Washington along with the Articles of Merger in accordance with Washington law and with the Secretary of State of the State of Delaware along with a Certificate of Merger in accordance with Delaware or Washington law and providing for the Corporate Merger of Whatcom with and into Acquiror as contemplated by Section 2.1 of this Merger Agreement and the Plan of Merger substantially in the form of Exhibit B hereto to be executed by authorized representatives of the Bank and First Savings providing for the merger of the Bank into First Savings as contemplated by Section 2.2 of this Merger Agreement.

          "Property" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

          "Proxy Statement/Prospectus" shall mean the proxy statement to be used by Whatcom to solicit proxies with a view to securing the approval of the Whatcom Shareholders of this Merger Agreement and the Plans of Merger, which shall also serve as the prospectus for the shares of Acquiror Common Stock to be issued to the Whatcom Shareholders.

          "Realty" means the real property of the Bank owned or leased by the Bank or any Subsidiary of the Bank.

          "Records" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of Whatcom and the Bank, original instruments and other documentation, pertaining to Whatcom and the Bank, Whatcom's and the Bank's assets (including plans and specifications relating to the Realty), and liabilities, the Whatcom Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of Whatcom's and the Bank's business by Acquiror and the Bank on and after the Effective Time as it was conducted prior to the Closing Date.

          "Registration Statement" shall have the meaning assigned to such term in Section 5.2 of this Merger Agreement.

          "Regulatory Authorities" shall mean, collectively, the Department of Justice, the FRB, the FDIC, the SEC, the Washington Department, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Merger Agreement.

          "Release" shall have the meaning assigned to such term in Section 4.16(b)(i) of this Merger Agreement.

          "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

          "SEC Documents" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the FDIC, or with any other Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the Securities Act of 1933, as amended ("1933 Act"), the Securities Exchange Act of 1934, as amended, ("1934 Act"), the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

          "Shareholders Meeting" shall mean the special meeting of Whatcom Shareholders to be held pursuant to Section 6.1 of this Merger Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all of those corporations, or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent.

          "Surviving Corporation" shall mean Acquiror as the corporation resulting from the consummation of the Corporate Merger as set forth in
Section 2.1 of this Merger Agreement.

          "WBCA" shall mean the Washington Business Corporation Act.

          "Washington Department" shall mean the Department of Financial Institutions of the State of Washington.

          "Whatcom" shall mean Whatcom Bancorp, Inc., a Washington-chartered bank holding company having its principal place of business in Bellingham, Washington.

          "Whatcom Common Stock" has the meaning assigned to such terms in
Section 2.4(a) of this Merger Agreement.

          "Whatcom Financial Statements" shall have the meaning assigned to such term in Section 4.8 of this Merger Agreement.

          "Whatcom Option" shall mean an option granted by Whatcom to purchase shares of Whatcom Common Stock.

          "Whatcom Shareholders" shall mean the holders of the Whatcom Common Stock.

                             ARTICLE 2

                 THE MERGERS AND RELATED MATTERS
          2.1 Corporate Merger. Subject to the terms and conditions of this Merger Agreement, and pursuant to the provisions of the WBCA, the DGCL, the BHCA and the rules and regulations promulgated thereunder, at the Effective Time (as hereinafter defined):

               (a) Surviving Corporation. Whatcom shall be merged with and into Acquiror pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A. Upon consummation of the Corporate Merger, the separate existence of Whatcom shall cease and Acquiror shall continue as the Surviving Corporation.

               (b) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Acquiror, in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of the Surviving Corporation.

               (c) Effects of the Corporate Merger. The separate existence of Whatcom shall cease, and Whatcom shall be merged with and into Acquiror which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Acquiror and Whatcom.

               (d) Transfer of Assets. All rights, assets, licenses, permits, franchises and interests of Acquiror and Whatcom in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Acquiror as the Surviving Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

               (e) Assumption of Liabilities. The Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Acquiror as well as those of Whatcom, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Acquiror or Whatcom.

          2.2. The Bank Merger. As soon as practicable following the Effective Time:

               (a) The Continuing Bank. The Bank shall be merged into First Savings pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit B. Upon consummation of the Bank Merger, the separate existence of the Bank shall cease and First Savings shall survive as the Continuing Bank.

               (b) Rights, Etc. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

               (c) Liabilities. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the institutions so merged, in accordance with applicable law.

               (d) Charter; Bylaws; Directors; Officers. The Charter and Bylaws of the Continuing Bank shall be those of First Savings, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of First Savings in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          2.3 Effective Time. As soon as practicable after each of the conditions set forth in Article 7 hereof have been satisfied or waived, the Parties will file, or cause to be filed, with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware such articles of merger and certificate of merger as they may deem necessary or appropriate for the Corporate Merger which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of the WBCA and the DGCL. The Corporate Merger shall become effective at such time as may be specified in such articles of merger and certificate of merger (the "Effective Time"). The Bank Merger will be consummated as soon as practicable after the Corporate Merger at the discretion of the Acquiror.

          2.4  Conversion of Whatcom Common Stock.  At the Effective Time:

               (a) Each share of common stock of Whatcom, $1.00 par value per share ("Whatcom Common Stock"), issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, as defined herein) shall, by virtue of the Corporate Merger and without any action on the part of the holder thereof, be converted into the right to receive from Acquiror .6974 shares of Acquiror Common Stock (the "Exchange Ratio").
  Notwithstanding any other provision of this Merger Agreement, any shares of Whatcom Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Acquiror, Whatcom or by any direct or indirect Subsidiary of any of them or are held in the treasury of Whatcom shall, by virtue of the Corporate Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

               (b) The holders of certificates representing shares of Whatcom Common Stock shall cease to have any rights as stockholders of Whatcom, except such rights, if any, as they may have pursuant to the WBCA. Except as provided above, until certificates representing shares of Whatcom Common Stock are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the amount of consideration into which their shares of Whatcom Common Stock shall have been converted by the Corporate Merger as provided above.

               (c) The stock transfer books of Whatcom shall be closed and no transfer of shares of Whatcom Common Stock shall be made thereafter.

          2.5 Acquiror Common Stock. At the Effective Time, the shares of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as shares of Acquiror Common Stock.

          2.6 Dissenting Shares. Any shares of Whatcom Common Stock held by a holder who dissents from the Corporate Merger in accordance with the WBCA and becomes entitled to obtain payment for the fair value of such shares of Whatcom Common Stock pursuant to the applicable provisions of the WBCA shall be herein called "Dissenting Shares." Notwithstanding any other provision of this Merger Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the WBCA.

          2.7 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, Acquiror shall pay to each holder of Whatcom Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by $24.983.

          2.8 Anti-Dilution Provisions. In the event Acquiror changes the number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or recapitalization with respect to the outstanding Acquiror Common Stock and the record date therefor shall be prior to the Effective Date, the number of shares of Acquiror Common Stock into which each share of Whatcom Common Stock may be converted shall be proportionately adjusted.

          2.9 Options. At the Effective Time, by virtue of the Corporate Merger, and without any action on the part of any holder of an option, each Whatcom Option that is then outstanding and unexercised shall be converted into and become an Acquiror Option on the same terms and conditions as are in effect with respect to the Whatcom Option immediately prior to the Effective Time, except that (i) each such Whatcom Option assumed may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to such Whatcom Option shall be equal to the number of shares of Whatcom Common Stock subject to such Whatcom Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per share exercise price under each such Acquiror Option shall be adjusted by dividing the per share exercise price of the Whatcom Option by the Exchange Ratio, and rounding up to the nearest cent. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Internal Revenue Code, as to any Whatcom Stock Option that is an incentive stock option. The number of shares of Whatcom Common Stock which are issuable upon exercise of Whatcom Options as of the date hereof is set forth on Schedule 2.9.

          2.10 Major Shareholder. As used in this Merger Agreement, the term "Major Shareholders" shall mean any person who as of the date hereof owns or controls more than five percent of the issued and outstanding shares of Whatcom Common Stock. Simultaneous with the execution and delivery of this Merger Agreement, each Major Shareholder and director of Whatcom will execute and deliver to Acquiror a Voting Agreement in the form attached hereto as Exhibit C.

          2.11 Exchange of Whatcom Common Stock.

               (a) As soon as practicable after the Effective Time, each holder of record of certificates formerly representing shares of Whatcom Common Stock (the "Certificates") shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Acquiror shall deliver or cause to be delivered to such holder. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

               (b) After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the consideration payable in respect of the shares represented thereby.

               (c) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Acquiror or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Acquiror or the Exchange Agent may reasonably require in accordance with customary and prudent exchange procedures.

               (d) Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to Acquiror or the Exchange Agent be deemed to evidence the right to receive the consideration.

               (e) After the Effective Time, holders of Certificates shall cease to have rights with respect to Whatcom Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the consideration. After the Effective Time, there shall be no further transfer on the records of Whatcom of Certificates, and if such Certificates are presented to Whatcom for transfer, they shall be canceled against delivery of the consideration. Acquiror shall not be obligated to deliver the consideration to any holder of Whatcom Common Stock until such holder surrenders the Certificates as provided herein. Any shareholders of Whatcom who have not theretofore complied with this Section
2.11 shall thereafter look only to Acquiror for payment of their consideration deliverable in respect of each share of Whatcom Common Stock such stockholder holds as determined pursuant to this Merger Agreement without any interest thereon. If outstanding Certificates are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Neither the Exchange Agent nor any party to this Merger Agreement nor any affiliate thereof shall be liable to any holder of Whatcom Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of Whatcom to establish the identity of those persons entitled to receive the consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Acquiror and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          2.12 Closing. Subject to the provisions of Article 7 hereof, the closing of the transactions contemplated by this Merger Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing, and shall be on such date, time and location as is mutually agreed to by Acquiror and Whatcom. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Corporate Merger and the Bank Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Corporate Merger and the Bank Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute the Plans of Merger for filing with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware and promptly thereafter shall take all steps necessary or desirable to consummate the Corporate Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Merger Agreement. The Bank Merger will be consummated as soon as practicable after the Corporate Merger at the discretion of the Acquiror and pursuant to the terms of the Plan of Merger which is attached hereto as Exhibit B. The Parties shall thereupon take such other and further actions as may be required by law or this Merger Agreement to consummate the transactions contemplated herein. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

          2.13 Reservation of Right to Revise Transaction. Acquiror shall have the unilateral right to revise the method of effecting either the Corporate Merger, the Bank Merger or both in order to achieve tax benefits or for any other reason which Acquiror may deem advisable; provided, however, that Acquiror shall not have the right, without the prior written approval of the Board of Directors of Whatcom, and, if required, the approval of the Whatcom Shareholders, to make any revision to the structure of the Corporate Merger which (i) changes the amount or kind of the consideration which the Whatcom Shareholders are entitled to receive (determined in the manner provided in Section 2.4 of this Merger Agreement) or (ii) adversely affects the intended tax-free treatment to the Whatcom Shareholders as a result of receiveing such consideration. Acquiror may exercise this right of revision by giving written notice thereof to Whatcom in the manner provided in Section
9.1 of this Merger Agreement.

                             ARTICLE 3

   REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND FIRST SAVINGS

          Each of Acquiror and First Savings hereby represents and warrants to Whatcom and the Bank as follows:

          3.1 Organization and Corporate Authority of Acquiror. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in the process of changing its state of incorporation to the State of Washington subject to shareholder approval. Acquiror (i) has the requisite corporate power and authority to own, operate and lease its material properties and carry on its businesses as they are currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse affect on the condition (financial or otherwise), affairs, business, assets or prospects of Acquiror and; (iii) has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its businesses as they are currently being conducted. The Certificate of Incorporation and Bylaws of Acquiror, as amended to date, are in full force and effect as of the date of this Merger Agreement.

          3.2 Organization and Qualification of First Savings. First Savings is a Washington-chartered savings bank, duly organized, validly existing and in good standing under the laws of the State of Washington and engages only in activities (and holds properties only of the types) permitted by Washington law and the rules and regulations promulgated by the Washington Department thereunder or the FDIC for insured depository institutions. First Savings (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted (including all requisite authority to operate branches in the State of Washington) and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of First Savings and all Acquiror Subsidiaries, taken as a whole. First Savings's deposit accounts are insured by the Savings Association Insurance Fund as administered by the FDIC to the fullest extent permitted under applicable law.

          3.3 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

               (a) Acquiror and First Savings have all requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. This Merger Agreement, and all other agreements and instruments contemplated to be executed in connection herewith by Acquiror and First Savings, have been (or upon execution will have been) duly executed and delivered by Acquiror and First Savings, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and no other corporate proceedings on the part of Acquiror and First Savings are (or will be) necessary to authorize such execution and delivery, and, subject to receipt of any required Government Approvals, constitute (or upon execution will constitute) legal, valid and enforceable obligations of Acquiror and First Savings, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

               (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, (i) any material mortgage, lease, covenant, agreement, indenture or other instrument to which Acquiror and First Savings are a party or by which Acquiror or First Savings or their respective property or any of their respective assets are bound,

(ii) the Certificate of Incorporation or Bylaws of Acquiror and First Savings,
(iii) any material judgment, decree, order or award of any court, governmental body or arbitrator by which Acquiror and First Savings are bound, or (iv) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Acquiror and First Savings or their respective properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of Acquiror and First Savings, except that the Government Approvals shall be required in order for Acquiror and First Savings to consummate the Corporate Merger.

          3.4 No Legal Bar. Neither Acquiror nor First Savings is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Merger Agreement by Acquiror or First Savings, its delivery to Whatcom and the Bank or (upon receipt of Governmental Approvals) the consummation of the transactions contemplated hereby, and no action or proceeding is pending or threatened against Acquiror or First Savings in which the validity of this Merger Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

          3.5 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Acquiror or First Savings in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby by Acquiror or First Savings, except for the prior approval of the FRB, the FDIC, the Washington Department and such other agencies as may have jurisdiction (collectively, the "Government Approvals"). Acquiror and First Savings are not aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

          3.6 Acquiror Financial Statements. The consolidated balance sheets of Acquiror as of March 31, 1998 and 1997, and the related consolidated statements of income and changes in stockholders' equity and cash flows of Acquiror for the years ended March 31, 1998, 1997 and 1996 which will be included in Acquiror's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 as filed with the SEC and the comparative interim financial statements for any subsequent quarter ending after March 31, 1998 and prior to the date hereof included in Acquiror's Quarterly Reports on Form 10-Q as filed with the SEC (collectively, the "Acquiror Financial Statements") (i) were prepared from the books and records of Acquiror, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP; (iii) accurately present Acquiror's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby (subject, in the case of financial statements for interim periods, to normal recurring adjustments); (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of Acquiror's consolidated financial condition and the consolidated results of Acquiror's operations and cash flows for the periods covered by the Acquiror Financial Statements; (v) do contain and reflect adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

          3.7 Absence of Certain Changes. Since March 31, 1998 there has not been any material adverse change in the financial condition or results of operations of Acquiror, First Savings and their respective subsidiaries taken as a whole.

          3.8 Capitalization of Acquiror. The authorized capital stock of Acquiror consists of 25,000,000 shares of Acquiror Common Stock and 500,000 shares of preferred stock having a par value of $.01 per share. As of the close of business on March 31, 1998, 9,952,953 shares of Acquiror Common Stock were issued and outstanding,

957,672 shares of Acquiror Common Stock were held by Acquiror as treasury stock and no shares of the preferred stock were issued and outstanding.

          3.9 Capitalization of First Savings. The authorized capital stock of First Savings consists of 5,000,000 shares of common stock having a par value of $1.00 per share . As of the date of this Merger Agreement, 1,000 shares of First Savings's common stock were issued and outstanding and no shares of the common stock were held by First Savings as treasury stock. All of the outstanding common stock of First Savings is held beneficially and of record by the Acquiror, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever.

          3.10 Disclosure. The information concerning, and the representations or warranties made by Acquiror and First Savings as set forth in this Merger Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by Acquiror and First Savings to Whatcom and the Bank pursuant hereto, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Whatcom and the Bank by Acquiror and First Savings pursuant hereto were complete and accurate copies of such documents.

                               ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF WHATCOM AND THE BANK

     Each of Whatcom and the Bank hereby represents and warrants to Acquiror as follows:

          4.1 Organization and Qualification of Whatcom and Subsidiaries. Whatcom is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Whatcom is registered as a bank holding company with the FRB and engages only in activities permitted by the BHCA and the rules and regulations promulgated by the FRB thereunder. Whatcom (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of Whatcom, the Bank and all Whatcom Subsidiaries, taken as a whole. Each Whatcom Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or other), affairs, business, assets or prospects of Whatcom, the Bank and the Whatcom Subsidiaries taken as a whole. The activities of the Whatcom Subsidiaries are permitted for subsidiaries of bank holding companies pursuant to the BHCA.

          4.2 Organization and Qualification of the Bank. The Bank is a Washington-chartered bank, duly organized, validly existing and in good standing under the laws of the State of Washington and engages only in activities (and holds properties only of the types) permitted by Washington law and the rules and regulations promulgated by the Washington Department thereunder or the FDIC for insured depository institutions. The Bank (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted (including all requisite authority to operate branches in the State of Washington) and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually

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
or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of the Bank and all Whatcom Subsidiaries, taken as a whole. The Bank's deposit accounts are insured by the Bank Insurance Fund as administered by the FDIC to the fullest extent permitted under applicable law.

          4.3 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

               (a) Whatcom and the Bank have all requisite corporate power and authority to execute and deliver this Merger Agreement and the Plans of Merger and to consummate the transactions contemplated hereby and thereby.
The execution and delivery of this Merger Agreement and the Plans of Merger and the consummation of the proposed transaction have been duly authorized by the Boards of Directors of Whatcom and the Bank and, except for the approval of the Whatcom Shareholders, no other corporate proceedings on the part of Whatcom and the Bank are necessary to authorize the execution and delivery of this Merger Agreement and the Plans of Merger and the consummation of the transactions contemplated hereby and thereby. This Merger Agreement and all other agreements and instruments herein contemplated to be executed and delivered by Whatcom and the Bank have been (or upon execution and delivery will have been) duly executed and delivered by Whatcom and the Bank and (subject to any requisite shareholder approval and Government Approvals hereof) constitute (or upon execution and delivery will constitute) legal, valid and enforceable obligations of Whatcom and the Bank, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

               (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under (i) any mortgage, lease, covenant, agreement, indenture or other instrument to which Whatcom, the Bank or any Whatcom Subsidiary is a party or by which Whatcom, the Bank or any Whatcom Subsidiary is bound, (ii) the Articles of Incorporation or Bylaws of Whatcom and the Bank, (iii) any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator or, (iv) (subject to the receipt of the Government Approvals) any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Whatcom, the Bank or any Whatcom Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Whatcom, the Bank or any Whatcom Subsidiary.

          4.4  No Legal Bar.   Neither Whatcom nor the Bank is a party to, or
subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Merger Agreement or the Plans of Merger by Whatcom or the Bank, the delivery thereof to Acquiror and First Savings, or (upon receipt of Government Approvals) the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against Whatcom or the Bank in which the validity of this Merger Agreement, the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transactions contemplated hereby is at issue.

          4.5 Government and Other Approvals. Except for the Government Approvals described in Section 3.5 and the approvals and consents listed on
Schedule 4.5 hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Whatcom or the Bank in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated by this Merger Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to Whatcom or the Bank in order to avoid forfeiture or impairment of such rights. Neither Whatcom nor the Bank is aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

          4.6 Compliance With Law. Whatcom, the Bank and all Whatcom Subsidiaries hold all licenses, franchises, permits and authorizations necessary for them to own or lease their respective properties and assets and for the lawful conduct of their respective businesses, as they are presently conducted, and Whatcom and the Bank have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Whatcom and the Bank's properties or over any other part of Whatcom's and the Bank's assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and, to the best knowledge of Whatcom and the Bank, may continue to be enjoyed by Whatcom and the Bank subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither Whatcom, the Bank nor any Whatcom Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

          4.7 Charter Documents. Included in Schedule 4.7 hereto are true and correct copies of the Articles of Incorporation and Bylaws of Whatcom and the Bank. The Articles of Incorporation and Bylaws of Whatcom and the Bank, as amended to date, are in full force and effect.

          4.8  Financial Statements.

               (a) Attached as Schedule 4.8(a) hereto are true copies of the consolidated balance sheets of Whatcom as of December 31, 1997 and 1996, and the related consolidated statements of income and changes in stockholders' equity and cash flows of Whatcom for the years ended December 31, 1997, 1996 and 1995 ("Whatcom Financial Statements"). Such financial statements (i) were prepared from the books and records of Whatcom, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP; (iii) accurately present Whatcom's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of Whatcom's consolidated financial condition and the consolidated results of Whatcom's operations and cash flows for the periods covered by the Whatcom Financial Statements; (v) do contain and reflect adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for OPEB pursuant to FASB 106 and 112.

               (b) Whatcom has delivered to Acquiror (or will deliver, when available, with respect to periods ended after the date of this Merger Agreement) true, correct and complete copies of (i) all Call Reports, including any amendments thereto, filed with any Regulatory Authorities by the Bank and (ii) all reports, including any amendments thereto filed with any Regulatory Authorities by Whatcom, each for any quarter ending after December 31, 1997. Such reports (i) were (or will be) prepared from the books and records of Whatcom or the Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied; (iii) accurately present (or, when prepared, will present) Whatcom's and the Bank's consolidated financial condition and the consolidated results of its operations and changes in stockholders' equity at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Whatcom's or the Bank's consolidated financial condition and the consolidated results of Whatcom's or the Bank's operations for the periods covered thereby; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and
(vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for OPEB pursuant to FASB 106 and 112.

          4.9  Absence of Certain Changes.  Except as disclosed in Schedule
4.9 or as provided for or contemplated in this Merger Agreement, since December 31, 1997 (the "Balance Sheet Date") there has not been:

               (a) any material transaction by Whatcom or the Bank not in the ordinary course of business and in conformity with past practice;

               (b) any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of Whatcom or the Bank;

               (c) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of Whatcom and the Bank or their future use and operation by Whatcom and the Bank;

               (d) any acquisition or disposition by Whatcom or the Bank of any property or asset of Whatcom or the Bank, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Twenty Thousand Dollars ($20,000), except in the ordinary course of business and in conformity with past practice;

               (e) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Whatcom or the Bank, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

               (f) any amendment, modification or termination of any contract or agreement, relating to Whatcom or the Bank, to which Whatcom or the Bank is a party which would have a material adverse effect upon the financial condition or operations of Whatcom and the Bank;

               (g) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Whatcom or the Bank, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of five percent (5%) per annum or $5,000 for any of them individually;

               (h) any incurring of, assumption of, or taking of, by Whatcom or the Bank, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

               (i) any material alteration in the manner of keeping the books, accounts or Records of the Bank, or in the accounting policies or practices therein reflected;

               (j) any release or discharge of any obligation or liability of any person or entity related to or arising out of any loan made by the Bank of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

               (k) any loan by the Bank to any Officer, director or 2% shareholder of the Bank or any Affiliate of the Bank; or to any member of the immediate family of such Officer, director or 2% shareholder of the Bank or any Affiliate of the Bank; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used herein, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, chief financial officer, secretary, cashier or treasurer.

          4.10 Deposits. Except as set forth in Schedule 4.10, none of the Bank Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process and no portion of the Deposits represents a Deposit in excess of $50,000 by any Affiliate or Major Shareholder of the Bank.

          4.11 Properties. Except as described in Schedule 4.11 hereto or adequately reserved against in the Whatcom Financial Statements, Whatcom, the Bank and each Whatcom Subsidiary have good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of its properties and assets, tangible or intangible, other than as reflected in the Whatcom Financial Statements. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of Whatcom, the Bank and the Whatcom Subsidiaries, taken as a whole, held under leases or subleases by Whatcom, the Bank or any Whatcom Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending).

          4.12 Whatcom Subsidiaries. Schedule 4.12 hereto lists all of the active and inactive Whatcom Subsidiaries as of the date of this Merger Agreement and describes generally the business activities conducted, or permitted to be conducted, by each Whatcom Subsidiary. No equity securities of any of the Whatcom Subsidiaries are or may become required to be issued (other than to the Bank) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Whatcom Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any Whatcom Subsidiary is bound to issue (other than to the Bank) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Whatcom Subsidiary held by the Bank or by any Whatcom Subsidiary are fully paid and nonassessable and are owned by the Bank or such Whatcom Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not. Except as set forth on Schedule 4.12, neither the Bank nor any Whatcom Subsidiary holds any interest in a partnership or joint venture of any kind.

          4.13 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 4.13 hereto, all of Whatcom's, the Bank's and the Whatcom Subsidiaries' buildings, structures and equipment in regular use are in good and serviceable condition, normal wear and tear excepted. None of the buildings, structures and equipment of Whatcom, the Bank or any Whatcom Subsidiary violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

          4.14 Tax Matters.  Except as described in Schedule 4.14 hereto:

               (a) All federal, state, local, and foreign tax returns and information returns required to be filed by or on behalf of Whatcom, the Bank and each Whatcom Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Merger Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid or adequately provided for. As of the date of this Merger Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Whatcom, the Bank or any Whatcom Subsidiary except as fully reserved for in the Whatcom Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded tax litigation have been paid.

               (b) Neither Whatcom, the Bank nor any Whatcom Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

               (c) Adequate provision for any federal, state, local, or foreign taxes due or to become due for Whatcom, the Bank and all Whatcom Subsidiaries for all periods through and including December 31, 1997, has been made and is reflected on the December 31, 1997 financial statements included in the Whatcom Financial Statements and has been and will continue to be made with respect to periods ending after December 31, 1997 and subsequent periods.

               (d) Deferred taxes of Whatcom, the Bank and each Whatcom Subsidiary have been and will be provided for in accordance with GAAP.

               (e) To the best knowledge of Whatcom and the Bank, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against Whatcom, the Bank or any Whatcom Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon Whatcom or the Bank by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Whatcom, the Bank or any Whatcom Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Whatcom Financial Statements.

          4.15 Litigation. Except as set forth in Schedule 4.15 hereto, there is no action, suit or proceeding pending, or to the best knowledge of Whatcom and the Bank, threatened against Whatcom, the Bank or any Whatcom Subsidiary before any court or arbitrator or any governmental body, agency or official, including, but not limited to, any action suit or proceeding that
(i) has been brought by or on behalf of any person employed or formerly employed by Whatcom, the Bank or any Whatcom Subsidiary or (ii) purports or seeks to enjoin or restrain the transactions contemplated by this Merger Agreement. Except as set forth on Schedule 4.15 there are no actions, suits, or proceedings pending or, to the best knowledge of Whatcom and the Bank, threatened against any officers or directors of Whatcom, the Bank or any Whatcom Subsidiary by any stockholder of Whatcom, the Bank or any Whatcom Subsidiary (or by any former stockholder of Whatcom, the Bank or any Whatcom Subsidiary) relating to or arising out of such person's status as a stockholder.

          4.16 Hazardous Materials.

               (a) To the best knowledge of Whatcom and the Bank, Whatcom, the Bank and all the Whatcom Subsidiaries have obtained all permits, licenses and other authorizations which are required to be obtained by them with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by Whatcom, the Bank or any Whatcom Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and, to the best of knowledge of Whatcom and the Bank, is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 4.16 hereto. For purposes hereof, the following terms shall have the following meanings:

                    "Applicable Environmental Laws" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of

1899, 33 U.S.C. Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C.
Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and (m) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                    "Hazardous Substances" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of Whatcom, the Bank or any Whatcom Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                    "Loan Property" means any property in which Whatcom, the Bank or a Whatcom Subsidiary holds a security interest.

                    "Property" means any real property owned, controlled, leased or held by Whatcom, the Bank or a Whatcom Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

               (b) In addition, except as set forth in Schedule 4.16(b) hereto:

                    (i) No notice, notification, demand, request for information, citation, summons or order has been received by Whatcom or the Bank, no complaint has been filed and served on the Bank, no penalty has been assessed and to the best knowledge of Whatcom and the Bank no investigation or review is pending by any governmental or other entity with respect to any alleged failure by Whatcom, the Bank or any Whatcom Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of Whatcom, the Bank or any Whatcom Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22)
("Release"), of any Hazardous Substances at any Property or any Loan Property;

                    (ii) To the best knowledge of Whatcom and the Bank, no Property or Loan Property has received or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to Whatcom's, the Bank's or any Whatcom Subsidiary's occupancy thereof, or during or prior to the occupancy thereof by any assignee or sublessee of the Bank or any Whatcom Subsidiary, except in compliance with all Applicable Environmental Laws;

                    (iii) To the best knowledge of Whatcom and the Bank, there are no Hazardous Substances being stored at any Property or Loan Property or located in, on or upon, any Property or Loan Property (including the subsurface thereof) or installed or affixed to structures or equipment on any Property or Loan Property; and, to the best knowledge of Whatcom and the Bank, there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                    (iv) To the best knowledge of Whatcom and the Bank, no Hazardous Substances have been Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

               (c) Neither Whatcom, the Bank nor any Affiliate of Whatcom has knowingly transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

               (d) No Hazardous Substances have been knowingly generated, recycled, treated, stored, disposed of or Released by, Whatcom, the Bank or any Affiliate of Whatcom in violation of Applicable Environmental Laws.

               (e) No oral or written notification of a Release of Hazardous Substances has been given or filed by or on behalf of Whatcom, the Bank or any Affiliate of Whatcom relating to any Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

               (f) To the best knowledge of Whatcom and the Bank, there are no liens arising under or pursuant to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of Whatcom and the Bank, threatened, or are in process which could subject any Property to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

               (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Whatcom, the Bank or any Affiliate of Whatcom and the Bank in relation to any Property, which have not been made available to Acquiror.

               (h) Neither Whatcom nor the Bank is aware of any facts which might suggest that Whatcom, the Bank or any Whatcom Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject Whatcom, the Bank or any Whatcom Subsidiary or any Property or Loan Property to any liability under any Applicable Environmental Laws.

          4.17 Insurance. Whatcom, the Bank and all of Whatcom's and the Bank's material assets, businesses, real property and other material properties are insured against fire, casualty, theft, liability, loss, interruption, title and such other events against which it is customary in the banking industry to insure, all such insurance policies being in amounts that are believed by Whatcom and the Bank to be adequate and consistent with past practice and experience. Set forth on Schedule 4.17 is a list of all insurance policies (excluding policies maintained on one- to four- family residential properties acquired through foreclosure) maintained by or for the benefit of Whatcom, the Bank or any of the Whatcom Subsidiaries or their respective directors, officers, employees or agents. All such insurance policies are in full force and effect. Each of Whatcom, the Bank and the Whatcom Subsidiaries has taken or will take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Merger Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Whatcom or the Bank. Neither Whatcom, the Bank nor any of the Whatcom Subsidiaries has had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied. The fidelity bonds in effect as to which the Bank is a named insured are believed by Whatcom and the Bank to be sufficient.

          4.18  Labor and Employment Matters.  Except as reflected in Schedule
4.18 hereto, there is no (i) collective bargaining agreement or other labor agreement to which Whatcom, the Bank or any Whatcom Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which Whatcom, the Bank or any Whatcom Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of Whatcom, the Bank or any Whatcom Subsidiary. Neither Whatcom nor the Bank has received any notice that any party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither Whatcom, the Bank nor any Whatcom Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. Whatcom, the Bank and each Whatcom Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and Whatcom, the Bank and each Whatcom Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of Whatcom, the Bank and each Whatcom Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 4.18, there is no: unfair labor practice complaint against Whatcom, the Bank or any Whatcom Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or, to the best of knowledge of Whatcom and the Bank, other labor trouble affecting Whatcom, the Bank or any Whatcom Subsidiary; labor grievance pending against Whatcom, the Bank or any Whatcom Subsidiary; to the best knowledge of Whatcom and the Bank, pending representation question respecting the employees of Whatcom, the Bank or any Whatcom Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which Whatcom, the Bank or any Whatcom Subsidiary is a party, or to the best knowledge of Whatcom and the Bank, any basis for which a claim may be made under any collective bargaining agreement to which Whatcom, the Bank or any Whatcom Subsidiary is a party.

          4.19 Records and Documents. The Records of Whatcom and the Bank are and will be sufficient to enable the Bank to continue conducting its business under similar standards as Whatcom and the Bank has heretofore conducted such business.

          4.20 Capitalization of Whatcom. The authorized capital stock of Whatcom consists of 2,000,000 shares of Whatcom Common Stock. As of the date of this Merger Agreement, 638,209 shares of the Whatcom Common Stock were issued and outstanding and no shares of the Whatcom Common Stock were held by Whatcom as treasury stock. All of the outstanding Whatcom Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any Whatcom Shareholder. Except as described on Schedule 4.20 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into Whatcom Common Stock or into any other equity or debt security of Whatcom, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Whatcom Common Stock or any other equity or debt security of Whatcom. Accordingly, immediately prior to the Effective Time, there will be not more than 713,493 shares of Whatcom Common Stock issued and outstanding.

          4.21 Capitalization of the Bank. The authorized capital stock of the Bank consists of 750,000 shares of common stock having a par value of $1.00 per share (the "Bank Common Stock"). As of the date of this Merger Agreement, 626,329 shares of Bank Common Stock were issued and outstanding and no shares of Bank Common Stock were held by the Bank as treasury stock. All of the outstanding Bank Common Stock is held beneficially and of record by Whatcom, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever. All of the outstanding Bank Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any shareholder of the Bank. There are no outstanding securities or other obligations which are convertible into Bank Common Stock or into any other equity or debt security of the Bank, and there are no outstanding options, warrants, rights, scrip, rights

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
to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Bank Common Stock or any other equity or debt security of the Bank.

          4.22 Sole Agreement. With the exception of this Merger Agreement, neither Whatcom, the Bank nor any Whatcom Subsidiary has been a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of Whatcom, the Bank or any Whatcom Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating Whatcom or the Bank to issue or sell or authorize the sale or transfer of Bank Common Stock. Except as described in Schedule 4.22 hereto, there are no (nor will there be at the Effective Time any) shares of capital stock or other equity securities of the Bank outstanding, except for shares of the Bank Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Whatcom or the Bank is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Whatcom or any Whatcom Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any Whatcom Subsidiary, and there are no (nor will there be at the Effective Time any) contracts, agreements, understandings or commitments relating to the right of Whatcom or the Bank to vote or to dispose of any such shares.

          4.23 Disclosure. The information concerning, and representations and warranties made by, Whatcom and the Bank set forth in this Merger Agreement, or in the Schedules of Whatcom and the Bank hereto, or in any document, statement, certificate or other writing furnished or to be furnished by Whatcom and the Bank to Acquiror pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Acquiror by Whatcom and the Bank pursuant hereto were or will be complete and accurate copies of such documents.

          4.24 Absence of Undisclosed Liabilities.  Except as described in
Schedule 4.24 hereto, neither Whatcom, the Bank nor any Whatcom Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of Whatcom, the Bank or any Whatcom Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of Whatcom, the Bank or any Whatcom Subsidiary (i) except as disclosed in the Whatcom Financial Statements delivered to Acquiror prior to the date of this Merger Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Merger Agreement. Since December 31, 1997, neither Whatcom, the Bank nor any Whatcom Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of Whatcom, the Bank or such Whatcom Subsidiary, except for obligations paid by the Bank under the terms of this Merger Agreement (all such obligations or payments are fully described by the Bank in Schedule 4.24 hereto) or in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to the Bank or any Whatcom Subsidiary.

          4.25 Allowance for Loan Losses. The allowance for loan losses shown on the Whatcom Financial Statements is (with respect to periods ended on or before December 31, 1997) or will be (with respect to periods ending subsequent to December 31, 1997) adequate in all respects to provide for anticipated losses inherent in loans outstanding or for commitments to extend credit or similar off-balance sheet items (including accrued interest receivable) as of the dates thereof and is in compliance with the requirements of GAAP. Except as disclosed in Schedule 4.25 hereto, as of the date thereof, the Bank does not have any loan which has been criticized or classified by bank examiners representing any Regulatory Authority or by its independent auditors as "Special Mention," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

     The allowance for possible losses on other real estate owned ("OREO") shown on the Whatcom Financial Statements is (with respect to periods ended on or before December 31, 1997) or will be (with respect to periods ending subsequent to December 31, 1997) adequate in all respects to provide for anticipated losses inherent in OREO or held by the Bank or any Whatcom Subsidiary and the net book value of OREO on the Balance Sheet of the Whatcom Financial Statements is the fair value of the OREO in accordance with Statement of Position 92-3.

          4.26 Compliance with Laws.  Whatcom, the Bank and each Whatcom
Subsidiary:

               (a) Is in compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of Whatcom, the Bank or any Whatcom Subsidiary, or which would or could reasonably be expected to subject Whatcom, the Bank or any Whatcom Subsidiary or any of its directors or officers to civil money penalties;

               (b) Has received no notification or communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that Whatcom, the Bank or any Whatcom Subsidiary is or may not be in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on Whatcom, the Bank or any Whatcom Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Whatcom, the Bank or any Whatcom Subsidiary, or (iii) requiring Whatcom, the Bank or any Whatcom Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding; and

               (c) Is in material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and the Bank currently has a CRA rating of satisfactory or better. To the best knowledge of Whatcom and the Bank, there is no fact or circumstance or set of facts or circumstances which would cause the Bank to fail to comply with such provisions or cause the CRA rating of the Bank to fall below satisfactory.

          4.27 Absence of Regulatory Actions. Neither Whatcom, the Bank nor any of the Whatcom Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          4.28 Employee Benefit Plans.

               (a) Whatcom and the Bank have previously provided to Acquiror and First Savings true and complete copies of each "employee pension benefit plan," as defined in Section 3(2) of ERISA which, to the best of knowledge of Whatcom and the Bank, is subject to any provision of ERISA and covers any employee, whether active or retired, of Whatcom, the Bank or any Whatcom Subsidiary or any other entity which is a member of a controlled group or is under common control with Whatcom, the Bank or any Whatcom Subsidiary in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans", and each such Employee Pension Benefit Plan is listed in Schedule 4.28(a) hereto. Whatcom and the Bank have also provided to Acquiror and First Savings true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

               To the best knowledge of Whatcom and the Bank, each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code have been provided to Acquiror and First Savings. Requests for determination letters relating to amendments required to cause such Employee Pension Benefit Plans to be in compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984 were timely filed and have been received by Whatcom, the Bank and the Whatcom Subsidiaries. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to Acquiror and First Savings. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

               Each of the Employee Pension Benefit Plans has been operated in substantial conformity with the written provisions of the applicable plan documents which have been delivered to Acquiror and First Savings and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in Schedule 4.28(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Internal Revenue Code.

               With respect to Employee Pension Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to Acquiror and First Savings. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed with the Department of Labor in satisfaction of such requirements have been provided to Acquiror and First Savings.

               With respect to all Employee Pension Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were or will be required to be filed with the Department of Labor and distributed to participants and beneficiaries have been filed and timely distributed. Copies of all such summary plan descriptions have been delivered to Acquiror and First Savings. No Employee Pension Benefit Plan constitutes a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

               No Employee Pension Benefit Plan subject to Part III of Subtitle B of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred an "accumulated funding deficiency" within the meaning of Internal Revenue Code Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made. Any penalties or taxes which have been incurred by Whatcom, the Bank or any Whatcom Subsidiary or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid. The limitations of Internal Revenue Code Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.

               Except as disclosed in Schedule 4.28(a) hereto, no "reportable event" (as described in Section 4043(b) of ERISA) has occurred with respect to any Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, nor any "disqualified person" with respect to the plan (as defined in

Section 4975 of the Internal Revenue Code), has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person (other than a person for whom neither Whatcom, the Bank nor any Whatcom Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code.

               No condition exists with regard to any Employee Pension Benefit Plan which constitutes grounds for the termination of such plan pursuant to
Section 4042 of ERISA.

               No Employee Pension Benefit Plan is subject to Title IV of
ERISA.

               No tax has been, will be, or is reasonably anticipated to be imposed under Internal Revenue Code Section 4978, 4978A, 4978B, or 4979A due to the operation of an Employee Pension Benefit Plan sponsored by Whatcom, the Bank or any Whatcom Subsidiary which is an employee stock ownership plan ("ESOP").

               Except as disclosed in Schedule 4.28(a) hereto, all Employee Pension Benefit Plans were in effect for substantially all of calendar year 1997. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 1997 for each such Employee Pension Benefit Plan.

               Whatcom and the Bank have provided to Acquiror and First Savings copies of the annual actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Internal Revenue Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for the three (3) plan years preceding the current date have been delivered to Acquiror and First Savings.

               Whatcom and the Bank have provided to Acquiror and First Savings copies of all filings regarding the Employee Pension Benefit Plans which have been made with the Regulatory Authorities for the three (3) plan years preceding the current date.

          (b) Whatcom and the Bank have furnished to Acquiror and First Savings true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best knowledge of Whatcom and the Bank, is subject to any provision of ERISA and covers any employee, whether active or retired, of Whatcom, the Bank or any Whatcom Subsidiary or members of a controlled group or entities under common control with Whatcom, the Bank or the Whatcom Subsidiaries in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans", and each such Employee Welfare Benefit Plan is listed in
Schedule 4.28(b) hereto.

               Whatcom and the Bank have also provided to Acquiror and First Savings true and complete copies of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Internal Revenue Code
Section 125), and voluntary employee beneficiary associations (pursuant to Internal Revenue Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in substantial conformity with the written provisions of the plan documents which have been delivered to Acquiror and First Savings and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in
Schedule 4.28(b) hereto. Whatcom and the Bank have provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed

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
to comply with the requirements of any Internal Revenue Code section which results in the imposition of a tax on benefits provided to such participants under such plan.

               With respect to all Employee Welfare Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to Acquiror and First Savings. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to Acquiror and First Savings.

               Except as disclosed in Schedule 4.28(b) hereto, all Employee Welfare Benefit Plans which are in effect were in effect for substantially all of calendar year 1997. Except as disclosed in Schedule 4.28(b) hereto, there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1998.

               No Employee Welfare Benefit Plan or any trust created thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither Whatcom, the Bank nor any Whatcom Subsidiary is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. The Department of Labor has not assessed any such penalty or served notice to Whatcom, the Bank or any Whatcom Subsidiary that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

               Neither Whatcom, the Bank nor any Whatcom Subsidiary has failed to make any contribution to, or pay any amount due and owing by Whatcom, the Bank or a Whatcom Subsidiary under the terms of, an Employee Welfare Benefit Plan. Except as disclosed in Schedule 4.28(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge of Whatcom and the Bank, constitute a liability for Whatcom, the Bank or any Whatcom Subsidiary after the application of any insurance, trust or other funds which are applicable to the payment of such claims.

               Except as disclosed in Schedule 4.28(b) hereto, to the best knowledge of Whatcom and the Bank, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither Whatcom, the Bank nor any Whatcom Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of ERISA Sections 601 through 608 and Internal Revenue Code
Section 4980B with respect to any current or former employee of Whatcom, the Bank or any Whatcom Subsidiary, or the beneficiaries of such employee.

          (c) Whatcom and the Bank have furnished to Acquiror and First Savings true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by Whatcom, the Bank or any Whatcom Subsidiary which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of Whatcom, the Bank or any Whatcom Subsidiary. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of Whatcom, the Bank and the Whatcom Subsidiaries are listed on Schedule 4.28(c) hereto. Except as disclosed in Schedule 4.28(c) hereto, there are no other benefit arrangements of Whatcom and the Bank and all Benefit Arrangements which are in effect were in effect

                                      A-26

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
for substantially all of calendar year 1997. Except as disclosed in Schedule 4.28(c) hereto, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1998. There has been no material increase in the base salary and wage levels of Whatcom, the Bank or any Whatcom Subsidiary and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1997. Except as disclosed in Schedule 4.28(c) hereto, there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of Whatcom, the Bank or any Whatcom Subsidiary on or after January 1, 1998 nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after January 1, 1998.

               With respect to all Benefit Arrangements which are subject to the annual return requirement of Internal Revenue Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three (3) plan years immediately preceding the current date have been delivered to Acquiror and First Savings.

          (d) Listed in Schedule 4.28(d) hereto are all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits which become effective upon a change in control of Whatcom, the Bank or any Whatcom Subsidiary, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Except as disclosed in Schedule 4.28(d) hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee of Whatcom, the Bank or any Whatcom Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment", as such term is defined in Section 280G of the Internal Revenue Code and Regulations proposed pursuant to that section.

          (e) Except as described in Schedule 4.28(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee, or other person may be terminated by Whatcom or the Bank within a period of no more than thirty (30) days following the effective time of the merger, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by Whatcom, the Bank or any Whatcom Subsidiary to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements. No Employee Pension Benefit Plan which is qualified under Section 401(a) of the Internal Revenue Code is a qualified defined benefit pension plan.

          (f) Except as disclosed in Schedule 4.28(f) hereto, neither Whatcom, the Bank nor any Whatcom Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement.

               Except as disclosed in Schedule 4.28(f) hereto, no suits, actions, or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best knowledge of Whatcom and the Bank, anticipated to be filed.

          4.29 Material Contracts. (a) Except as set forth on Schedule 4.29 (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Whatcom, the Bank nor any Whatcom Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

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
                         (i)  any agreement, arrangement or commitment (A) not
made in the ordinary course of business or (B) pursuant to which Whatcom, the Bank or any Whatcom Subsidiary is or may become obligated to invest in or contribute capital to any Whatcom Subsidiary or any other entity;

                         (ii) any agreement, indenture or other instrument not
disclosed in the Whatcom Financial Statements relating to the borrowing of money by Whatcom, the Bank or any Whatcom Subsidiary or the guarantee by Whatcom, the Bank or any Whatcom Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Whatcom Subsidiary, such as deposits, Fed Funds borrowings and repurchase agreements);

                         (iii) any contract, agreement or understanding with
any labor union or collective bargaining organization;

                         (iv) any contract containing covenants which limit
the ability of Whatcom, the Bank or any Whatcom Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Whatcom, the Bank or any Whatcom Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                         (v) any contract or agreement which is a "material
contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

                         (vi) any lease with annual rental payments
aggregating $25,000 or more;

                         (vii) consulting agreement (other than data
processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $25,000 per annum;

                         (viii) any agreement with any executive officer or
other key employee of Whatcom, the Bank or any Whatcom Subsidiary the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Whatcom, the Bank or any of the Whatcom Subsidiaries of the nature contemplated by this Merger Agreement;

                         (ix) any agreement with respect of any executive
officer of Whatcom, the Bank or any Whatcom Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per annum;

                         (x)  any agreement with any director or executive
officer of Whatcom, the Bank or any Whatcom Subsidiary providing for indemnification of such person; or

                         (xi) agreement or plan, including any stock option
plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Merger Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Merger Agreement.

               (b) Except as disclosed on Schedule 4.29, no officer or director of Whatcom, the Bank or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Whatcom, the Bank or any of the Whatcom Subsidiaries.

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
          4.30 Material Contract Defaults. Neither Whatcom, the Bank nor any Whatcom Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the condition (financial or other) of Whatcom, the Bank or any Whatcom Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.31 Reports. Since January 1, 1995, Whatcom and the Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC;
(ii) the FRB; and (iii) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Whatcom and the Bank have previously provided to Acquiror and First Savings true and correct copies of all such reports and any amendments thereto filed by Whatcom or the Bank after January 1, 1995.

          4.32 Statements True and Correct. None of the information prepared by, or on behalf of, Whatcom, the Bank or any Whatcom Subsidiary regarding Whatcom, the Bank or any Whatcom Subsidiary included in the Proxy Statement/Prospectus mailed to Whatcom's shareholders in connection with the Shareholders Meeting, and any other documents filed with the FRB, the FDIC or any other Regulatory Authority in connection with the transaction contemplated herein (if applicable), will be, at the respective times such documents are filed, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Whatcom, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, false or misleading with respect to any material fact, or omit to state any material fact necessary to make any statements therein, in light of the circumstances under which they were made, not misleading.

          4.33 Brokers and Finders. Except as set forth in the agreement with Columbia Financial Advisors, Inc. dated May 6 1998, which has not been amended since such date, neither Whatcom, the Bank nor any Whatcom Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of Whatcom and the Bank, has acted directly or indirectly for Whatcom, the Bank or any Whatcom Subsidiary, in connection with this Merger Agreement or the transactions contemplated hereby.

          4.34 Derivatives Contracts; Structured Notes; Etc. Neither Whatcom, the Bank nor any Whatcom Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts, structured notes and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) on Schedule 4.34.

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
          4.35 Year 2000 Issues. Expenses associated with resolving Year 2000 technology issues are not expected to have a material adverse effect on the financial condition or results of operations of Whatcom or the Bank, nor are Year 2000 technology issues expected to have a material adverse effect on the operations of Whatcom or the Bank.

          4.36 Loans. To the best knowledge of Whatcom, with respect to each loan owned by Whatcom in whole or in part: (i) the note and any related mortgage are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms; (ii) neither Whatcom nor any prior holder of a loan has modified the related documents in any material respect or satisfied, canceled or subordinated such mortgage or note except as otherwise disclosed by documents in the applicable loan file; (iii) Whatcom is the sole holder of legal and beneficial title to each loan (or Whatcom's applicable participation interest), as applicable and there has not been any assignment or pledge of any loan; and (iv) the note, mortgage and any other collateral documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as disclosed by documents in the applicable loan file.

                            ARTICLE 5

                      COVENANTS OF ACQUIROR

          5.1 Regulatory Approvals. Within a reasonable time after execution of this Merger Agreement, Acquiror shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Merger Agreement and the Plans of Merger with reasonable promptness. Acquiror shall pay all fees and expenses arising in connection with such applications for regulatory approval. Acquiror agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with Acquiror's applications for regulatory approval and Acquiror agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 5.1 shall be construed to obligate Acquiror to take any action to meet any condition required to obtain prior regulatory approval if any such condition materially differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated by this Merger Agreement, constitutes a significant impediment upon Acquiror's ability to carry on its business or acquisition programs (as may be determined in the sole discretion of Acquiror) or requires Acquiror to increase the Bank's capital ratios to amounts in excess of the FDIC's minimum capital ratio guidelines which may be in effect from time to time.

          5.2 Preparation of Registration Statement. Acquiror, in cooperation with Whatcom, shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the shares of Acquiror Common Stock to be issued in the Corporate Merger ("Registration Statement"). Such Registration Statement shall contain a Proxy Statement/Prospectus which shall serve as the proxy statement of Whatcom for the Shareholders Meeting and as the prospectus of Acquiror for the shares of Acquiror Common Stock to be
issued in the Corporate Merger.   Acquiror shall use its best efforts to cause
the Registration Statement to become effective.

          5.3 Registration Statement Effectiveness. Acquiror will advise Whatcom, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

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
          5.4 Employees. Upon consummation of the Corporate Merger, all employees of Whatcom, the Bank and the Whatcom Subsidiaries shall be deemed to be at-will employees except for those employees who are parties to a written employment agreement.

          (a) As soon as administratively practicable after the Effective Time, employees of Whatcom and the Bank who continue as employees of the Acquiror and First Savings shall be entitled to participate on an equitable basis in the same benefit plans, programs or policies as are generally available to Acquiror's and First Savings's employees of similar rank and status. For purposes of eligibility and vesting (but not for the accrual of benefits) under such plans, programs or policies, employees of Whatcom and the Bank who continue as Acquiror's or First Savings's employees will be credited for prior years of service with Whatcom and the Bank, and there shall be no exclusion from coverage under the Acquiror's or First Savings's health insurance plan as a result of pre-existing conditions to the extent such conditions were covered under any health insurance plan maintained by Whatcom prior to the Effective Time.

          (b) Prior to the Effective Time, the Bank shall terminate the Whatcom State Bank Employee Stock Ownership Plan ("ESOP") by proper action of the Board of Directors of the Bank. At or as soon as administratively practicable after the Effective Time, the ESOP shall convert to cash a sufficient number of shares of Acquiror Common Stock as may be received by the ESOP with respect to unallocated shares of Whatcom Common Stock held by the ESOP at the Effective Time to the repayment in full of the outstanding ESOP indebtedness to Key Bank. Any surplus of cash and/or Acquiror Common Stock remaining after repayment of such indebtedness shall be allocated as investment earnings of the ESOP to the accounts of ESOP participants (and, if required, to the accounts of former participants or their beneficiaries) in proportion to their account balances at the Effective Time (except to the extent that such allocations would be subject to the limitations of Section 415 of the Internal Revenue Code for that year). In connection with the termination of the ESOP, the ESOP shall be submitted to the Internal Revenue Service for a determination regarding its qualification, including the proposed allocation of unallocated surplus, and, upon receipt of a favorable determination, distributions shall be made to ESOP participants or beneficiaries in accordance with ERISA and the Internal Revenue Code. In the event that any portion of the surplus is only allocable subject to the limitations of Section 415 of the Internal Revenue Code, such amount shall be allocated to the greatest extent possible subject to Section 415 and, in the event the combined benefits allocable under the ESOP and any tax-qualified plan of the Acquiror in the year of allocation exceed the limitations of
Section 415, any required reduction in such allocations shall be made first to benefits allocable under the Acquiror's plans.

          (c) Prior to the Effective Time, Whatcom and the Bank shall terminate the Whatcom State Bank 401(k) Profit Sharing Plan (the "401(k) Plan") by proper action of the Board of Directors of Whatcom and the Bank; provided, however, that, in the event such action is not taken prior to the Effective Time, the 401(k) Plan shall thereafter be merged with and into a comparable plan of the Acquiror. In connection with such termination, the 401(k) Plan shall be submitted to the Internal Revenue Service for a determination regarding its qualification and, upon receipt of a favorable determination, distributions shall be made to participants in accordance with ERISA and the Internal Revenue Code. Neither the Acquiror nor First Savings shall have any obligation to make contributions to the 401(k) Plan after the Effective Time.

          (d) The Acquiror agrees to honor the terms of the Whatcom employment and deferred compensation agreements set forth in Schedule 4.28; provided, however, in no event shall the Acquiror or First Savings be obligated to make any payment or provide any benefits whatsoever to any officer or employee of Whatcom under any circumstance in which such payments or benefits, whether due under such agreements or otherwise, is or will not be deductible by the Acquiror or First Savings by reason of Section 280G of the Internal Revenue Code.

          (e) If any employee of Whatcom who is not a party to an employment, severance or similar agreement with Whatcom is terminated by the Acquiror or First Savings without cause within six months after the Effective Time (as determined in the reasonable discretion of the Board of Directors of the Company), such employee shall be paid a severance payment by the Company or First Savings equal to one week's compensation for each full year's employment at Whatcom and First Savings, not to exceed a maximum of 12 weeks compensation.

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
          5.5 Reasonable Efforts to Close. Subject to the terms and conditions of this Merger Agreement, Acquiror agrees to use all its best efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on Acquiror. Acquiror shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Merger Agreement.

          5.6  Indemnification and Insurance.

               (a) Acquiror agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Whatcom and the Bank as provided in their respective articles, bylaws, indemnification agreements or other written agreements in effect as of the date hereof with respect to matters occurring prior to the Closing Date shall survive the Corporate Merger and shall continue in full force and effect. If Acquiror or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, Acquiror shall use its best efforts to cause the successor and assigns of Acquiror to assume the obligations set forth in this Section 5.6.

               (b) Acquiror, or Whatcom with the consent of Acquiror, shall use its best efforts to cause the persons serving as officers and directors of Whatcom and the Bank immediately prior to the Closing Date to be covered for a period of two years after the Closing Date by the current policies of directors and officers liability insurance maintained by Whatcom with respect to acts or omissions occurring prior to the Closing Date which were committed to such officers and directors in their capacity as such (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing the terms and conditions which are no less advantageous to such officers and directors); provided, however, that Acquiror shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Whatcom for such insurance. The provision of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Whatcom and the Bank and each such person's respective heirs and representatives.

          5.7 Access. Upon notice of at least 48 hours, Acquiror shall afford Whatcom and its representatives access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books and records, provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify or waive any representation or warranty made by Acquiror in this Merger Agreement or the conditions to the obligations of Acquiror to consummate the transactions contemplated by this Merger Agreement.

                            ARTICLE 6

                COVENANTS OF WHATCOM AND THE BANK

          6.1 Shareholders Meeting. Whatcom shall call a special meeting of the holders of Whatcom Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Whatcom shall use its best efforts to solicit and obtain the votes of the holders of Whatcom Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Whatcom shall recommend approval of such transactions by such holders. In connection with the Shareholders Meeting, the Acquiror and Whatcom shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of the Acquiror and Whatcom, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the shareholders of Whatcom.

          6.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of Acquiror shall have been obtained, and, except as otherwise contemplated herein:

               (a) Whatcom and the Bank shall, and shall cause each Whatcom Subsidiary to:

                    (i) Operate its business only in the usual, regular, and ordinary course;

                    (ii) Preserve intact its business organizations and assets and to maintain its rights and franchises;

                    (iii) Take no action, unless otherwise required by law, rules or regulation, that would (A) materially adversely affect the ability of any of them or Acquiror to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Merger Agreement;

                    (iv) Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                    (v) Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of the Whatcom, Bank or such Whatcom Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                    (vi) Use its best efforts to retain the Bank's present customer base and to facilitate the retention of such customers after the Effective Time;

                    (vii) Maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to Whatcom and the Bank or Acquiror and Acquiror's Subsidiaries at and after the Effective Time, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of the Bank's customer relationships; and

               (b) Whatcom and the Bank agree to use their best efforts to assist Acquiror and First Savings in obtaining the Government Approvals necessary to complete the transactions contemplated hereby, and Whatcom and the Bank shall provide to Acquiror and First Savings or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

               (c) Whatcom and the Bank, at their own cost and expense, shall use their best efforts to secure all consents and releases, if any, of third parties necessary or desirable for the consummation of the transactions contemplated by this Merger Agreement and shall comply with all applicable laws, regulations and rulings in connection with this Merger Agreement and the consummation of the transactions contemplated hereby;

               (d) At all times to and including, and as of, the Closing, Whatcom and the Bank shall inform Acquiror and First Savings in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the representations and warranties and information provided in the schedules remain true and correct in all respects; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Merger Agreement, Acquiror and First Savings shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Merger Agreement as an amendment to this Merger Agreement;

               (e) At all times to and including, and as of, the Closing, Whatcom and the Bank shall give such further assistance to Acquiror and First Savings and shall execute, acknowledge and deliver all such documents and instruments as Acquiror and First Savings may reasonably request and take such further action as may be reasonably necessary or appropriate effectively to consummate the transactions contemplated by this Merger Agreement;

               (f) Between the date of this Merger Agreement and the Closing Date, Whatcom and the Bank shall afford Acquiror and First Savings and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to Whatcom and the Bank. Whatcom and the Bank shall provide reasonable assistance to Acquiror and First Savings in its investigation of matters relating to Whatcom and the Bank;

               (g) Whatcom and the Bank have taken or will take all steps necessary to exempt the transactions contemplated by this Merger Agreement from any applicable state takeover or similar law or takeover or similar provision in the charter documents or bylaws of Whatcom and the Bank, including without limitation any provisions of the Articles of Incorporation of Whatcom restricting the ownership or acquisition of Whatcom's capital stock or imposing any "fair price" or supermajority director or stockholder vote requirements;

               (h) Subject to the terms and conditions of this Merger Agreement, Whatcom and the Bank agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on Whatcom and the Bank.

                    (i) At the request of Acquiror and First Savings, Whatcom and the Bank shall hire an outside consultant reasonably acceptable to Acquiror and First Savings to undertake to determine as soon as reasonably practicable but in any event prior to Closing whether or not there are any underground storage tanks, asbestos, ureaformaldehyde, polychlorinated biphenyls, solid wastes or hazard substances, as defined in the Model Toxics Control Act, CERCLA or any other applicable Environmental Laws, present at or on any of the "other real estate owned" of Whatcom, the Bank or any Whatcom Subsidiary (excluding any one- to four-family residential property with appraised value less than $150,000) or at or on any of the branch or office facilities owned by Whatcom, the Bank or any Whatcom Subsidiary. Such investigation shall be conducted in a manner reasonably satisfactory to Acquiror and First Savings, and the results of such investigation shall be set forth in a written report delivered to Acquiror and First Savings prior to Closing. The scope and detail of such report shall be reasonably satisfactory to Acquiror and First Savings. It is understood that the investigation shall be a "Phase I." In the event the Corporate Merger is not consummated and the failure to consummate the Corporate Merger is not due to an adverse environmental assessment or other actions on the part of Whatcom or the Bank, Acquiror will reimburse Whatcom and the Bank for the cost of any environmental assessment requested by Acquiror pursuant to this section.

          6.3 Conduct of Business -- Negative Covenants. From the date of this Merger Agreement until the earlier of the Effective Time or the termination of this Merger Agreement, Whatcom and the Bank covenant and agree they will neither do, nor agree or commit to do, nor permit any Whatcom Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Acquiror:

               (a) Except as expressly contemplated by this Merger Agreement or the Plans of Merger, amend its Articles of Incorporation or Bylaws; or

               (b) Impose, or suffer the imposition, on any share of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

               (c) (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Merger Agreement or the Plans of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the Whatcom Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Whatcom Common Stock; or

               (d) Except as expressly permitted by this Merger Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by Acquiror, (ii) internal reorganizations or consolidations involving existing Subsidiaries,
(iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances, (iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Merger Agreement; or

               (e) Except as expressly permitted by this Merger Agreement or the Plans of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Whatcom Common Stock or any other capital stock of Whatcom, the Bank or of any Whatcom Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to Whatcom, the Bank or any Whatcom Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Whatcom, the Bank or of any Whatcom Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of Whatcom, the Bank or any Whatcom Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

               (f) Incur, or permit any Whatcom Subsidiary to incur, any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Whatcom, the Bank or such Whatcom Subsidiary consistent with past practices; or

               (g) Grant any increase in compensation or benefits to any of its employees or officers; pay any bonus; enter into any severance agreements with any of its officers or employees; grant any increase in fees or other increases in compensation or other benefits to any director of Whatcom, the Bank or of any Whatcom Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

               (h) Amend any existing employment contract between it and any person (unless such amendment is required by law); enter into or amend any indemnification agreement with any person; or enter into any new employment contract with any person that Whatcom or the Bank (or its successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

               (i) Adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan (except for a termination resulting from Acquiror's decision not to continue any such plan); or

               (j) Enter into any new service contracts, purchase or sale agreements or lease agreements that are material to Whatcom, the Bank or any Whatcom Subsidiary; or

               (k) Make any capital expenditure except for ordinary purchases, repairs, renewals or replacements in an amount less than $15,000 per individual expenditure and $50,000 in the aggregate; or

               (l) Other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any person, except pursuant to contracts or agreements in force at the date of this Merger Agreement; or

               (m) Other than as contemplated by this Merger Agreement, enter into, renew or terminate any material contract or agreement or make any change in any of its material leases or contracts; or

               (n) Settle any claim, action or proceeding involving any liability of Whatcom, the Bank or any Whatcom Subsidiaries for money damages in excess of $25,000 or agree in connection with any such settlement to material restrictions upon the operations of Whatcom, the Bank or any Whatcom Subsidiaries; or

               (o) Change its method of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by Whatcom's independent auditors or as required by regulatory accounting principles or regulatory requirements; or

               (p) Enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice; or

               (q) Except in the ordinary course of business, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing; or

               (r)  Enter into, renew or purchase any Derivatives Contracts;
or

               (s) Purchase any investment securities other than in the ordinary course of business consistent with past practices; or

               (t) Enter into any transactions other than in the ordinary course of business; or

               (u) Grant or commit to grant any new extension of credit to any officer, director or holder of 2% or more of the outstanding the Whatcom Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of the Bank or amend the terms of any such credit outstanding on the date hereof; or

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

               (v) Agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article 4 of this Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

          6.4  Conduct of Business -- Certain Actions.

               (a) Whatcom and the Bank shall not, and shall use their best efforts to ensure that their directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or, except for actions reasonably considered by the Boards of Directors of Whatcom and the Bank based upon the written advice of outside legal counsel to be required in order to fulfill its fiduciary obligations, provide any confidential or non-public information to or negotiate with, any corporation, partnership, person or other entity or group (other than to Acquiror or any Acquiror Subsidiary) concerning any "Acquisition Proposal" (as defined below). Whatcom and the Bank shall notify Acquiror and First Savings immediately if any Acquisition Proposal has been or should hereafter be received by Whatcom or the Bank, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of Whatcom's and the Bank's Boards of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than Acquiror, First Savings or of their respective Subsidiaries, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Whatcom or the Bank;
(ii) acquire the right to vote ten percent (10%) or more of the outstanding Whatcom Common Stock; (iii) acquire a significant portion of the assets or earning power of the Bank; or (iv) acquire in excess of ten percent (10%) of the outstanding Whatcom Common Stock.

               (b) Whatcom and the Bank shall immediately terminate all negotiations or discussions concerning any Acquisition Proposal with parties other than Acquiror and First Savings and enforce the terms of all confidentiality agreements with such other parties.

          6.5 Accruals and Reserves. At the request of Acquiror and First Savings, Whatcom and the Bank shall establish such additional accruals and reserves as may be necessary to conform Whatcom's and the Bank's accounting and credit loss reserve practices and methods to those of Acquiror and First Savings; provided, however, that Whatcom and the Bank shall not be required to take such action prior to the receipt of all Government Approvals as contemplated by Section 7.3(b).

          6.6 Access; Information. Upon reasonable notice, Whatcom and the Bank shall afford Acquiror and First Savings and each of their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Whatcom, the Bank and the Whatcom Subsidiaries and, during such period, Whatcom and the Bank shall furnish promptly to Acquiror and First Savings (i) a copy of each material report, schedule and other document filed by Whatcom, the Bank and the Whatcom Subsidiaries with any Regulatory Authority and (ii) all other information concerning the business, properties and personnel of Whatcom, the Bank and the Whatcom Subsidiaries as Acquiror and First Savings may reasonably request, provided that no investigation pursuant to this
Section 6.6 shall affect or be deemed to modify or waive any representation or warranty made by Whatcom and the Bank in this Merger Agreement or the conditions to the obligations of Whatcom and the Bank to consummate the transactions contemplated by this Merger Agreement.

          6.7 Affiliate Agreements. Whatcom will cause each person who is an affiliate of Whatcom for purposes of Rule 145 under the 1933 Act to execute and deliver to Acquiror and First Savings on or before the mailing

                                       A-36

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
of the Proxy Statement/Prospectus for the Shareholders Meeting an agreement in the form attached hereto as Exhibit D restricting the disposition of the shares of Acquiror Common Stock to be received by such person in exchange for such person's shares of Whatcom Common Stock. Schedule 6.7 hereto lists the affiliates of Whatcom as of the date hereof.

                            ARTICLE 7

                      CONDITIONS TO CLOSING

          7.1 Conditions to the Obligations of Whatcom and the Bank. Unless waived in writing by Whatcom and the Bank, the obligations of Whatcom and the Bank to consummate the transaction contemplated by this Merger Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) Performance. Each of the material acts and undertakings of Acquiror and First Savings to be performed at or prior to the Closing Date pursuant to this Merger Agreement shall have been duly performed;

               (b) Representations and Warranties. The representations and warranties of Acquiror and First Savings contained in Article 3 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Effective Time with the same effect as though made on and as of the Effective Time;

               (c) Documents. In addition to the other deliveries of Acquiror and First Savings described elsewhere in this Merger Agreement, Whatcom and the Bank shall have received the following documents and instruments:

                    (i) a certificate signed by the Secretary or an assistant secretary of Acquiror and First Savings dated as of the Closing Date certifying that:

                         (A)  Acquiror's and First Savings's Boards of
Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plans of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                         (B)  each person executing this Merger Agreement on
behalf of Acquiror and First Savings is an officer of Acquiror and First Savings holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Corporate Merger and the Bank Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                         (C)  the charter documents of Acquiror and First
Savings attached to such certificate remain in full force and effect.

                    (ii) a certificate signed by a duly authorized officer of Acquiror and First Savings stating that the conditions set forth in Section 7.1(a) and Section 7.1(b) of this Merger Agreement have been fulfilled;

               (d) Opinion of Acquiror's and First Savings's Counsel. Whatcom and the Bank shall have been furnished with an opinion of counsel to Acquiror and First Savings, dated as of the Closing Date, addressed to and in form and substance satisfactory to Whatcom and the Bank, to the effect that:

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
                    (i) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in the State of Washington.

                    (ii) First Savings is a bank duly organized, validly existing and in good standing under the laws of the State of Washington.

                    (iii) The execution and delivery of the Merger Agreement by Acquiror, and the consummation by Acquiror and First Savings of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Acquiror and First Savings.

                    (iv) The Merger Agreement has been duly executed and delivered by Acquiror and First Savings and is a valid and binding obligation of Acquiror and First Savings enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally and
(2) general principles of equity, whether applied by a court of law or equity.

                    (v) Except for the filing of articles of merger with the Secretary of State for the State of Washington and a certificate of merger with the Secretary of State for the State of Delaware, no consent or approval under any statutory law or regulation applicable to Acquiror or First Savings, other than such consents and approvals as have been obtained, is required for Acquiror and First Savings to consummate the transactions provided for in the Merger Agreement.

                    (vi) The Registration Statement has become effective under the 1933 Act, and, to the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority.

                    (vii) The shares of Acquiror Common Stock to be issued in exchange for shares of Whatcom Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Agreement will be validly issued, fully paid and non-assessable, and conform as to legal matters in all material respects to the description of such shares contained in the Registration Statement.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Acquiror and First Savings or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the laws of the States of Washington and Delaware; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991); and

          7.2 Conditions to the Obligations of Acquiror and First Savings. Unless waived in writing by Acquiror and First Savings, the obligation of Acquiror and First Savings to consummate the transactions contemplated by this Merger Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) Performance. Each of the material acts and undertakings of Whatcom and the Bank to be performed at or before the Closing Date pursuant to this Merger Agreement shall have been duly performed;

               (b) Representations and Warranties. The representations and warranties of Whatcom and the Bank contained in Article 4 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

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

               (c) Documents. In addition to the documents described elsewhere in this Merger Agreement, Acquiror and First Savings shall have received the following documents and instruments:

                    (i)  a certificate signed by the Secretary or an assistant
secretary of Whatcom      and the Bank dated as of the Closing Date certifying
that:

                         (A)  Whatcom's and the Bank's Boards of Directors and
shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plans of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                         (B)  each person executing this Merger Agreement on
behalf of Whatcom and the Bank, is an officer of Whatcom or the Bank, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                         (C)  the charter documents of Whatcom and the Bank
attached to such certificate remain in full force and effect; and

                    (ii) a certificate signed by the President, Chief Executive Officer or an Executive Vice President of Whatcom and the Bank stating that the conditions set forth in Section 7.2(a), Section 7.2(b) and
Section 7.2(f) this Merger Agreement have been satisfied.

               (d) Destruction of Property. Between the date of this Merger Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of Whatcom and the Bank which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of Whatcom, the Bank and the Whatcom Subsidiaries taken as a whole; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, Acquiror and First Savings may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

               (e) Inspections Permitted. Between the date of this Merger Agreement and the Closing Date, Whatcom and the Bank shall have afforded Acquiror and First Savings and their authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Whatcom and the Bank. Whatcom and the Bank shall have caused all Whatcom and Bank personnel to provide reasonable assistance to Acquiror and First Savings in its investigation of matters relating to Whatcom and the Bank;

               (f) No Material Adverse Change. No material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of Whatcom and the Bank shall have occurred since the date of this Merger Agreement. In the event of such a material adverse change with respect to Whatcom and the Bank, Acquiror and First Savings may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

               (g) Opinion of Whatcom's and the Bank's Counsel. Acquiror and First Savings shall have been furnished with an opinion of legal counsel to Whatcom and the Bank, dated the Closing Date, addressed to and in form and substance satisfactory to Acquiror and First Savings, to the effect that:

                    (i) Whatcom is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

                    (ii) The Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Washington.

                    (iii) Each of the Whatcom Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization.

                    (iv) The Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

                    (v) The execution and delivery of the Merger Agreement by Whatcom and the Bank, and the consummation by Whatcom and the Bank of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Whatcom and the Bank.

                    (vi) The Merger Agreement has been duly executed and
delivered by Whatcom and the Bank and is a valid and binding obligation of Whatcom and the Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency,
moratorium,      reorganization, receivership, conservatorship or similar laws
relating to or affecting the enforcement of      creditors' rights generally
or the rights of creditors of depository institutions whose accounts are
insured by the      FDIC and (2) general principles of equity, whether applied by a court of law or equity.

                    (vii) The execution, delivery and performance of the Merger Agreement by Whatcom and the Bank did not, and the consummation of the transactions contemplated thereby by Whatcom and the Bank does not and will not (i) violate any statutory law or regulation applicable to Whatcom, the Bank or any of the Whatcom Subsidiaries or any judgment, decree or order that specifically names Whatcom or the Bank, which violation is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition and results of operations of Whatcom, the Bank and the Whatcom Subsidiaries, taken as a whole; (ii) constitute a breach of or default under any agreement or other arrangement that is listed on Schedule 4.28_ to the Merger Agreement, which breach or default is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of Whatcom, the Bank and the Whatcom Subsidiaries, taken as a whole; (iii) violate the Articles of Incorporation, Charter or Bylaws of Whatcom, the Bank or any of the Whatcom Subsidiaries; or (iv) require any consent or approval under any such law or regulation or under any such judgment, decree or order, or the consent or approval of any other party to any such agreement or other arrangement, other than such consents and approvals as have been obtained.

                    (viii) To the best of such counsel's knowledge: (i) there is no litigation or proceeding against Whatcom, the Bank or any Whatcom Subsidiary pending before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition or results of operations of Whatcom, the Bank and the Whatcom Subsidiaries, taken as a whole, or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and no such litigation or proceeding has been threatened; (ii) neither Whatcom, the Bank nor any Whatcom Subsidiary or any of its or their properties, officers, directors, or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority; and (iii) neither Whatcom, the Bank nor any Whatcom Subsidiary has been advised by any such Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                    (ix) The Corporate Merger has been duly approved by the Whatcom Shareholders.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Whatcom and the Bank or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Washington and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

               (h) Other Business Combinations, Etc. Other than as contemplated hereunder, subsequent to the date of this Merger Agreement, neither Whatcom nor the Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Whatcom or the Bank would merge; consolidate with; effect a business combination with; sell any substantial part of Whatcom's or the Bank's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of Whatcom and the Bank or the benefits of acquiring the Whatcom Common Stock;


               (i) Maintenance of Certain Covenants, Etc. At the time of Closing (i) neither Whatcom nor the Bank shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than 713,493 shares of Whatcom Common Stock validly issued and outstanding at the Effective Time); and (ii) from December 31, 1997, there shall have been no extraordinary sale of assets.

               (j) Dissenting Shares. Whatcom Shareholders holding or controlling no more than five percent (5%) of the shares of the Whatcom Common Stock issued and outstanding immediately prior to the Effective Time shall have perfected and maintained in perfected status their dissenters' rights in accordance with the WBCA;

               (k) Accruals and Reserves. Whatcom and the Bank shall have established the accruals and reserves described in Section 6.5; and

               (l) Employment Agreements. The Employment Agreements between Acquiror, the Bank and Phillip V. Stephenson, Cliff Frydenburg, Marilyn Brink and Jim Logghe substantially in the form attached as Exhibit E shall have been duly executed and delivered by all parties to such agreements;

               (m) Receipt of Affiliate Agreements. Acquiror shall have received from each affiliate of Whatcom the agreements referred to in Section 6.7; and

               (n) Major Shareholders and Directors. Simultaneous with the execution and delivery of this Merger Agreement, each of the Major Shareholders and directors of the Bank shall have executed and delivered to Acquiror a Voting Agreement in the form attached hereto as Exhibit C.

          7.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

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
               (a) No Pending or Threatened Claims. That no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Merger Agreement or the obtaining of material damages or other relief in connection therewith; and

               (b) Government Approvals and Acquiescence Obtained. The Parties hereto shall have received all applicable Government Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.

               (c) Effective Registration Statement. The Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

               (d) Tax Opinion. Acquiror and Whatcom shall have received an opinion from Breyer & Aguggia LLP to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by Whatcom Shareholders to the extent they receive shares of the Acquiror Common Stock in exchange for their shares of Whatcom Common Stock, and, in rendering their opinion, Breyer & Aguggia LLP may require and rely upon representations contained in certificates of officers of the Company, Whatcom and others.

               (e) Shareholder Vote. The Whatcom Shareholders shall have approved of the transactions contemplated hereby by the requisite vote.

                            ARTICLE 8

                           TERMINATION

          8.1 Termination. This Merger Agreement and the Plans of Merger may be terminated at any time prior to the Closing, as follows:

               (a)     By mutual consent in writing of the Parties;

               (b) By Acquiror and First Savings, should Whatcom, the Bank or any Whatcom Subsidiary fail to conduct its business pursuant to the covenants made in Article 6;

               (c) By Acquiror or Whatcom in the event the Closing shall not have occurred by March 31, 1999, unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner. If Acquiror and First Savings shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then Whatcom and the Bank shall, upon Acquiror's and First Savings's written request, extend the Closing Date until such time as all Government Approvals have been obtained and any stipulated waiting periods have expired.

               (d) By either Acquiror or Whatcom, upon written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Corporate Merger or the Bank Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Acquiror or Whatcom may, upon written notice to the other, extend the term of this Merger Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

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               (e)  By Acquiror in the event the conditions set forth in
Section 7.2 or Section 7.3 are not satisfied in all material respects as of the Closing Date, or by Whatcom if the conditions set forth in Section 7.1 or
Section 7.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

               (f) By Acquiror or Whatcom in the event that there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

               (g) By Acquiror should Whatcom, the Bank or any Whatcom Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise; or

               (h) By Acquiror should Whatcom, the Bank or any Whatcom Subsidiary enter into any formal agreement, letter of understanding, supervisory agreement, cease and desist order, consent agreement, memorandum or other similar arrangement with any bank regulatory agency.

               (i) By Acquiror in the event that (i) any situation, event, circumstance or other matter shall come to the attention of Acquiror during the course of the Acquiror Due Diligence Review which Acquiror shall, in a good faith exercise of its reasonable discretion, believe (A) to be inconsistent in any material respect with any of the representations and warranties of Whatcom and the Bank, (B) to be of such significance as to have a material adverse effect on the financial condition, prospects, results of operations or business of Whatcom and the Bank, or (C) is a material deviation from the Whatcom Financial Statements, and (ii) Acquiror notifies Whatcom and the Bank of such matters within five (5) business days after the end of the Acquiror Due Diligence Review Period and such matters are not capable of being cured or have not been cured within thirty (30) days after written notice thereof to Whatcom and the Bank. For purposes of this Section, (i) "Acquiror Due Diligence Review" shall mean a review by Acquiror of Whatcom's and the Bank's operations, business affairs, prospects and financial condition, including without limitation, those matters which are the subject of the representations and warranties of Whatcom and the Bank and (ii) "Acquiror Due Diligence Review Period" shall mean a fifteen (15) day period beginning on the date of this Merger Agreement. Notwithstanding anything in this Section contained or implied to the contrary, the Acquiror Due Diligence Review shall not limit, restrict or preclude Acquiror, at any time or from time to time, from conducting such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Acquiror Due Diligence Review Period of any event or condition which was not detected in the Acquiror Due Diligence Review by Acquiror and which constitutes a breach of any representation or warranty of Whatcom and the Bank under this Merger Agreement.

If a Party should elect to terminate this Merger Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), or (i) of this Section 8.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 9.1 ("Notices") of this Merger Agreement.

          8.2 Effect of Termination. In the event that this Merger Agreement should be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties under this Merger Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under
Section 8.1 hereof shall not relieve any Party of any liability for a breach of this Merger Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

          8.3 Termination Fee. The parties hereby acknowledge that, in negotiating and executing this Merger Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, Acquiror and First Savings have incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of Acquiror's and First Savings's employee and management time) and will forego discussions with respect to other potential acquisitions.

               (a) To compensate Acquiror and First Savings for such costs and to induce it to forego initiating discussions regarding other acquisitions, if (i) this Merger Agreement terminates because Whatcom and the Bank do not use their best efforts to consummate the transactions contemplated by this Merger Agreement in accordance with the terms of this Merger Agreement (unless a condition set forth in Section 7.1 is not satisfied and such nonsatisfaction has not been the result of the failure of Whatcom and the Bank to use their best efforts to consummate this Merger Agreement in accordance to the terms of this Merger Agreement); (ii) Whatcom terminates this Merger Agreement for any reason other than the grounds for termination set out in Sections 8.1(a), 8.1(c), 8.1(d), 8.1(e) or 8.1(f) or (iii) the Whatcom Shareholders do not approve the Corporate Merger, then Whatcom and the Bank shall be obligated to pay Acquiror on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Whatcom and the Bank complying with their fiduciary duties.

               (b) To compensate Whatcom for such costs and to induce it to forego initiating discussions regarding other acquisitions, if (i) this Merger Agreement terminates because Acquiror does not use its best efforts to consummate the transactions contemplated by this Merger Agreement in accordance with the terms of this Merger Agreement (unless a condition set forth in Section 7.2 is not satisfied and such nonsatisfaction has not been the result of the failure of Acquiror to use its best efforts to consummate this Merger Agreement in accordance to the terms of this Agreement); or (ii) Acquiror terminates this Merger Agreement for any reason other than the grounds for termination set out in Sections 8.1, then Acquiror shall be obligated to pay Whatcom on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Fifty Thousands and No/100 Dollars ($250,000.00).

          8.4 Acquiror Fee. Whatcom and the Bank hereby agree to pay Acquiror and First Savings on demand (and in no event more than three days after such demand) in immediately available funds $625,000 (the "Acquiror Fee") if within 18 months after the date hereof the Corporate Merger has not been completed and there occurs any of the events set forth in subparagraphs
(a), (b) or (c) below.

          (a) Any person other than Acquiror or First Savings or an affiliate of Acquiror or First Savings acquires beneficial ownership of 25% or more of the then-outstanding Whatcom Common Stock;

          (b) Whatcom or the Bank, without having received Acquiror's and First Savings's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this section having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act and the rules and regulations thereunder) other than Acquiror and First Savings or any of their respective Subsidiaries, or Whatcom's Board of Directors recommends that the Whatcom Shareholders approve or accept any Acquisition Transaction with any person other than Acquiror and First Savings or any of their respective Subsidiaries. For purposes of this section, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving Whatcom or the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Whatcom or the Bank, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Whatcom or the Bank; or

          (c) A bona fide proposal is made by a third party to Whatcom or the Bank to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Whatcom or the Bank willfully breaches this Merger Agreement and such breach entitles Acquiror and First Savings to terminate this Merger

Agreement; the Whatcom Shareholders do not approve this Merger Agreement at the Shareholders Meeting; the Shareholders Meeting is not held or is canceled prior to termination of this Merger Agreement for reasons other than the fault of Acquiror and First Savings; or Whatcom's Board of Directors modifies in a manner adverse to Acquiror and First Savings its recommendation with respect to this Merger Agreement.

          Notwithstanding the foregoing, Whatcom and the Bank shall not be obligated to pay to Acquiror and First Savings the Acquiror Fee if, prior to the occurrence of any of the events specified in 8.4(a), (b), or (c), either
(i) Acquiror terminates the Merger Agreement in accordance with the terms hereof other than pursuant to Section 8.1(f) hereof as a result of a willful breach of any obligation of Whatcom or the Bank hereunder or (ii) Whatcom validly terminates this Merger Agreement pursuant to Section 8.1(a) or 8.1(f) (but only in the event that Acquiror or First Savings materially breaches a representation, warranty or covenant contained herein and, as a result thereof, Whatcom exercises its right to terminate this Merger Agreement under
Section 8.1(f) at a time when Acquiror and First Savings were not entitled to terminate this Merger Agreement under Section 8.1(c), 8.1(f)) or Section 8.1(d)). The parties further agree that this Section 8.4 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Merger Agreement.

                            ARTICLE 9

                        GENERAL PROVISIONS

          9.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to Whatcom and the Bank:   Whatcom State Bancorp, Inc.
                              Whatcom State Bank
                              1600 Cornwall Avenue
                              Bellingham, Washington 98225
                              Fax: (360) 738-8095
                              Attn:  Phil Stephenson, President and
                                      Chief Executive Officer

With a copy to:               Keller Rohrback
                              1201 Third Avenue
                              Suite 3200
                              Seattle, Washington 98101
                              Fax: (206) 623-3384
                              Attn:  Glen P. Garrison, Esq.

If to Acquiror and
 First Savings:               First Savings Bank of Washington Bancorp, Inc.
                              10 South First Avenue
                              Walla Walla, Washington
                              Fax: (509) 527-3633
                              Attn:  Gary Sirmon, President and
                                      Chief Executive Officer

With a copy to:               Breyer & Aguggia LLP
                              1300 I Street, N.W.
                              Suite 470 East
                              Washington, D.C. 20005
                              Fax: (202) 737-7979
                              Attn:  John F. Breyer, Jr., Esq.

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

          9.2 Assignability and Parties in Interest. This Merger Agreement shall not be assignable by any of the Parties hereto; provided, however, that Acquiror and First Savings may assign, set over and transfer all, or any part of their rights and obligations under this Merger Agreement to any one or more of their present or future Affiliates. This Merger Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

          9.3 Governing Law. This Merger Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Washington, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Merger Agreement shall be heard in a court of competent jurisdiction located in Walla Walla County, Washington.

          9.4 Counterparts. This Merger Agreement may be executed simultaneously in one or more counterparts (any of which may be facsimile copies), each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          9.5 Best Efforts. Whatcom, the Bank, Acquiror and First Savings each agrees to use its best efforts to complete the transactions contemplated by this Merger Agreement; provided, however, that the use of best efforts by Acquiror and First Savings shall not obligate Acquiror and First Savings to obtain or to provide Whatcom additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which Acquiror and First Savings shall deem, in good faith, to be unreasonable in the circumstances.

          9.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

          9.7 Entire Agreement. This Merger Agreement, together with the Plans of Merger which are attached as Exhibit A and Exhibit B hereto, the Schedules, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with
Section 9.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The schedules, annexes, exhibits and certificates attached hereto or furnished pursuant to this Merger Agreement are hereby incorporated as integral parts of this Merger Agreement. Except as provided herein, by specific language and not by mere implication, this Merger Agreement is not intended to confer upon any other person not a Party to this Merger Agreement any rights or remedies hereunder.

          9.8 Severability. If any portion or provision of this Merger Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Merger Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

               (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto;

               (b) waive any inaccuracies in the representations and warranties made by the other Party contained in this Merger Agreement or in the Schedules or Exhibits hereto or any other document delivered pursuant to this Merger Agreement;

               (c) waive compliance with any of the covenants or agreements of the other Party contained in this Merger Agreement; and

               (d) amend or add to any provision of this Merger Agreement or the Plans of Merger; provided, however, that no provision of this Merger Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Merger Agreement.

          9.10 Interpretation. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

          9.11 Payment of Expenses. Except as set forth herein, Acquiror, First Savings and Whatcom and the Bank shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

          9.12 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Merger Agreement by Whatcom and the Bank, Acquiror and First Savings will be without an adequate remedy at law by reason of the unique nature of Whatcom and the Bank. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to Acquiror, Acquiror shall be entitled, at its sole discretion, either (i) to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Merger Agreement by Whatcom or the Bank or (ii) if applicable, to receive the payment described in Section
8.3 hereof. Whatcom and the Bank covenant that they shall not contend in any such proceeding that Acquiror and First Savings are not entitled to a decree of specific performance by reason of having an adequate remedy at law. Notwithstanding the foregoing, if Whatcom and the Bank accept an Acquisition Proposal from a third party and Acquiror and First Savings receive an opinion of counsel from Whatcom and the Bank that the failure of the Boards of Directors of Whatcom and the Bank to accept such Acquisition Proposal would constitute a breach of such directors' fiduciary duty to the shareholders of Whatcom, Acquiror and First Savings shall not be entitled to the equitable remedy of specific performance. No attempt on the part of Acquiror and First Savings to obtain such equitable relief shall be deemed to constitute an election of remedies by Acquiror which would preclude Acquiror from obtaining any remedies at law to which they would otherwise be entitled.

          9.13 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Merger Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

          9.14 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Merger Agreement must be in writing and must be executed by the Parties to this Merger Agreement and shall be effective only to the extent specifically set forth in such writing.

          9.15 Remedies Cumulative. All remedies provided in this Merger Agreement, by law, equity or otherwise, shall be cumulative and not alternative.

          9.16 Non-Survival of Representations and Warranties. No representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith shall survive the Closing. This
Section 9.16 shall not apply to covenants and agreements which by their terms are intended to be performed after the Closing or the termination of this Merger Agreement. Nothing in this Section 9.16 shall limit Whatcom's and the Bank's or Acquiror's and First Saving's rights or remedies for misrepresentations, breaches of this Merger Agreement or any other improper action or inaction by the other Party hereto prior to its termination.

          IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Merger Agreement or has caused this Merger Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

                              WHATCOM STATE BANCORP, INC.


                              By:  /s/ Phil Stephenson
                                   ---------------------------
                                   Phil Stephenson
                              Its: President and Chief Executive Officer
ATTEST:


/s/ Marilyn Brink
---------------------------
Secretary

                              WHATCOM STATE BANK


                              By:  /s/ Phil Stephenson
                                   ---------------------------
                                   Phil Stephenson
                              Its: President and Chief Executive Officer
ATTEST:


/s/ Marilyn Brink
---------------------------
Secretary

                              FIRST SAVINGS BANK OF WASHINGTON
                              BANCORP, INC.


                              By:  /s/ Gary Sirmon
                                   ---------------------------
                                   Gary Sirmon
                              Its: President and Chief Executive Officer
ATTEST:


/s/ D. Allan Roth
---------------------------
D. Allan Roth, Secretary

                              FIRST SAVINGS BANK OF WASHINGTON


                              By:  /s/ Gary Sirmon
                                   ---------------------------
                                   Gary Sirmon
                              Its: President and Chief Executive Officer
ATTEST:


/s/ D. Allan Roth
---------------------------
D. Allan Roth, Secretary

                                                        Appendix B

       Chapter 13 of the Washington Business Corporation Act


23B.13.010  Definitions.  As used in this chapter:

       (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

       (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

       (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

       (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

       (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

       (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

            (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

            (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

            (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

            (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

       (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through
25.10.955 the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

       (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

            (a) The proposed corporate action is abandoned or rescinded;

            (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

            (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

       (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

            (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

       (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

       (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

       (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

            (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

            (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

            (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

            (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to demand payment. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

       (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

       (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

       (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

       (2) The payment must be accompanied by:


            (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (b) An explanation of how the corporation estimated the fair value of the shares;

            (c) An explanation of how the interest was calculated;

            (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

            (e) A copy of this chapter.

23B.13.260 Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

       (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

       (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

            (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

            (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

            (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

       (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

       (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

       (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

       (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

       (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

       (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

       (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

            (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

       (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                        Appendix C





                                    ____________, 1998



Board of Directors
Whatcom State Bancorp
1600 Cornwall
Bellingham, WA 98226

Members of the Board:

       You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Whatcom State Bancorp and its wholly owned subsidiary, Whatcom State Bank ("WSB") of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated June 10, 1998, (the "Agreement") between WSB and First Savings Bank of Washington Bancorp, Inc. ("FWWB").

       In connection with the proposed merger transaction (the "Merger") whereby WSB will merge into FWWB, each issued and outstanding share and option of WSB common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive .7671 of FWWB shares, except for fractional shares which will receive a proportional amount of cash (the "Merger Consideration").

       Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from FWWB pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. WSB has agreed to pay CFAI a fee for this opinion letter.

       In connection with rendering this opinion, we have, among other things:
(I) reviewed the Agreement; (ii) reviewed WSB's financial information for the twelve months ended December 31, 1997 and the six months ended June 30, 1998;
(iii) reviewed certain internal financial analyses and certain other forecasts for WSB prepared by and reviewed with the management of WSB; (iv) conducted interviews with senior management of WSB regarding the past and current business operations, results thereof, financial condition and future prospects of WSB; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis; (vii) reviewed FWWB's audited financial information for the fiscal year ended March 31, 1998 including the Form 10-KSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for FWWB common stock; (x) and reviewed

Board of Directors
Whatcom State Bancorp
Page 2


such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

       In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the WSB or FWWB. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of WSB. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with WSB.

       This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of FWWB Common Stock have traded or may trade at any future date.

       This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

       In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of WSB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of WSB.

       We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                      Very truly yours,

                                      COLUMBIA FINANCIAL ADVISORS, INC.



                                      By: ____________________________
                                              Robert J. Rogowski
                                              Principal

                                                        Appendix D

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS OF WHATCOM STATE BANCORP, INC.

   The discussion presented below analyzes major factors and trends regarding the financial condition of Whatcom State Bancorp, Inc. ("WSB") and its wholly-owned subsidiary, Whatcom State Bank as of June 30, 1998 and 1997, and as of December 31, 1997 and 1996, and regarding the results of its operations for the six months ended June 30, 1998 and 1997, and for the years ended December 31, 1997 and 1996. For a more complete understanding of the following discussion, reference should be made to WSB's consolidated financial statements and related notes included herewith.

   In June 1995, Whatcom State Bank's shareholders approved a plan of reorganization whereby Whatcom State Bancorp, Inc. was formed and became the sole shareholder of Whatcom State Bank. Concurrently, the shareholders of Whatcom State Bank became the shareholders of Whatcom State Bancorp, Inc.

Balance Sheet Analysis

   Financial Condition. The total assets of WSB increased by $13,124,417 or 17.91% between December 31, 1997 and 1996. At June 30, 1998, assets were $91,027,491 compared to the December 31, 1997 level of $86,401,575. The increase in net assets resulted from increases in loans and securities available for sale, which were funded by an increase in deposits and short term and long term borrowings. WSB receives a major portion of its income from earning assets which consist of interest-bearing deposits with other banks, investment securities and loans. See Tables 1 and 2 for an analysis of the average balances of interest-earning assets and interest-bearing liabilities for the years ended December 31, 1997 and 1996.

   Whatcom State Bank's loan portfolio represents the largest component of the earning asset base and has the largest impact on income from earning assets. The markets in which WSB operates are dependent upon small to medium size commercial business and real estate loans. As the economy of this market has improved over the past several years, in conjunction with an increase in market share, there has been an increase in loan volume and related income.

   Inherent in WSB's loan portfolio is credit risk. WSB maintains an allowance for loan losses which is evaluated for adequacy by management. Management's methodology to determine the adequacy of the allowance considers reviews of individual loans, recent loan loss experience, current economic conditions and the risk characteristics of the various categories of loans. See Tables 5 through 9 for detailed information concerning the loan portfolio and the allowance for loan losses.

   Investment securities are the second largest component of the earning asset base. The volume of investment securities has increased for the years ended December 31, 1997 and 1996 by $4,295,445 or 43.38% and has decreased $1,126,919 over the six month period ended June 30, 1998. See Tables 3 and 4 for details concerning the composition and maturity ranges of the investment portfolio.

   Deposits, the primary source of funding earning assets, increased by $11,173,310 or 17.82% between December 31, 1997 and 1996. This increase was due to an increase in both savings and time deposits. Deposits have increased by $4,088,984 or 5.54% over the six month period ended June 30, 1998. See Table 10 for a maturity analysis of deposits as of December 31, 1997.

WSB's primary borrowings source is arranged through the Federal Home Loan Bank of Seattle (FHLB). Borrowings increased by $1,328,000 or by 26.56 % from the year ending December 1997 and 1996 and increased by $72,000 or 1.14% for the six month period ended June 1998.

   Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of an institution to fund the needs of its borrowers, depositors and creditors. Based on the maturity structure and anticipated loan and deposit funding requirements, WSB anticipates its liquidity requirements will be met in the foreseeable future. WSB's management is of the opinion that the traditional funding sources of maturing loans and investment securities, the base of core deposits, and the borrowing lines of credit with the Federal Home Loan Bank of Seattle will be adequate to provide liquidity needs. See Tables 4, 6, and 10 for additional information on certain investment, loan and time deposit maturities.

   Capital. The FDIC requires banks to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

   At June 30, 1998, WSB's Tier 1 capital and total capital as a percentage of total risk-adjusted assets exceeded the required minimum levels. See Table 12 for additional information concerning WSB's capital ratios.

Earnings Analysis

   Net income for the six months ended June 30, 1998 was $86,454, a decrease of $108,192 or 55.58%, over the same period in 1997. The decrease was due primarily to one time expenses which are discussed further in "Noninterest Expense" below. The annualized return on average assets and return on average
equity for the first six months of 1998 were 0.19% and 2.97%.   Net income for
the year ended 1997 was $495,363 compared to a loss of $40,361 for December 31, 1996.

   The primary components of total income and expense which affect net income are net interest income, provision for loan losses, noninterest income, noninterest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

   Net Interest Income. Net interest income for the first six months of 1998 was $2,084,848, an increase of $203,324, or 10.81%, over the same period in 1997. The primary reason for the increase was the increase of $10,771,412 in net loans from June 1997 to June 1998. Total net interest income for the year ended December 31, 1997 was $3,946,770 as compared to $3,510,706 in 1996.

   Provision for Loan Losses. For the first six months of 1998 and 1997, WSB provided $90,000 for loan losses. For the years ended December 31, 1997 and 1996, the provision for loan losses was $180,000 and $783,658, respectively.

   Noninterest Income. Total noninterest income for the six months ended June 30, 1998, and 1997 was $970,106 and $525,147, respectively. The increase was due primarily to mortgage banking activity and the sale of WSB's Ferndale location which resulted in a gain on sale totaling $193,006. Total noninterest income for the year ended December 31, 1997 was $1,016,018 as compared to $820,487 in 1996.

   Noninterest Expense. Total noninterest expense for the six months ended June 30, 1998, and 1997 was $2,847,000 and $2,031,125, respectively.
Increases in salaries and benefits including one time incentive compensation totaling $384,566 and the write down of real estate owned for $80,000 contributed to the increase. Total noninterest expense for the year ended December 31, 1997 was $4,050,925 as compared to $3,607,896 in 1996.

   Provision for Income Taxes. Income tax expense for the six months ended June 30, 1998 was $31,500. The income tax expense for the prior year ended December 31, 1997 was $236,500. See Note 8 of Notes to the Financial Statements for further details of the applicable income tax expense for 1997 and 1996.

Year 2000

   Management is in the process of assessing Year 2000 technology issues. WSB's system critical functions are out-sourced to third-party vendors which are large corporations and leaders in their industries. Year 2000 technology issues are not expected to have a material adverse effect on the financial condition or the results of operations of WSB or Whatcom State Bank.

Competition

   WSB competes primarily in Whatcom County, Washington and has a home loan center in Island County, Washington. WSB faces substantial competition from other commercial banks, savings banks, credit unions, mortgage companies and other non-traditional financial entities. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Whatcom State Bank also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms, money market mutual funds, government bonds, corporate bonds and other securities.

Litigation

   There is no material pending litigation of which WSB is a party.

Offices

   WSB's executive offices are located at 1600 Cornwall Avenue, Bellingham, Washington 98225. This address also serves as the main office of Whatcom State Bank. Whatcom State Bank has full service branch facilities at 1815 Main Street, Ferndale, Washington 98248; 8130B Guide Meridian, Lynden, Washington 98264; 435 Martin Street, Blaine, Washington 98231; 480 Tyee, Point Roberts, Washington 98281. Whatcom State Bank also has a home loan center at 785 S.E. Bayshore Drive, Suite 103, Oak Harbor, Washington 98277 and a loan center across the street from its main offices at 1605 Cornwall Avenue, Bellingham, Washington 98225. Whatcom State Bank owns the land and building at 1600 Cornwall Avenue, while the other offices are operated pursuant to long-term leases with third parties at prevailing market rental rates.

Employees

   As of June 30, 1998, Whatcom State Bank had 68 employees.

Table 1 - Comparative Average Balances - Yields and Rates

   The table below shows the average balances of the assets and liabilities of WSB, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense for each of the last two years.

                                        1997                  1996
                             ----------------------   -----------------------
                             Average          Yield/  Average          Yield/
                             Balance Interest Rate    Balance Interest Rate
                            -------- -------- -----   ------- -------- ----
                                              (In thousands)

Interest-earning assets:
  Interest-bearing balance due $ 3,284 $  173  5.33%   $ 3,067 $   155  5.05%
  Loans                         58,465  6,131 10.49     53,696   5,588 10.37
  Investment securities:
    Taxable                     12,701    849  6.68      6,482     425  6.56
    Tax-exempt                     755     35  4.64        756      37  4.89
                                ------  ----- -----     ------   ----- -----
Total interest-earning assets   75,169  7,188  9.56     64,201   6,205  9.66
Noninterest-earnings assets      7,784                   7,865
  Allowance for loan losses     (1,039)                 (1,229)
                               --------                --------
    Total                      $81,914                 $70,837
                               ========                ========

Interest-bearing liabilities:
  Savings and interest-
     bearing deposits         $33,342     272  3.82    $27,536   1,055  3.83
  Time deposits                27,291   1,630  5.97     24,654   1,459  5.92
  Long-term borrowings          5,575     339  6.08      2,949     160  6.10
                               ------   -----  ----     ------   -----  ----
Total interest-bearing
   liabilities:                66,208   3,241  4.90     55,139   2,694  4.69
                                        -----                    -----
Noninterest-bearing liabilities
  Demand deposits               9,912                    9,976
  Other                           383                      456
Shareholders' equity            5,411                    5,266
                              -------                  -------
  Total                       $81,914                  $70,837
                              ========                 ========
Net interest earnings                 $ 3,947                  $ 3,511
Net yield on
interest-earning assets                        5.25%                   5.47%
Interest rate spread                           4.66%                   4.97%

     Nonaccruing loans have been included in the average loan balances and interest collected prior to these loans having been placed on nonaccrual has been included in interest income. Loan fees included in interest income were approximately $792,287 in 1997 and $565,775 in 1996. Tax-exempt investments have not been reported on a tax equivalent basis.

Table 2 - Volume and Yield/Rate Variance Analysis

     The following table shows the change from year to year for each component of the net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                     1997 Compared to 1996 Change Due To:
                                     ------------------------------------
                                     Volume           Rate          Net
                                     ------           ----          ---
                                                 (In thousands)
Interest earned on:
   Interest-bearing balances due      $   9          $   9         $  18
   Loans                                474             59           543
   Investment securities:
        Taxable                         407            (17)          424
        Tax-exempt                       --             (2)           (2)
                                      ------          -----         -----
Total interest-earning assets           890             93           993

Interest Paid on:
   Savings and
    interest-bearing deposits           223             (6)          217
   Time deposits                        156             15           171
   Other                                162             (3)          159
Total interest-bearing liabilities:     541              6           547
                                        ----           ---           ---
                                      $ 349          $  87         $ 436
                                      ======         ======        ======

Table 3 - Investment Portfolio

     The table below indicates the amortized cost of investment securities by type at year-end for each of the last two years:

                                                  December 31,
                                    -------------------------------------
                                             1997            1996
                                             ----            ----

Held-to-Maturity
----------------
Obligations of states
and political subdivisions                 $753,692         $755,177


Available-for-Sale
------------------
U.S. Treasury and
    U.S. Government Agencies             $7,661,762       $8,092,390
Mortgage-backed securities                4,644,720               --
                                         ----------       ----------
    Total available-for-sale
        investment securities           $12,306,482       $8,092,390
                                        ===========       ==========

Federal Home Loan Bank Stock             $1,107,800       $1,026,800

Table 4 - Maturity Distribution and Yields of Investment Portfolio

     The following table details the maturities of investment securities at December 31, 1997 and the weighted average yield for each range of maturities.  Yields are not stated on a tax-equivalent basis.

                                                             Maturing
                                    ---------------------------------------------------------------------
                                        After               After
                                        One But             Five But
                     Within             Within              Within            After
                     One                Five                Ten               Ten
                     Year      Yield    Years     Yield     Years    Yield    Years    Yield     Total
                     ----      -----    -----     -----     -----    -----    -----    -----     -----


Held-to-
 Maturity
----------------
Obligations
 of states
 and political
 subdivisions         --      --        $753,692  4.87%         --     --       --     --        $753,692

Available-for-
 Sale
---------
U.S. Treasury
 and
 U.S. Government
 Agencies          $1,599,719  5.11%  $4,050,000  6.71%  $2,012,043  6.37%    $ --     --      $7,661,762
Mortgage-backed
 securities            --       --       402,873  6.72%         --    --      4,241,847 6.77%   4,644,720
                   ----------         ----------         ----------           ---------         ---------
Total
 available-
 for-sale
 investment
 securities        $1,599,719        $4,452,873          $2,012,043          $4,241,847       $12,306,482
                   ==========        ==========          ==========          ==========       ===========






Table 5 - Composition of the Loan Portfolio

                                                December 31,
                                       ----------------------------
                                        1997                   1996
                                        ----                   ----
Commercial                           $31,779,501         $26,458,845
Real estate - Construction             7,779,133           5,991,419
Real estate - Mortgage                20,184,789          13,177,607
Consumer loans                         5,913,515           9,477,721
                                     -----------         -----------
    Total Loans                      $65,656,938         $55,105,592
                                     ===========         ===========

Table 6 - Loan Maturities and Sensitivity to Changes in Interest Rates

   The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans in WSB's loan portfolio. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due within one year. Variable rate loans are included in the period in which interest rates are scheduled to adjust rather than in which they contractually mature. Maturity information by loan types is not available.

                                             Maturing or Repricing
                      -------------------------------------------------------
                                     Maturing
                                     One Year
                      Within One     Through        After
                      Year or Less   Five Years     Five Years    Total
                      ------------   ----------     ----------    -----

Fixed Rate Loans      $14,812,588    $ 7,261,838    $ 5,444,207   $27,518,633

Variable Rate Loans    35,004,416      2,580,006        553,883    38,138,305
                      ----------     -----------    -----------   -----------

Total                 $49,817,004    $ 9,841,844    $ 5,998,090   $65,656,938
                      ===========    ===========    ===========   ===========

Table 7 - Nonperforming Loans and Past Due Loans

     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent payments are received.

     Nonaccrual loans totaled $1,466,000 and $478,000 at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, WSB had loans amounting to $2,046,167 and $1,834,612 that were specifically classified as impaired. During 1997 and 1996 impaired loans had average balances of $1,067,973 and $1,335,570 respectively. The allowance for credit losses related to these loans was $148,354 and $288,471 respectively. No allocation of the allowance for possible loan losses was considered necessary for the remaining impaired loans. Interest collected on these loans in cash and included in income totaled $146,782 and $58,785 in 1997 and 1996. At December 31, 1997 and 1996,
there were no commitments to lend additional funds to borrowers whose loans were classified as impaired. Loans 90 days and over past due still accruing interest were $1,000 and $806,000 at December 31, 1997 and 1996.

Table 8 - Analysis of the Allowance for Loan Losses

     The table below summarizes WSB's loan loss experience for each of the last two years.

                                                Year Ended
                                                December 31,
                                         --------------------------
                                         1997                  1996
                                         ----                  ----

Amount of loan loss reserve
     at beginning of period            $1,058,117            $1,227,676
Charge-offs
   Real estate                             35,800                74,790
   Consumer                               115,597               156,684
   Commercial and industrial              264,967               791,883
                                       ----------            ----------
      Total charge-offs                   416,364             1,023,357
Recoveries on loans previously
     charged off
   Real estate                             19,328                    --
   Consumer                                50,770                22,430
   Commercial and industrial              103,173                47,710
                                       ----------              --------
     Total recoveries                     173,271                70,140
                                       ----------              --------
Net charge-offs                           243,093               953,217

Additions to allowance charged
      to operating expense (1)            180,000               783,658
                                        ---------             ---------

Amount of loan loss reserve
      at end of period                 $  995,024          $  1,058,117
                                       ==========          ============
Percentage of net charge-offs
      during period to average
      loans outstanding during
      the period                             .45%                 1.78%
______________
(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's reviews of individual loans.


Table 9 - Allocation of the Allowance for Loan Losses

     The following table is a summary by allocation category of WSB's allowance for loan losses:

                                                  December 31,
                                   ----------------------------------------
                                    % Loans                          % Loans
                                    in each                          in each
                                    1997       Category     1996     Category
                                    -------    --------     ----     --------


Commercial                         $148,354    48.40%     $ 288,471    48.01%
Real estate - Construction               --    11.85%            --    10.87%
Real estate - Mortgage                   --    30.74%            --    23.91%
Consumer                                 --    9.01%             --    17.21%
Unallocated                         846,670                 769,646
                                   --------              -----------
                                   $995,024              $1,058,117
                                   ========              ==========

Table 10 - Time Deposits of $100,000 or More

     The table below shows maturities on outstanding time deposits of $100,000 or more at December 31, 1997:

          3 months or less                                   $3,154,000
          Over 3 months through 12 months                     5,074,000
          Over 12 months                                      1,690,000
                                                             ----------
                                                             $9,918,000
                                                             ==========



Table 11 - Return on Equity and Assets

     The following table shows operating and equity ratios of WSB for each of the last two years:

                                                 Year Ended
                                                 December 31,
                                           ----------------------
                                               1997      1996
                                               ----      ----

Return on average assets                      0.60%     (0.06)%
Return on average equity                      9.16%     (0.75)%
Equity to assets ratio                        6.53%      7.28 %


Table 12 - Comparison of Capital Ratios with Regulatory Requirements (1)

                                                            Regulatory
                                                            Requirements
                             Whatcom                        For Capital
As of June 30, 1998          State Bank    Consolidated     Adequacy Purposes
-------------------          ----------    ------------     -----------------

Total Capital /
   Risk Weighted Assets       10.56%          10.54%               8.00%
Tier 1 Capital /
   Risk Weighted Assets       9.31%           9.28%                4.00%
Tier 1 Capital /
   Average Assets             6.47%           6.45%                4.00%

 (1)  Excludes unrealized gains and losses on securities available-for-sale.

                  Independent Auditors' Report

Board of Directors
Whatcom State Bancorp and Subsidiary
Bellingham, Washington

We have audited the accompanying consolidated balance sheet of Whatcom State Bancorp and Subsidiary (the Company) as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Whatcom State Bancorp and Subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Dodd Wing & Company, P.C.
Kirkland, Washington
February 5, 1998

                  Independent Auditors' Report


Board of Directors and Stockholders
Whatcom State Bancorp and Subsidiary


We have audited the consolidated balance sheet of Whatcom State Bancorp and Subsidiary (the "Corporation") as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whatcom State Bancorp and Subsidiary as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Moss Adams LLP
Bellingham, Washington
January, 24, 1997

Whatcom State Bancorp and Subsidiary
Consolidated Balance Sheets
-----------------------------------------------------------------------------

                                                     December 31,
                                                 1997              1996
                                               -------            -------
Assets
  Cash and due from banks                   $  3,303,079    $  3,999,812
  Interest bearing deposits in banks              98,174       1,118,392
  Securities available for sale               12,336,485       8,120,555
  Securities held to maturity                    753,692         755,177
  Federal Home Loan Bank stock                 1,107,800       1,026,800

  Loans                                       65,346,576      54,773,009
  Allowance for loan losses                     (995,024)     (1,058,117)
  Net loans                                   64,351,552      53,714,892

  Premises and equipment                       3,133,078       3,077,910
  Foreclosed real estate                         189,599         284,853
  Interest receivable                            593,473         465,746
  Other assets                                   534,643         713,021
  Total assets                               $86,401,575     $73,277,158


Liabilities and Shareholders' Equity

Liabilities
  Deposits:
    Demand                                   $10,443,131    $  9,937,622
    Savings and interest-bearing demand       32,617,323      27,192,894
    Time                                      30,802,915      25,559,543
  Total deposits                              73,863,369      62,690,059

  Interest payable                                69,341         147,304
  Short-term borrowings                          628,000              --
  Long-term borrowings                         5,700,000       5,000,000
  Other liabilities                              429,806         240,492
  Total liabilities                           80,690,516      68,077,855

Shareholders' Equity
  Common stock (par value:  $1);
      authorized 2,000,000 shares;
      issued:  1997 - 637,209 shares;
      1996 - 637,593 shares                      637,209         637,593
  Surplus                                      3,857,165       3,860,397
  ESOP loan guarantee                            (74,790)        (93,580)
  Retained earnings                            1,271,673         776,310
  Net unrealized gains on securities
       available for sale,
       net of tax of $10,201 and $9,573           19,802          18,583
     Total shareholders' equity                5,711,059       5,199,303

     Total liabilities
         and shareholders' equity            $86,401,575     $73,277,158

  See notes to consolidated financial statements.

  Whatcom State Bancorp and Subsidiary
  Consolidated Statements of Operations
  ---------------------------------------------------------------------------

                                                   Year Ended December 31,
                                                  1997                1996
                                                 ------              ------

  Interest Income
    Loans                                      $6,131,355          $5,588,136
    Deposits in banks and
        Federal Home Loan Bank
        stock dividends                           254,300             228,902
    Securities available for sale                 767,356             350,665
    Securities held to maturity                    34,801              36,642
    Total interest income                       7,187,812           6,204,345

  Interest Expense
    Deposits                                    2,684,526           2,210,416
    Brokered deposits                             217,272             303,680
    Federal Home Loan Bank                        339,244             178,004
    Federal funds purchased                            --               1,539
    Total interest expense                      3,241,042           2,693,639

    Net interest income                         3,946,770           3,510,706

  Provision for Loan Losses                       180,000             783,658

    Net interest income
       after provision for loan losses          3,766,770           2,727,048

  Noninterest Income
    Service charges on deposit accounts           487,721             520,953
    Fees on real estate loans sold                262,278             141,500
    Loan servicing income (loss)                   74,454             (25,512)
    Net gains (losses) from sales of loans        (16,619)             71,846
    Net gains (losses) on sales
           of securities available for sale        28,464              12,880
    Foreign currency exchange                      70,812              89,151
    Other                                         108,908               9,669
    Total noninterest income                    1,016,018             820,487
  Noninterest Expense
    Salaries                                    1,616,062           1,325,390
    Employee benefits                             329,543             304,197
    Occupancy                                     778,234             754,344
    Other                                       1,327,086           1,223,965
    Total noninterest expense                   4,050,925           3,607,896

    Income/(loss) before income taxes             731,863             (60,361)

  Income Tax Benefit/(Provision)                 (236,500)             20,000

    Net income/(loss)                         $   495,363        $    (40,361)

    Net income (loss) per common share        $       .78        $       (.06)
    Diluted net income (loss)
        per common share                              .76                (.06)

   See notes to consolidated financial statements.
                                         D-13

Whatcom State Bancorp and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
-----------------------------------------------------------------------------

                                                                               Net
                                                                               Unrealized
                                                                 ESOP          Gain (Loss)
                         Common                      Retained    Loan          On Securities,
                         Stock         Surplus       Earnings    Guarantee     Net of Tax       Total
  Balance,
   December 31, 1995    $637,019      $3,859,319     $816,671    $(179,910)    $  (1,229)     $5,131,870

Net loss                      --              --      (40,361)          --            --         (40,361)

New stock issued - net       574           1,078           --           --            --           1,652

Reduction in ESOP
   loan guarantee             --              --           --       86,330            --          86,330

Valuation adjustments,
   net of tax                 --              --           --           --        19,812          19,812

  Balance,
   December 31, 1996     637,593       3,860,397      776,310      (93,580)       18,583       5,199,303

Net income                    --              --      495,363           --            --         495,363

New stock issued             300           1,614           --           --            --           1,914

Stock purchased             (684)         (4,846)          --           --            --          (5,530)

Reduction in ESOP
   loan guarantee             --              --           --       18,790            --          18,790

Valuation adjustments,
   net of tax                 --              --           --           --         1,219           1,219

   Balance,
    December 31, 1997   $637,209      $3,857,165   $1,271,673   $  (74,790)     $ 19,802      $5,711,059

  See notes to consolidated financial statements.

  Whatcom State Bancorp and Subsidiary
  Consolidated Statements of Cash Flows
  ---------------------------------------------------------------------------

                                                    Year Ended December 31,
                                                       1997          1996
                                                      ---------     --------

  Operating Activities
    Net income (loss)                              $    495,363  $    (40,361)

    Adjustments to reconcile net income
     (loss) to net cash
     provided by operating activities:
       Provision for loan losses                        180,000       783,658
       Depreciation and amortization                    443,740       402,298
       Investment amortization - net                     31,362        10,282
       Deferred income tax                              (98,969)       28,000
       (Gain) loss on sale of loans                      16,619       (71,846)
       Loss on sale of fixed assets                      17,774         2,542
       Gain on sale of foreclosed real estate           (27,598)           --
       (Gain) loss on sale of securities                (28,564)      (12,880)
       Stock dividends received                         (81,000)      (76,400)
       Decrease in interest receivable and other assets  70,699       138,112
       (Decrease) increase in interest payable
         and other liabilities                          209,062      (578,541)
    Net cash provided by operating activities         1,228,488       584,864

  Investing Activities
    Proceeds from sales of securities
      available for sale                              8,968,299     5,405,020
    Purchases of securities available for sale      (13,184,323)  (10,506,902)
    Net decrease in interest bearing
      deposits in banks                               1,020,218       193,400
    Increase in loans made to customers,
      net of principal collections                  (11,075,697)   (1,903,543)
    Purchases of premises and equipment                (516,682)     (441,189)
    Proceeds from sale of equipment and
      foreclosed real estate                            506,215            --
    Additions to other real estate owned               (140,945)           --
    Net cash used in investing activities           (14,422,915)   (7,253,214)

  Financing Activities
    Net increase (decrease) in demand, savings,
      and interest bearing demand deposits            5,929,938      (153,975)
    Net increase in time deposit accounts             5,243,372     3,466,090
    Net decrease in federal funds purchased                  --            --
    Net increase in long-term borrowings              1,328,000     3,000,000
    Purchase of common stock                             (5,530)           --
    Sale of common stock                                  1,914         1,652
Net cash provided by financing activities            12,497,694     6,313,767
Net decrease in cash and due from banks                (696,733)     (354,583)
    Cash and Due from Banks, beginning of year        3,999,812     4,354,395

    Cash and Due from Banks, end of year           $  3,303,079  $  3,999,812

  Supplemental Disclosures
   of Cash Flow Information
    Interest paid                                  $  3,319,005  $  2,643,786
    Income taxes paid                                    20,000            --

  Supplemental Disclosures of
   Non-Cash Investing Activities
    Fair value adjustment of assets
     available for sale                               $   1,847    $   30,018
    Income tax effect related to
     fair value adjustment                                 (628)      (10,206)
    Transfer of loans to foreclosed real estate         242,417       284,852
    ESOP loan guarantee                                 (18,790)      (86,330)

  See notes to consolidated financial statements.
                                         D-15

Whatcom State Bancorp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996
---------------------------------------------------------------------------
Note 1 - Significant Accounting Policies

Nature of Operations

The consolidated financial statements include the accounts of Whatcom State Bancorp (the Company) and its wholly-owned subsidiary, Whatcom State Bank (the Bank). During 1995, the Company's shareholders approved a plan of reorganization whereby Whatcom State Bancorp was formed and became the sole shareholder of Whatcom State Bank. Concurrently, the stockholders became the owners of Whatcom State Bancorp. The Company is a holding company which operates primarily through its major subsidiary, the Bank. The Bank operates five branches and its primary source of revenue is providing loans to customers. The Bank's lending and other activities are concentrated in Whatcom County. The following is a description of significant accounting policies.

Financial Statement Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The consolidation eliminates all significant intercompany accounts and transactions. Certain items in prior periods have been reclassified to conform to the current presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities Available for Sale

Securities available for sale consist of debt and certain equity securities not classified as trading but may be sold before maturity in response to change in interest rates, prepayment risk, and funding sources or terms, or to meet liquidity needs. They are reported at fair value with unrealized gains and losses, net of the related deferred tax effect, reported as a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

Securities Held to Maturity

Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

Loans

Loans are stated at the amount of unpaid principal, reduced by deferred loan fees and an allowance for loan losses. Interest on loans is accrued daily based on the principal amount outstanding.

Generally the accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when they are past due 90 days as to either principal or interest. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal income.

The Bank's policy is to defer loan origination and commitment fees, and certain direct loan origination costs are deferred and amortized as an adjustment of the yield of the related loan.

(continued)
                                    D-16

Whatcom State Bancorp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 1 - Significant Accounting Policies (continued)

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. This evaluation requires the use of current estimates, which may vary from the ultimate collectibility experienced in the future. The estimates used are reviewed periodically, and, as adjustments become necessary, they are charged to operations in the period in which they become known.

When management determines that it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for loan losses as an adjustment to the allowance for loan losses.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses.
Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Bank provides for income taxes on a separate return basis.


Cash Equivalents

The Company considers all amounts included in the balance sheets caption "Cash and due from banks" to be cash equivalents.

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 1 - Significant Accounting Policies (concluded)

Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method, in accordance with APB No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements. However, the required pro forma disclosures have been provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128), which the Company adopted in the fourth quarter of 1997. SFAS No. 128 replaces current earnings per share requirements and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans. Earnings per share for 1997 and 1996 have been restated to conform to the presentation required by SFAS No. 128.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statements of Accounting Standards Nos. 130 and 131, both of which are effective for years beginning after December 31, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income will have to be reported in a financial statement that is displayed with the same prominence as other financial statements. Also, the accumulated balance of other comprehensive income will have to be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 131 requires that public enterprises report financial and descriptive information about its reportable operating segments. Both of these pronouncements provide additional disclosures about the Company's operations and are not anticipated to have any effect of financial position or results of operations.

Note 2 - Restricted Assets

Federal Reserve Board regulations require that the Bank subsidiary maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The amounts of such balances for the years ended December 31, 1997 and 1996 were approximately $373,000 and $352,000, respectively.

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996
------------------------------------------------------------------------------

Note 3 - Securities

Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values were as follows:
                                           Gross       Gross
                            Amortized      Unrealized  Unrealized    Fair
                            Cost           Gains       Losses        Values
Securities Available
 for Sale

December 31, 1997
  U.S. Government
   and agency securities:
    Agency securities       $ 7,661,762    $14,976    $(1,541)     $ 7,675,197
    Mortgage backed
     securities               4,644,720     17,816     (1,248)       4,661,288

    Total                   $12,306,482    $32,792    $(2,789)     $12,336,485

December 31, 1996
  U.S. Government
   and agency securities    $ 8,092,399    $36,300    $(8,144)    $  8,120,555

Securities Held to Maturity

December 31, 1997
  State and
   municipal securities     $   753,692    $22,693    $    --     $    776,385

December 31, 1996
  State and
   municipal securities     $   755,177    $14,653    $(4,525)    $    765,305

The scheduled maturities of securities held to maturity and available for sale at December 31, 1997 are as follows:

                              Held to Maturity         Available for Sale

                              Amortized  Fair          Amortized    Fair
                              Cost       Value         Cost         Value

  Due in one year or less    $   --      $   --        $1,599,719   $1,598,183
  Due from one year
    to five years             753,692      776,385      4,452,873    4,469,168
  Due from five to ten years       --           --      2,012,043    2,015,625
  Due after ten years              --           --      4,241,847    4,253,509

     Total                   $753,692     $776,385    $12,306,482  $12,336,485

Gross realized gains on sales of securities available for sale were $28,454 and $18,774 in 1997 and 1996, respectively. There were no gross unrealized losses on sales of securities available for sale in 1997. Gross unrealized losses on sales of securities available for sale totaled $5,894 in 1996.

Securities, carried at approximately $500,240 at December 31, 1997 and $503,154 at December 31, 1996, were pledged to secure public deposits and for other purposes required or permitted by law.

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996
------------------------------------------------------------------------------

Note 4 - Loans

Loans at December 31 consist
   of the following:
                                                  1997               1996

  Commercial                                   $31,779,501        $26,458,845
  Real estate construction                       7,779,133          5,991,419
  Real estate mortgage                          20,184,789         13,177,607
  Consumer                                       5,913,515          9,477,721
                                                65,656,938         55,105,592
  Less unearned income and deferred fees          (310,362)          (332,583)

    Total loans                                $65,346,576        $54,773,009

Changes in the allowance for loan losses for the years ended December 31 are as follows:
                                                  1997               1996

  Balance at beginning of year                $  1,058,117       $  1,227,676
  Provision for credit losses                      180,000            783,658
  Charge-offs                                     (416,364)        (1,023,357)
  Recoveries                                       173,271             70,140
    Net charge-offs                               (243,093)          (953,217)

    Balance at end of year                    $    995,024       $  1,058,117

Nonaccrual loans totaled $1,466,000 and $478,000 at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996 the Company had $2,046,167 and $1,834,612, respectively, in loans considered impaired. At December 31, 1997 and 1996, specific allocations of $148,354 and $257,158, respectively, of the allowance for loan losses were made for $740,519 and $411,323 of these impaired loans. No allocation of the allowance for loan losses was considered necessary for the remaining impaired loans. The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996 was $1,067,973 and $1,335,570, respectively. Interest income recognized on impaired loans, which was collected in cash, totaled $146,782 in 1997 and $58,785 in 1996.

At December 31, 1996, there were no commitments to lend additional funds to borrowers whose loans have been modified. Loans 90 days and over past due still accruing interest were $1,000 and $806,000 at December 31, 1997 and 1996, respectively.

  Maturity and repricing for the Bank's loan portfolio at December 31, 1997 are as follows:

0 - 90 days                                                    $30,062,000
91 - 365 days                                                   15,915,000
1 year or more                                                  19,369,576
                                                               $65,346,576

Certain related parties of the Bank, principally Bank Directors and their associates, were loan customers of the Bank in the ordinary course of business during 1997 and 1996. Total loans outstanding at December 31, 1997 and 1996 to key officers and Directors were $495,993 and $202,015, respectively.
During 1997, loan advances totaled $297,000 and loan repayments totaled $3,022 on these loans.

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 5 - Premises and Equipment

The components of premises and equipment at December 31 are as follows:

                                                  1997               1996

Land                                        $   616,042        $   616,042
Buildings                                     1,362,595          1,362,595
Leasehold improvements                          631,268            554,938
Furniture and fixtures                        2,530,439          2,148,392
Construction in progress                         18,805                 --
  Total cost                                  5,159,149          4,681,967

Less accumulated depreciation
  and amortization                           (2,026,072)        (1,604,057)

  Total premises and equipment              $ 3,133,077       $  3,077,910

The Bank leases its branch office in Blaine, Washington from the majority stockholder of the Company. The lease term is for ten years, expiring in 2001, with an option to renew for three periods of ten years. The Bank is responsible for an allocable share of utilities, common area maintenance, taxes and insurance.

Total lease expense for the years ended December 31, 1997 and 1996 was $129,953 and $122,378, respectively. Amounts paid to the majority stockholder were $48,020 in 1997 and $42,560 in 1996.

Future minimum payments under operating leases with original terms in excess of one year are as follows:

    1998                                           $ 215,960
    1999                                             215,960
    2000                                             210,470
    2001                                             174,257
    2002                                             135,840

    Total                                          $ 952,487

Certain leases contain renewal options from five to ten years and escalation clauses based on increases in property taxes and other costs.

Note 6 - Deposits

The aggregate amount of certificates of deposit and brokered deposits, with balances in excess of $100,000, was approximately $9,918,000 and $9,123,651 at December 31, 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

       1998                                      $24,001,256
       1999                                        5,178,847
       2000                                        1,622,812

  (continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 7 - Short-term Borrowings

Short-term borrowings include a cash management advance line with Federal Home Loan Bank with a balance $628,000 at December 31, 1997, due December 8, 1998 with interest at 6.825%. The total available credit on this line is $8,503,500.

Note 8 - Long-Term Borrowings

Long-term borrowings at December 31, 1997 represent advances from the Federal Home Loan Bank bearing interest at 6.08% to 6.23% and maturing as follows:

       1998                                                    $2,000,000
       1999                                                     1,000,000
       2000                                                     1,700,000
       2001                                                     1,000,000

The Bank has pledged securities and loans as collateral for these borrowings.

Note 9   Benefit Plans

Employee Stock Ownership Plan   Effective January 1, 1994, the Company
established an employee stock ownership plan with 401(k) provisions (the "Plan"). The Plan covers substantially all employees who have attained the age of twenty-one and completed ninety days of service in a Plan year.

The Plan has a note payable to a regional bank with interest payable monthly at prime (8.50% and 9.5% at December 31, 1997 and 1996), due in December 2001.

Employer contributions to the Plan are determined annually by the Company's Board of Directors and are generally equal to the amount of principal and interest due on the note. Participants' accrued benefit derived from employer contributions vest at the rate of 33 percent per year, and are fully vested after three years. Employer contributions totaled $27,805 and $29,045 in 1997 and 1996, respectively.

Defined Contribution Plan   In 1997 the Company adopted a 401(k) covering
substantially all employees of the Bank subsidiary who meet eligibility requirements set forth in the Plan. Contributions to the 401(k) profit sharing plan consist of matching contributions, which match 25% of employee contributions (up to a maximum of 6% of employee salaries). Additional discretionary employer contributions may be made annually as determined by the Company's Board of Directors. Contributions to the Plan in 1997 were $16,216.

Executive Bonus and Deferred Compensation Plan   In 1997 the Bank adopted an
executive bonus and deferred compensation plan covering executive employees. In 1997 those goals were not achieved and no bonuses were paid. In addition, executive employees will receive profit sharing bonuses based on pre-tax income formulas. No profit sharing bonuses were paid in 1997.

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 10 - Income Taxes

Income taxes are comprised of the following for the years ended December 31:

                                                 1997               1996

Current                                        $ (55,332)         $ (48,000)
Deferred tax (benefit)                           291,832             28,000

  Total income taxes                           $ 236,500          $ (20,000)

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are:

                                                 1997               1996
  Deferred Tax Assets
  Allowance for credit losses                  $ 174,691          $ 218,134
  Net operating loss carryforward                 67,079            297,693
  Alternative minimum tax credits                 57,467             33,821
  Other                                               --              7,976
  Total deferred tax assets                      299,237            557,624

Deferred Tax Liabilities
  Accumulated depreciation                       102,486            116,601
  Stock dividends                                111,216             83,912
  Deferred income   loan fees                    147,116            107,970
  Cash basis reporting                            19,936             27,314
  Excess servicing rights                         17,452             28,964
  Unrealized gain on securities
   available for sale                             10,201              9,573
  Total deferred tax liabilities                 408,407            374,334

  Net deferred tax assets (liabilities)        $(109,170)         $ 183,290

The Bank has net operating losses available to offset future federal tax liabilities. The change in control which resulted from the sale of a large block of stock to a single investor in 1990 established certain limitations on the availability of a certain portion of those losses. The Bank estimates that all of the net operating losses will be used in the normal course of business.

A schedule of net operating loss carryforwards with their expiration dates is as follows:

Year of Expiration                                  Loss Carryforward

2003                                                     $ 118,791
2004                                                        52,000
2005                                                        20,500
2007                                                         6,000
                                                         $ 197,291

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 11 - Commitments and Contingencies

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments at December 31 is as follows:

                                                  1997             1996
Commitments to extend credit:
  Real estate secured                            $5,467,000      $5,482,000
  Credit card lines                               1,105,000         734,000
  Other                                           2,652,000       2,165,000

  Total commitments to extended credit           $9,224,000      $8,381,000

Standby letters of credit                       $   231,000      $   97,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company's experience has been that approximately 85% of loan commitments are drawn upon by customers. The Company evaluates each customer's creditworthiness on a case-by- case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.
The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Company deems necessary.

The Company has agreements with commercial banks for lines of credit totaling $2,200,000, none of which was used at December 31, 1997, and a credit line with the Federal Home Loan Bank totaling 20% of total assets, $5,700,000 of which was used at December 31, 1997.

Employment Agreements   The Bank subsidiary has employment agreements with
four employees which are for a term of three years with the option to renew for successive one year periods. These agreements provide for severance payments upon termination which vary depending on the length of employment.

Other Commitments   The Company has a long-term data processing services
contract which expires in June 2000. The annual data processing expense is dependent in part on the volume of transactions processed on behalf of the Company. Costs associated with data processing contracts amounted to $342,343 and $355,159 for the years ended December 31, 1997 and 1996, respectively.

Because of the nature of its activities, the Company is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Company.

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 12 - Significant Concentrations of Credit Risk

Most of the Company's business activity is with customers located in the State of Washington. Investments in state and municipal securities involve governmental entities primarily within the State. Standby letters of credit were granted primarily to commercial borrowers.


Note 13   Loan Servicing

Loans serviced for others are not included on the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized at December 31 as follows:

                                                1997                1996

   Mortgage loans sold to FHLMC            $12,960,704        $  3,664,950
   SBA loans                                 3,825,806           6,311,287

Capitalized mortgage servicing rights:


   Beginning balance                       $    29,125        $         --
   Additions for new loans                     122,477              30,552
   Amortization                                (12,385)             (1,427)
   Mortgage servicing rights               $   139,217        $     29,125

There was no valuation allowance for impairment of mortgage servicing rights required at December 31, 1997 or 1996.

Note 14 - Stock Options

The Company may award options for a maximum of 120,000 shares of common stock to certain officers, employees and to nonemployee directors under two 1991 Stock Option Plans ("Plans"). The Plans are intended to provide for the granting of both incentive and nonincentive stock options. Options are generally granted at the then fair market valueand vest evenly over three to six years. Options are excersizable from six months to ten years from date of grant, subject to certain limitations, and expire after ten years.

Pro forma information regarding net income is required by Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation. The pro forma information recognizes, as compensation, the value of stock options granted using an option valuation model known as the Black Scholes model. The fair value for options issued in 1997 is estimated at $13,558. The fair value of options issued in 1996 is estimated at $20,856. The following assumptions were used to estimate the fair value of the options:

                                                            1997        1996

  Risk-free interest rate                                   5.80%      6.12%
  Dividend yield rate                                       0.00%      0.00%
  Price volatility                                          0.00%      0.00%
  Weighted average expected life of options                 3 years    5 years

  (continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------


Note 14 - Stock Options (concluded)

Management believes that the assumptions used in the option pricing model are highly subjective and represent only one estimate of possible value, as there is no active market for the options granted. The fair value of the options granted in 1997 and 1996 will be allocated to pro forma earnings over the vesting period of the options. Accordingly, until the provisions for SFAS 123 are recognized for all years for which options have been granted, pro forma earnings will likely reflect an increasing amount of compensation expense resulting from the stock options.

                                                    1997              1996
Net income (loss):
  As reported                                    $495,363           $(40,361)
  Pro forma                                       (20,947)           (20,136)
                                                 $474,416           $(60,497)
Earnings (loss) per share:
  Basic:
    As reported                                  $    .78           $   (.06)
    Pro forma                                         .74               (.09)
  Diluted:
    As reported                                       .76               (.06)
    Pro forma                                         .72               (.09)

A summary of the status of the Company's stock option plan as of December 31, 1997 and 1996, and changes during the years ending on those dates, is presented below:

                                          1997                    1996

                                              Weighted               Weighted
                                              Average               Average
                                              Exercise               Exercise
                                    Shares    Price      Shares      Price

Outstanding at
   beginning of year                69,200    $7.93      66,700       $7.30
Granted                              9,684     1.00      14,500        8.87
Exercised                             (300)    6.83      (2,300)       6.48
Forfeited                               --       --      (9,700)       7.76

  Outstanding at end of year        78,584    $7.33      69,200       $7.93

  The following summarizes information about stock options outstanding and exercisable at December 31, 1997:

                              Weighted
                              Average      Weighted                 Weighted
  Range of                    Remaining    Average    Weighted      Average
  Exercise      Number        Contractual  Exercise   Number        Exercise
  Prices        Outstanding   Life         Price      Exercisable   Price

  $1.00         9,684        9.0 years      $1.00        --          $1.00
   6.38-6.77   26,400        5.0 years       6.44     15,732          6.43
   8.87        42,500        7.8 years       8.87     14,414          8.87

  (continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 15 - Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines on the regulatory framework for prompt corrective action, the Company must meet specific capital adequacy guidelines that involve quantitative measures of the Company's consolidated assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company'sconsolidated capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1997, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

Actual capital amounts and ratios are also presented in the table. Management believes, as of December 31, 1997, that the Bank meets all capital requirements to which it is subject.

                                                            To be Well
                                                            Capitalized
                                                            Under Prompt
                                      Capital               Corrective
                                      Adequacy              Action
                  Actual              Purposes              Provisions
                  Amount     Ratio    Amount      Ratio     Amount      Ratio

December 31, 1997
 Tier 1 capital
  (to average
   assets)
   Consolidated  $5,766,047  6.627%   $3,480,305  4.000%        N/A       N/A
   Bank           5,697,557  6.588%    3,480,305  4.000%    $4,350,381  5.000%
 Tier 1 capital
  (to risk-
   weighted
   assets)
   Consolidated   5,766,047  9.760%    2,363,216  4.000%        N/A       N/A
   Bank           5,697,557  9.644%    2,363,216  4.000%     3,544,824  6.000%
 Total capital
  (to risk
  -weighted
   assets)
   Consolidated   6,507,719  11.015%    4,726,432  8.000%       N/A       N/A
   Bank           6,439,229  10.899%    4,726,432  8.000%    5,908,040 10.000%

  (continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 15 - Regulatory Matters (concluded)

                                                            To be Well
                                                            Capitalized
                                                            Under Prompt
                                        Capital             Corrective
                                        Adequacy            Action
                    Actual              Purposes            Provisions
                    Amount    Ratio     Amount    Ratio     Amount       Ratio
December 31, 1996
  Tier 1 capital
   (to average
     assets)
    Consolidated  $5,274,300  7.298%  $2,891,015  4.000%      N/A         N/A
    Bank           5,124,325  7.090%   2,891,015  4.000%   $3,613,769   5.000%
  Tier 1 capital
   (to risk-
     weighted
     assets)
    Consolidated   5,274,300  9.510%   2,218,323  4.000%      N/A         N/A
    Bank           5,124,325  9.240%   2,218,323  4.000%   3,327,483    6.000%
  Total capital
    (to risk
     -weighted
       assets)
    Consolidated   5,972,021  10.768%   4,436,518  8.000%     N/A         N/A
    Bank           5,822,046  10.498%   4,436,518  8.000%   5,545,862  10.000%


Certain provisions of Washington State Law can limit cash dividend payments to the Company from the Bank without prior regulatory approval. At December 31, 1997, the Bank was not subject to any such restrictions.

Under federal regulations, the Bank is limited, unless previously approved, as to the amount it may loan to the Company and any one affiliate to 10 percent of its capital stock and surplus, and the combined total of loans to the Company and affiliates must not exceed 20 percent of capital and surplus. Further, all loans must be fully collateralized.

Note 16 - Earnings Per Share Disclosures

Following is information regarding the calculation of basic and diluted earnings per share for the years indicated.

                                     Net
                                     Income         Shares           Per Share
                                     (Numerator)    (Denominator)    Amount
Year Ended December 31, 1997
  Basic earnings per share:
    Net income                        $495,363        637,401           $.78
  Effect of dilutive securities:
    Options                                 --         17,931
  Diluted earnings per share:
    Net income                        $495,363        655,332           $.76

Year Ended December 31, 1996
  Basic earnings per share:
    Net loss                         $ (40,361)       637,306          $(.06)
  Effect of dilutive securities:
    Options                                  --         7,333
  Diluted earnings per share:
    Net loss                         $ (40,361)       644,639          $(.06)

  (continued)

Whatcom State Bancorp and Subsidiary
Notes to Financial Statements
December 31, 1997 and 1996
-----------------------------------------------------------------------------

Note 16   Earnings Per Share Disclosures (concluded)

The number of shares shown above for "options" is the number of incremental shares that would result from exercise of options and use of the proceeds to repurchase shares at the average market price during the year.

Note 17   Parent Company (Only) Financial Information

Condensed balance sheets at December 31:
                                                    1997                 1996

Assets
  Cash                                           $   64,490      $    80,571
  Federal income tax receivable                       4,000               --
  Investment in bank                              5,718,359        5,212,313
  Due from bank subsidiary                               --               --
     Total assets                                $ 5,786,849     $ 5,292,884

Liabilities and shareholders' equity
  Long-term debt                                 $    74,790     $    93,580
  Shareholders' equity                             5,712,059       5,199,304
     Total liabilities and shareholders' equity  $ 5,786,849     $ 5,292,884


Condensed statements of operations for the years ended December 31:
                                                  1997                1996

Dividend from Bank subsidiary                $     --               $     --
Other income                                        90                   115
Other expenses                                  12,554                 1,165
    Gain (loss) before income taxes
      and equity in undistributed
      income (loss) of subsidiary              (12,464)               (1,050)

Income tax benefit                               4,000                    --
Equity in undistributed income
     (loss) of subsidiary                      503,827               (39,311)
    Net income (loss)                        $ 495,363             $ (40,361)

Condensed statements of cash flows for the years ended December 31:
                                                    1997               1996

Operating Activities
  Net income (loss)                          $ 495,363              $ (40,361)
  Adjustments to reconcile net loss
    to net cash flow provided
    by (used in) operating activities
        Equity in undistributed
          (income) loss of subsidiary         (503,827)               39,311
        Other operating activities              (4,000)               68,055
          Net cash flows provided by
             (used in) operating activities    (12,646)               67,005

  Financing Activities
  Proceeds from sale of common stock             1,914                 1,652
  Purchase of common stock                      (5,530)                   --
          Net cash flows provided by
          (used in) financing activities        (3,616)                1,652

Cash, beginning of year                         80,571                 11,914
Cash, end of year                            $  64,490              $  80,571

Whatcom State Bancorp and Subsidiary
Consolidated Balance Sheets
-----------------------------------------------------------------------------

                                           June 30,         December 31,
                                             1998               1997
                                          -----------      -------------
                                          (unaudited)
Assets
    Cash and due from banks              $  3,102,891       $  3,303,079
    Interest bearing deposits in banks      1,116,302             98,174
    Securities available for sale          10,937,408         12,336,485
    Securities held to maturity               982,950            753,692
    Federal Home Loan Bank stock            1,150,700          1,107,800

    Loans                                  70,711,759         65,346,576
    Allowance for loan losses              (1,044,765)          (995,024)
    Net loans                              69,666,994         64,351,552

    Premises and equipment                  2,806,650          3,133,078
    Foreclosed real estate                    109,599            189,599
    Interest receivable                       521,510            593,473
    Other assets                              632,487            534,643
    Total assets                          $91,027,491        $86,401,575

Liabilities and Shareholders' Equity

Liabilities
    Deposits:
      Demand                               $11,746,283       $10,443,131
      Savings and interest-bearing demand   35,610,465        32,617,323
      Time                                  30,595,605        30,802,915
    Total deposits                          77,952,353        73,863,369

    Interest payable                            86,904            69,341
    Short-term borrowings                           --           628,000
    Long-term borrowings                     6,400,000         5,700,000
    Other liabilities                          798,271           429,806

    Total liabilities                       85,237,528        80,690,516

Shareholders' Equity
    Common stock (par value: $1);
      authorized 2,000,000 shares;
      issued: 1998 - 638,209 shares;
      1997 - 637,209 shares                    638,209           637,209
    Surplus                                  3,865,035         3,857,165
    ESOP loan guarantee                        (74,790)          (74,790)
    Retained earnings                        1,358,127         1,271,673
    Cumulative other comprehensive income        3,382            19,802

    Total shareholders' equity               5,789,963         5,711,059

    Total liabilities and shareholders'
      equity                               $91,027,491       $86,401,575

See notes to consolidated financial statements.

Whatcom State Bancorp and Subsidiary
Consolidated Statements of Income



                                                  Six Months Ended June 30,
                                                     1998          1997
                                                   ----------    ---------
                                                           (unaudited)
Interest Income
    Loans                                          $3,346,794     $2,904,790
    Deposits in banks and Federal Home Loan Bank      113,485        148,007
     stock dividends

    Securities available for sale                     343,492        352,740
    Securities held to maturity                        18,952         18,322
    Total interest income                           3,822,723      3,423,859

Interest Expense
    Deposits                                        1,499,230      1,233,804
    Brokered deposits                                  50,165        144,917
    Federal Home Loan Bank                            188,480        163,614
    Total interest expense                          1,737,875      1,542,335

    Net interest income                             2,084,848      1,881,524

Provision for Loan Losses                              90,000         90,000

    Net interest income after provision for
      loan losses                                   1,994,848      1,791,524

Noninterest Income
    Service charges on deposit accounts               222,612        245,033
    Fees on real estate loans sold                    341,056        108,934
    Loan servicing income                              74,783         62,412
    Net gains from sales of loans                      40,553             --
    Net gains on sales of securities available
      for sale                                          8,437         25,682
    Foreign currency exchange                          32,243         30,155
    Gain on sale of bank premises                     193,006             --
    Other                                              57,416         52,931

    Total noninterest income                          970,106        525,147

Noninterest Expense
    Salaries                                        1,428,743        760,757
    Employee benefits                                 210,798        187,172
    Occupancy                                         461,996        372,918
    Other                                             745,463        710,278

    Total noninterest expense                       2,847,000      2,031,125

    Income before income taxes                        117,954        285,546

Income Tax Provision                                  (31,500)       (90,900)

    Net income                                   $     86,454    $   194,646


Net Income Per Share Data
     Basic earnings per common share             $        .14    $       .31
     Diluted earnings per common share                    .13            .30

See notes to consolidated financial statements.


Whatcom State Bancorp and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
------------------------------------------------------------------------------
Six Months Ended June 30, 1998 (Unaudited)

                                                                                 Accumulated
                                                                         ESOP      Other
                                  Common                   Retained      Loan    Comprehensive
                                  Stock        Surplus     Earnings    Guarantee   Income       Total


Balance, December 31, 1997       $637,209    $3,857,165   $1,271,673   $(74,790)  $ 19,802   $5,711,059

Net income                             --            --       86,454         --         --       86,454

New stock issued                    1,000         7,870           --         --         --        8,870

Unrealized gain on securities,
  net of tax                           --            --           --         --    (16,420)     (16,420)

  Balance, June 30, 1998         $638,209    $3,865,035   $1,358,127   $(74,790)  $  3,382   $5,789,963

See notes to consolidated financial statements.

                                          D-32

Whatcom State Bancorp and Subsidiary
Consolidated Statements of Cash Flows
------------------------------------------------------------------------------

                                                 Six Months Ended June 30,
                                                  1998             1997
                                                 ----------     ----------
                                                        (unaudited)
Operating Activities
    Net income                                  $     86,454   $    194,646
    Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for loan losses                      90,000         90,000
       Depreciation and amortization                 259,309        226,797
       Investment amortization - net                  43,227        (21,695)
       Write down of foreclosed assets                80,000             --
       Gain on sale of loans                          40,553             --
       Loss on sale of premises                     (193,006)            --
       Gain on sale of securities                     (8,437)       (25,682)
       Stock dividends received                      (42,900)       (37,800)
       Decrease in interest receivable and other
         assets                                        7,578         81,277
       Increase in interest payable and other
         liabilities                                 386,028        285,090
    Net cash provided by operating activities        748,806        792,633

Investing Activities
    Proceeds from sales of and payments from
     securities available for sale                 7,340,150      5,025,682
    Purchases of securities available for sale    (6,000,000)   (10,140,890)
    Purchases of securities held to maturity        (230,000)            --
    Net (increase) decrease in interest bearing
     deposits in banks                            (1,018,128)     1,456,000
    Increase in loans made to customers,
      net of principal collections                (5,445,995)    (5,480,506)
    Purchases of premises and equipment             (439,875)       (39,380)
    Proceeds from sale of premises and equipment     675,000        175,836
    Additions to other real estate owned                  --       (140,945)
    Net cash used in investing activities         (5,118,848)   (12,056,203)

Financing Activities
    Net increase in deposit accounts               4,088,984     10,527,265
    Payment of short-term borrowings                (628,000)            --
    Increase in long-term borrowings                 700,000        700,000
    Purchase of common stock                              --         (3,160)
    Sale of common stock                               8,870          1,914
    Net cash provided by financing activities      4,169,854     11,226,019

    Net decrease in cash and due from banks         (200,188)       (37,551)

    Cash and Due from Banks, beginning of period   3,303,079      3,999,812

    Cash and Due from Banks, end of period       $ 3,102,891    $ 3,962,261

Supplemental Disclosures of Cash Flow Information
    Interest paid                                $ 1,720,312    $ 1,534,895
    Income taxes paid                                 70,000         20,000

Supplemental Disclosures of Non-Cash Investing
 Activities
    Fair value adjustment of assets available
     for sale                                    $  (24,879)    $    51,403
    Income tax effect related to fair value
     adjustment                                       8,459        (17,477)
    Transfer of loans to foreclosed real estate          --        242,417

See notes to consolidated financial statements.

Whatcom State Bancorp and Subsidiary
Notes to Consolidated Financial Statements
June 30, 1998 and 1997
------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices for interim financial information within the banking industry. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For additional information refer to the consolidated financial statements and footnotes thereto included in Whatcom State Bancorp's annual report for the year ended December 31, 1997.

2.   FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of Whatcom State Bancorp and Whatcom State Bank the Company. All significant inter-company balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3.   EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128), which the Company adopted in the fourth quarter of 1997. SFAS No. 128 replaces current earnings per share requirements and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans.

Following is information regarding the calculation of basic and diluted earnings per share for the six months ended as indicated:

                                        Net
                                       Income         Shares       Per Share
                                     (Numerator)    (Denominator)    Amount
Six Months Ended June 30, 1998
  Basic earnings per share:
     Net income                      $  86,454        637,709      $     .14

  Effect of dilutive securities:
     Options                                --         35,935
  Diluted earnings per share:
     Net income                      $  86,454        673,644      $     .13

Six Months Ended June 30, 1997
  Basic earnings per share:
     Net loss                         $194,646        637,460      $     .31
  Effect of dilutive securities:
     Options                                --         16,206
  Diluted earnings per share:
     Net loss                         $194,646        653,666      $     .30

(continued)

Whatcom State Bancorp and Subsidiary
Notes to Consolidated Financial Statements
June 30, 1998 and 1997
------------------------------------------------------------------------------

4.     ACCOUNTING CHANGES

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, as of the first quarter of 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. With regard to the Company, currently the only items of comprehensive income are changes in the fair value of its available-for- sale securities. Cumulative other comprehensive income is displayed separately in the equity section of the balance sheet and the consolidated statements of changes in shareholders' equity.


5.     ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the financial statements of the Company.

6.     INCENTIVE COMPENSATION

Pursuant to the Company's executive bonus and deferred compensation plan, executive bonuses totaling $419,645 were included in operations for the six months ended June 30, 1998. No bonuses were paid for the six months ended June 30, 1997.


7. PENDING MERGER

On June 15, 1998, the Company and its subsidiary bank entered into an agreement and plan of merger with First Washington Bancorp, Inc., Walla Walla, Washington, and its subsidiary, First Savings Bank of Washington, pursuant to which the Company will be merged into First Washington Bancorp, Inc. The merger agreement provides that the Company's common stock will be exchanged for shares of First Washington Bancorp, Inc. common stock pursuant to a specified exchange ratio. Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory and stockholder approval.

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

       Sections 23B.08.500 through 28B.08.600 of the WBCA contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

       Pursuant to First Washington Bancorp's Articles of Incorporation, First Washington Bancorp will indemnify the officers, directors, agents and employees of First Washington Bancorp with respect to expenses, settlements, judgments and fines in suits in which such person has made a party by reason of the fact that he or she is or was an agent of First Washington Bancorp. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.

       First Washington Bancorp's Articles of Incorporation provide that the directors of First Washington Bancorp shall not be personally liable for monetary damages to First Washington Bancorp for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.


Item 21.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

Exhibit
Number        Description of Document
------        -----------------------
  2           Agreement and Plan of Merger dated June 15, 1998 by and between
              First Savings Bank of Washington Bancorp, Inc., First Savings
              Bank of Washington, Whatcom State Bancorp, Inc. and Whatcom
              State Bank (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration
              Statement).

  5 Opinion of Breyer & Aguggia LLP regarding legality of securities.

  8 Form of opinion of Breyer & Aguggia LLP regarding federal income tax consequences.

 23.1 Consent of Breyer & Aguggia LLP (contained in its opinion filed as Exhibit 5).

 23.2         Consent of Breyer & Aguggia LLP as to its tax opinion.

 23.3 Consent of Deloitte & Touche LLP, First Washington Bancorp, Inc.'s independent auditors.

 23.4 Consent of Dodd, Wing & Co., P.C., Whatcom State Bancorp, Inc.'s independent auditors.

 23.5 Consent of Moss Adams LLP, Whatcom State Bancorp, Inc.'s former independent auditors.

 23.6         Consent of Columbia Financial Advisors, Inc.

 24 Power of Attorney (contained in the signature page of the Registration Statement).

 99.1         Form of proxy to be mailed to shareholders of Whatcom State
              Bancorp, Inc.

     (b)  Financial Statement Schedules

          Not applicable.

     (c)  Reports, Opinions or Appraisals

          1. Opinion of Columbia Financial Advisors, Inc. (incorporated by reference to Appendix C to the Prospectus/Proxy Statement).

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walla Walla, State of Washington on September 14, 1998.

                                  FIRST WASHINGTON BANCORP, INC.




                                  By: /s/ Gary Sirmon
                                      --------------------------------
                                      Gary Sirmon
                                      President and Chief Executive Officer
                                      and Director
                                      (Principal Executive Officer)


                            POWER OF ATTORNEY

     We, the undersigned directors and officers of First Washington Bancorp, Inc., do hereby severally constitute and appoint Gary Sirmon and D. Allan Roth our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Gary Sirmon and D. Allan Roth may deem necessary or advisable to enable First Washington Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the issuance of First Washington Bancorp, Inc.'s Common Stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Gary Sirmon and D. Allan Roth shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ D. Allan Roth       Executive Vice President and      September 14, 1998
----------------------  Chief Financial Officer
D. Allan Roth           (Principal Financial and
                        Accounting Officer)

/s/ Wilber Pribilisky   Director                          September 14, 1998
----------------------
Wilber Pribilisky

/s/ Robert D. Adams     Director                          September 14, 1998
----------------------
Robert D. Adams

/s/ David Casper        Director                          September 14, 1998
----------------------
David Casper


/s/ Morris Ganguet      Director                          September 14, 1998
----------------------
Morris Ganguet

/s/ Dean W. Mitchell    Director                          September 14, 1998
----------------------
Dean W. Mitchell

/s/ R.R. "Pete" Reid    Director                          September 14, 1998
----------------------
R. R. "Pete" Reid

/s/ Marvin Sundquist    Director                          September 14, 1998
----------------------
Marvin Sundquist

/s/ Jesse G. Foster     Director                          September 14, 1998
----------------------
Jesse G. Foster

/s/ S. Rick Meikle      Director                          September 14, 1998
----------------------
S. Rick Meikle

                              EXHIBIT INDEX


Exhibit
Number        Description of Document
------        -----------------------
  2           Agreement and Plan of Merger dated June 15, 1998 by and between
              First Savings Bank of Washington Bancorp, Inc., First Savings
              Bank of Washington, Whatcom State Bancorp, Inc. and Whatcom
              State Bank (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration
              Statement).

  5 Opinion of Breyer & Aguggia LLP regarding legality of securities.

  8 Form of opinion of Breyer & Aguggia LLP regarding federal income tax consequences.

 23.1 Consent of Breyer & Aguggia LLP (contained in its opinion filed as Exhibit 5).

 23.2         Consent of Breyer & Aguggia LLP as to its tax opinion.

 23.3 Consent of Deloitte & Touche LLP, First Washington Bancorp, Inc.'s independent auditors.

 23.4 Consent of Dodd, Wing & Co., P.C., Whatcom State Bancorp, Inc.'s independent auditors.

 23.5 Consent of Moss Adams LLP, Whatcom State Bancorp, Inc.'s former independent auditors.

 23.6         Consent of Columbia Financial Advisors, Inc.

 24 Power of Attorney (contained in the signature page of the Registration Statement).

 99.1         Form of proxy to be mailed to shareholders of Whatcom State
              Bancorp, Inc.

                                Exhibit 5

                     Opinion of Breyer & Aguggia LLP
                    Regarding Legality of Securities

                            [Letterhead of Breyer & Aguggia]

                        September 14, 1998

Board of Directors
First Washington Bancorp, Inc.
10 South First Avenue
Walla Walla, Washington  99362

     RE:  First Washington Bancorp, Inc.
          Registration Statement on Form S-4

To the Board of Directors:

     You have requested our opinion as special counsel for First Washington Bancorp, Inc. (the "Corporation"), a Washington corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of the Corporation will be offered and sold in the manner described in the Prospectus/Proxy Statement, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of the Corporation will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions."

            Very truly yours,


            /s/ Breyer & Aguggia LLP

            BREYER & AGUGGIA LLP

Washington, D.C.

                             Exhibit 8

                 Form of Opinion of Breyer & Aguggia LLP
                Regarding Federal Income Tax Consequences

                    Form of Federal Tax Opinion

Board of Directors
First Washington Bancorp, Inc.
10 S. First Avenue
Walla Walla, Washington  99362

Board of Directors
Whatcom State Bancorp, Inc.
1600 Cornwall Avenue
Bellingham, Washington 98227

               Re: Proposed Merger of Whatcom State Bancorp, Inc. with and into First Washington Bancorp, Inc.

Dear Board Members:

     You have requested our opinion concerning certain federal income tax matters in connection with the contemplated merger (the "Holding Company Merger") of Whatcom State Bancorp, Inc., a Washington corporation ("Whatcom"), with and into First Washington Bancorp, Inc., a Washington corporation ("FWWB"). The proposed Holding Company Merger will be effected pursuant to the Agreement and Plan of Mergers, dated as of June 15, 1998 (the "Agreement"), by and among FWWB, First Savings Bank of Washington, Whatcom, and Whatcom State Bank.

     Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

     The essential elements of the transaction are as follows:

               (i)  Whatcom will merge with and into FWWB.

               (ii) Each outstanding shares of Whatcom Common Stock will be converted into the right to receive FWWB Common Stock with cash being paid in lieu of fractional share interests.

                                  * * * * *

Board of Directors
First Washington Bancorp, Inc.
Whatcom State Bancorp, Inc.
_________, 1998
Page 2

          In rendering our opinion, we have examined and relied upon, but have not independently verified the accuracy and completeness of, the facts, information, covenants and representations contained in the Agreement, the Form S-4 Registration Statement filed by FWWB with the Securities and Exchange Commission on __________, 1998 (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate as a basis for ouropinion. In addition, we have relied upon certain representation letters furnished to us by FWWB and Whatcom. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Holding Company Merger will be consummated in accordance with the Agreement and the Registration Statement. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                             * * * * *
     Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

                      (i) The Holding Company Merger will qualify as a"reorganization" under Section 368(a) of the Code. Whatcom and FWWB will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                      (ii) No gain or loss will be recognized by a Whatcom
                           shareholder upon the exchange of Whatcom Common Stock solely for FWWB Common Stock.

                      (iii)The basis of the FWWB Common Stock received by a
                           Whatcom shareholder pursuant to the Holding
                           Company Merger will be the same as the basis of the Whatcom Common Stock exchanged therefor.

                      (iv) The holding period of the FWWB Common Stock
                           received by a Whatcom shareholder pursuant to the Holding Company Merger will include the holding period of the Whatcom Common Stock exchanged

Boards of Directors
First Washington Bancorp, Inc.
Whatcom State Bancorp. Inc.
_________, 1998
Page 3

                           therefor; provided the Whatcom Common Stock is held as a capital asset by the shareholder at the Effective Time of the Holding Company Merger.

                      (v) A Whatcom shareholder who receives cash in lieu of a fractional share of FWWB Common Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and the gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder.

                           *  *  *  *  *

     Except as set forth above, we express no opinion as to the federal, state, local or foreign consequences of the Holding Company Merger or of any transactions related thereto.

     This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

                              Very truly yours,



                              BREYER & AGUGGIA LLP

                               Exhibit 23.2

                     Consent of Breyer & Aguggia LLP
                          as to its Tax Opinion

                        [Letterhead of Breyer & Aguggia LLP]

                                         September 14, 1998

Board of Directors
First Washington Bancorp, Inc.
10 South First Avenue
Walla Walla, Washington  99362

     RE:  First Washington Bancorp, Inc.
          Registration Statement on Form S-4

To the Board of Directors:

     We hereby consent to the filing of the form of our federal tax opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included therein under the headings "THE MERGER -- Certain Federal Income Tax Consequences" and "LEGAL OPINIONS."

                                 Sincerely,


                                 /s/ Breyer & Aguggia LLP


                                 BREYER & AGUGGIA LLP

Washington, D.C.

                               Exhibit 23.3

                    Consent of Deloitte & Touche LLP,
           First Washington Bancorp, Inc.'s Independent Auditors

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of First Washington Bancorp, Inc. on Form S-4 of our report dated May 22, 1998, appearing in the Annual Report on Form 10-K of First Washington Bancorp, Inc. for the year ended March 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
September 14, 1998

                               Exhibit 23.4

                    Consent of Dodd Wing & Co., P.C.,
            Whatcom State Bancorp, Inc.'s Independent Auditors

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Prospectus/Proxy Statement of our report, dated February 5, 1998, related to the consolidated financials statements of Whatcom State Bancorp and Subsidiary as of and for the year ended December 31, 1997, and to the reference to our firm under the caption "EXPERTS" in this Prospectus.

/s/Dodd Wing & Co., P.C.

DODD WING & Co., P.C.
Kirkland, Washington
September 11, 1998

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                               Exhibit 23.5

                        Consent of Moss Adams LLP,
        Whatcom State Bancorp, Inc.'s Former Independent Auditors

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                        INDEPENDENT AUDITORS' CONSENT

First Washington Bancorp, Inc.

We consent to the use in this Registration Statement of First Washington Bancorp, Inc. on Form S-4, of our report on the consolidated balance sheets of Whatcom State Bancorp and Subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders equity and cash flows for the years then ended, dated January 24, 1997, appearing in the Prospectus/Proxy Statement which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


       /s/ Moss Adams LLP

Bellingham, Washington
September 10, 1998

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                               Exhibit 23.6
               Consent of Columbia Financial Advisors, Inc.


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                                            September 11, 1998

Board of Directors
Whatcom State Bancorp
1600 Cornwall
Bellingham, WA 98226

Members of the Board:

     We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Very truly yours,

COLUMBIA FINANCIAL ADVISORS, INC.

/s/ Robert J. Rogowski

Robert J. Rogowski
Principal

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                               Exhibit 99.1

                        Form of Proxy to Be Mailed
              to Shareholders of Whatcom State Bancorp, Inc.

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                             REVOCABLE PROXY
                       WHATCOM STATE BANCORP, INC.
                     SPECIAL MEETING OF SHAREHOLDERS
------------------------------------------------------------------------------
                                        , 1998
------------------------------------------------------------------------------

     The undersigned hereby appoints __________________ with full powers of substitution, as attorney and proxy for the undersigned, to vote all shares of common stock of Whatcom State Bancorp, Inc. ("Whatcom") which the undersigned is entitled to vote at the Special Meeting of Shareholders, to be held at 1600 Cornwall Avenue, Bellingham, Washington on ,____________, 1998, at __:00 __.m., local time, and at any and all adjournments thereof, as follows:

                                                     FOR   AGAINST   ABSTAIN

1.  A proposal to approve the Agreement and Plan      [ ]     [ ]      [ ]
    of Mergers, dated as of June 15, 1998, by and among First Washington Bancorp, Inc. ("FWWB"),
    First Savings Bank of Washington, Whatcom and
    Whatcom State Bank pursuant to which Whatcom would merge into FWWB and each outstanding share of Whatcom common stock would be converted into the right to receive 0.7671 shares of FWWB common stock, all on and subject to the terms and conditions contained therein.

2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournments thereof.

    The Board of Directors recommends a vote "FOR" the above proposal.

    Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of Whatcom at the Special Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

    The undersigned acknowledges receipt from Whatcom prior to the execution of this proxy of notice of the Meeting, the Prospectus/Proxy Statement dated ___________________, 1998.

Dated:              , 1998
       -------------



--------------------------------            --------------------------------
PRINT NAME OF STOCKHOLDER                   PRINT NAME OF STOCKHOLDER

--------------------------------            --------------------------------
SIGNATURE OF STOCKHOLDER                    SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposition stated. If any other business is presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.


           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

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